   As filed with the Securities and Exchange Commission on September 7, 2000
                                                  Registration No. 333-39178

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ________________

                         AMENDMENT NO. 2 TO FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ________________

                            XM Satellite Radio Inc.
            (Exact name of registrant as specified in its charter)

             Delaware                      4899                  52-1805102
     (State of Incorporation)  (Primary Standard Industrial   (I.R.S. Employer
                               Classification Code Number)   Identification No.)

                           1500 Eckington Place, NE
                             Washington, DC 20002
                                (202) 380-4000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                               ________________

                              Joseph M. Titlebaum
                    Senior Vice President, General Counsel
                                 and Secretary

                            XM Satellite Radio Inc.
                           1500 Eckington Place, NE
                             Washington, DC 20002
                                (202) 380-4000
           (Name, address, including zip code, and telephone number,
            including area code, of registrant's agent for service)
                               ________________

                                  Copies to:
                            Steven M. Kaufman, Esq.
                            Hogan & Hartson L.L.P.
                          555 Thirteenth Street, N.W.
                            Washington, D.C.  20004
                                (202) 637-5600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]


The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                             Subject to Completion

Prospectus
                                  $325,000,000

                            XM SATELLITE RADIO INC.

                       OFFER TO EXCHANGE ALL OUTSTANDING
                  14% SENIOR SECURED NOTES DUE MARCH 15, 2010
                FOR 14% SENIOR SECURED NOTES DUE MARCH 15, 2010
                              ___________________





 .    We hereby offer to exchange all outstanding notes that are validly tendered and not withdrawn for an equal amount of a new series of notes which are registered under the Securities Act of 1933.

 .    The exchange offer will expire at 5:00 P.M., New York City time, on
     ________, 2000, unless extended.





 .    The exchange notes will not be listed on any National Securities
     Exchange or the Nasdaq Stock Market.

Please see "Risk Factors" beginning on page 10 for a discussion of certain factors you should consider in connection with the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                              ___________________

             The date of this prospectus is  September ___, 2000.

                               TABLE OF CONTENTS

                                                                           Page
                                                                          -----
Summary  .................................................................    1
Risk Factors..............................................................   10
The Exchange Offer........................................................   22
Use of Proceeds...........................................................   31
Capitalization............................................................   32
Selected Consolidated Financial Data......................................   33
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations.............................................................   35
Business..................................................................   43
Management................................................................   63
Certain Relationships and Related
   Transactions...........................................................   71
Principal Stockholders....................................................   77
Description of Capital Stock..............................................   80
Description of Exchange Notes.............................................   88
Book Entry, Delivery and Form.............................................  124
Certain United States Federal Income Tax
   Considerations.........................................................  127
Plan of Distribution......................................................  132
Legal Matters.............................................................  132
Experts...................................................................  132
Available Information.....................................................  133
Index to Consolidated Financial
   Statements.............................................................  F-1

                                    SUMMARY

     The following summary highlights selected information from this prospectus. It does not contain all of the information that is important to you. You should carefully read this entire prospectus and the other documents to which this document refers you, including the Letter of Transmittal. In addition, you should carefully consider the factors set forth under the caption "Risk Factors." Unless the context otherwise requires, the terms "we," "our," and "us" refer to XM Satellite Radio Inc. ("XM"), the issuer of the notes, and its subsidiary. The term "Holdings" refers to our parent company, XM Satellite
Radio Holdings Inc.


                                 Our Business

     We seek to become a premier nationwide provider of audio entertainment and information programming. We will transmit our service, which we will call "XM Radio," from our satellites to vehicle, home and portable radios. XM Radio plans to offer up to 100 channels of music, news, talk, sports and children's programming developed by us or third parties for a monthly subscription price of $9.95. We believe XM Radio will appeal to consumers because of our clear sound quality from digital signal radios, variety of programming and nationwide coverage. We will build a subscriber base for XM Radio through multiple distribution channels, including an exclusive distribution arrangement with General Motors, other automotive manufacturers, car audio dealers and national electronics retailers. We are presently a development stage company with no revenue-generating operations, and we expect to commence commercial operation of our service in the second quarter of 2001.

     We hold one of only two licenses issued by the Federal Communications Commission to provide satellite digital audio radio service in the United States. We will broadcast XM Radio throughout the continental United States from two of the most powerful commercial satellites available and will have a ground spare in reserve. A network of terrestrial repeaters, which are ground-based electronics equipment, will receive and re-transmit the satellite signals to augment our satellite signal coverage.

     We have contracts to develop, manufacture and distribute XM automobile radios with Delco Electronics Corporation, Sony Electronics, Motorola Inc., Pioneer Electronics Corporation, Alpine Electronics, Mitsubishi Electric Automotive America, Inc., Audiovox and Clarion Co. Ltd.; XM home and portable radios with Sony Electronics and SHARP Corporation; and chipsets for XM radios with STMicroelectronics. General Motors has signed a contract with Delphi Automotive Systems Corp., the parent company of Delco Electronics, to manufacture our radios for GM. Our radios will be capable of receiving both XM Radio and traditional AM/FM stations.

     We will offer our consumers a unique listening experience by providing up to 100 channels of programming, coast-to-coast coverage and clear sound with our digital signals. We will have original music and talk channels created by XM Originals, our in-house programming unit, and channels created by well-known providers of brand name programming. We have a team of programming professionals with a proven record of introducing new radio formats and building local and national listenership. Our programming providers will include the following:

Media                                                   Radio
-----                                                   -----
- Bloomberg News Radio                                   - Hispanic Broadcasting Corporation (formerly Heftel)
- USA Today                                              - Clear Channel Communications
- CNNfn, CNN en Espanol, CNN Sports Illustrated          - Radio One
- C-SPAN Radio                                           - Salem Communications
- Black Entertainment Television                         - AsiaOne
- DIRECTV                                                - One-On-One Sports
- Weather Channel                                        - BBC World Service
- Sporting News                                          - NASCAR

     In addition to our subscription fee, we expect revenues from sales of limited advertising time on a number of channels. XM Radio offers a new national radio platform for advertisers that solves many of the problems associated with buying radio advertising nationally on a spot or syndicated basis. Through affinity and niche programming, we will give advertisers an effective way to market products and services to geographically disparate groups.


     As of August 8, 2000, we have raised $1.1 billion in debt and equity proceeds, net of expenses and repayment of debt, from investors and strategic partners, including $235 million from a Series C preferred stock financing in August 2000. Our strategic investor companies include General Motors, DIRECTV, Clear Channel Communications, American Honda, and our parent company, Motient Corporation.

     We believe that there is a significant market for XM Radio. Market data show strong demand for radio service. Over 75% of the entire United States population age 12 and older listens to the radio daily, and over 95% listens to the radio weekly. A market study conducted for us projects that as many as 49 million people may subscribe to satellite radio by 2012.

     Our strategy includes offering diverse programming designed to appeal to a large audience, including urban and rural listeners of virtually all ages, ethnicities, economic groups and specialty interests. We will tailor our programming and marketing to appeal to specific groups that our research has shown are most likely to subscribe to our service. We have several planned distribution channels, including through major car and radio manufacturers.


     Our executive offices are at 1500 Eckington Place, NE, Washington, D.C. 20002, and our telephone number is (202) 380-4000. We maintain an Internet site on the World Wide Web at www.xmradio.com. Information at our web site is not, and should not be deemed to be, part of this prospectus.

                         SUMMARY OF THE EXCHANGE OFFER

The Exchange Offer.....................  We are offering to exchange $1,000 principal amount of our 14% Senior
                                         Secured Notes due 2010 which have been
                                         registered under the Securities Act of
                                         1933, and which we refer to as the
                                         exchange notes, for each $1,000
                                         principal amount of our outstanding
                                         unregistered 14% Senior Secured Notes
                                         due 2010 which were issued by us on
                                         March 15, 2000 in a private offering,
                                         and which we refer to as the
                                         outstanding notes. We refer to the
                                         exchange notes and the outstanding
                                         notes together as the March 2000 senior
                                         secured notes.

                                         In order for your outstanding notes to
                                         be exchanged, you must properly tender
                                         them before the exchange offer expires.
                                         All outstanding notes that are validly
                                         tendered and not validly withdrawn will
                                         be exchanged. We will issue the
                                         exchange notes promptly after the
                                         exchange offer expires.

                                         You may tender your outstanding notes
                                         for exchange in whole or in part in
                                         integral multiples of $1,000 principal
                                         amount.

Registration Rights Agreement..........  We sold the outstanding notes on March
                                         15, 2000 to Bear, Stearns & Co. Inc.,
                                         Donaldson, Lufkin and Jenrette
                                         Securities Corporation, Salomon Smith
                                         Barney Inc. and Lehman Brothers Inc.,
                                         which we refer to as the initial
                                         purchasers. Simultaneously with that
                                         sale we signed a registration rights
                                         agreement with the initial purchasers
                                         that requires us to conduct this
                                         exchange offer.

                                         After the exchange offer is complete,
                                         you will no longer be entitled to any
                                         exchange or registration rights with
                                         respect to your outstanding notes.

                                         For a description of the procedures for
                                         tendering outstanding notes, see "The
                                         Exchange Offer--Procedures for
                                         Tendering Outstanding Notes."

Expiration Date........................  The exchange offer will expire at 5:00
                                         p.m., New York City time, on ________,
                                         2000 unless extended by us, in which
                                         case the expiration date will mean the
                                         latest date and time to which the
                                         exchange offer is extended. See "The
                                         Exchange Offer - Expiration Date;
                                         Extensions; Amendments."

Consequences of Failure to
Exchange Your Outstanding
Notes..................................  If you do not exchange your outstanding notes for exchange notes in the
                                         exchange offer, you will continue to be
                                         subject to the restrictions on transfer
                                         provided in the outstanding notes and
                                         the indenture governing the March 2000
                                         senior secured notes. In general, the
                                         outstanding notes may not be offered or
                                         sold, unless registered under the
                                         Securities Act, except pursuant to an
                                         exemption from, or in a transaction not
                                         subject to, the Securities Act and
                                         applicable state securities laws. We do
                                         not plan to register the outstanding
                                         notes under the Securities Act.


Conditions to the Exchange Offer.......  The exchange offer is subject to certain conditions which we may
                                        waive at our sole discretion. The
                                        exchange offer is not conditioned upon
                                        any minimum aggregate principal amount
                                        at maturity of senior secured notes
                                        being tendered. See "The Exchange Offer-
                                        Conditions to the Exchange Offer."

                                        We reserve the right, in our sole and
                                        absolute discretion, subject to
                                        applicable law, at any time and from
                                        time to time:

                                        .  to delay acceptance of the senior
                                           secured notes

                                        .  to terminate the exchange if certain
                                           specified conditions have not been
                                           satisfied

                                        .  to extend the expiration date of the
                                           exchange offer and retain all senior
                                           secured notes tendered pursuant to
                                           the exchange offer, subject, however,
                                           to the right of the holders of senior
                                           secured notes to withdraw their
                                           tendered senior secured notes

                                        .  to waive any condition or otherwise
                                           amend the terms of the exchange offer
                                           in any respect

                                        See "The Exchange Offer - Expiration
                                        Date; Extensions; Amendments."

Withdrawal Rights...................    You may withdraw the tender of your
                                        outstanding notes at any time before the expiration date by delivering a written notice of your withdrawal to the exchange agent according to the withdrawal procedures described under the heading "The Exchange Offer -
                                        Withdrawal Rights."

Procedures for Tendering
Outstanding Notes...................    If you wish to tender your outstanding
                                        notes for exchange, you must:

                                        .  complete and sign a letter of
                                           transmittal according to the
                                           instructions contained in the Letter
                                           of Transmittal

                                        .  forward the Letter of Transmittal by
                                           mail, facsimile transmission or hand
                                           delivery, together with any other
                                           required documents, to the exchange
                                           agent, either with the outstanding
                                           notes that you tender or in
                                           compliance with the specified
                                           procedures for guaranteed delivery of
                                           your outstanding notes.

                                        Some brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

                                        Please do not send your Letter of
                                        Transmittal or certificates representing your outstanding notes to us. You should send those documents only to the exchange agent. You should direct any information requests or questions regarding how to tender your outstanding notes to the exchange agent. See "The Exchange Offer -Exchange Agent."

Special Procedures for Beneficial
Owners..............................    If your outstanding notes are registered
                                        in the name of a broker, dealer,
                                        commercial bank, trust company or other
                                        nominee, we urge you to contact such
                                        person promptly if you wish to tender
                                        your outstanding notes pursuant to the
                                        exchange offer. See "The Exchange
                                        Offer -Procedures for Tendering
                                        Outstanding Notes."


Resales of Exchange Notes...........    We believe that you will be able to
                                        offer for resale, resell and otherwise
                                        transfer exchange notes without
                                        compliance with the registration and
                                        prospectus delivery provisions of the
                                        Securities Act, provided that:

                                        .  you are acquiring the exchange notes
                                           in the ordinary course of your
                                           business

                                        .  you are not participating, and have
                                           no arrangement or understanding with
                                           any person to participate, in the
                                           distribution of the exchange notes

                                        .  you are not an "affiliate" of
                                           Holdings or XM within the meaning of
                                           Rule 405 under the Securities Act

                                        Our belief is based on the
                                        interpretations by the Staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The Staff of the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the Staff of the SEC would make a similar determination with respect to this exchange offer.

                                        If our belief is not accurate and you
                                        transfer an exchange note without
                                        delivering a prospectus meeting the
                                        requirements of the Securities Act or
                                        without an exemption from such
                                        requirements, you may incur liability
                                        under the Securities Act. We do not and
                                        will not assume or indemnify you against such liability.

                                        Each broker-dealer that receives
                                        exchange notes for its own account in
                                        exchange for outstanding notes which
                                        were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of these exchange notes. A broker-dealer may use this prospectus for an offer to sell, resale or other transfer of exchange notes. See "Plan of Distribution."

Exchange Agent......................    The exchange agent for the exchange
                                        offer is United States Trust Company of
                                        New York. The address, telephone number
                                        and facsimile number of the exchange
                                        agent are set forth in "The Exchange
                                        Offer - Exchange Agent" and in the
                                        Letter of Transmittal.

Use of Proceeds.....................    We will not receive any cash proceeds
                                        from the issuance of the exchange notes
                                        offered by this prospectus. The net
                                        proceeds from the offering of the senior secured notes have been and will be used to further develop the satellite and terrestrial repeater systems and for general corporate purposes. See "Use of Proceeds."

United States Federal Income
Tax Consequences ...................    Your acceptance of the exchange offer
                                        and the related exchange of your
                                        outstanding notes for exchange notes
                                        will not be a taxable exchange for
                                        United States federal income tax
                                        purposes. You should not recognize any
                                        taxable gain or loss or any interest
                                        income as a result of the exchange. See
                                        "The Exchange Offer--United States
                                        Federal Income Tax Consequences."

See "The Exchange Offer" for more detailed information concerning the terms of the exchange offer.

                    SUMMARY OF TERMS OF THE EXCHANGE NOTES

     The exchange offer relates to the exchange of up to $325,000,000 principal amount of exchange notes for up to an equal principal amount of outstanding notes. The form and terms of the exchange notes are substantially identical to the form and terms of the outstanding notes, except the exchange notes will be registered under the Securities Act. Therefore, the exchange notes will not bear legends restricting their transfer and will not be entitled to registration under the Securities Act. The exchange notes will evidence the same debt as the outstanding notes, which they replace. Both the outstanding notes and the exchange notes are governed by the same indenture, which we refer to as the March 2000 indenture.

Securities Offered....................  $325,000,000 million aggregate principal amount at maturity of 14% senior secured notes due March 15, 2010.

Interest..............................  Interest on the exchange notes will accrue from March 15, 2000, the date of
                                        issuance of the outstanding notes, at
                                        the rate of 14% per year and will be
                                        payable in cash semi-annually on March
                                        15 and September 15, commencing
                                        September 15, 2000.

Security..............................  The exchange notes will be secured with a first priority security interest in
                                        all of the capital stock of XM's
                                        subsidiary that owns our FCC license,
                                        subject to certain permitted liens.

Interest Reserve......................  At the closing of the private placement of the senior secured notes, we used
                                        $123.0 million of the net proceeds of
                                        that offering to purchase a portfolio of U.S. government securities which is sufficient to provide for payment in full of interest on the senior secured notes for the first six scheduled interest payments. Upon the closing of the exchange offer, these government securities will be pledged to secure our obligations under the exchange notes.

Redemption............................  We may redeem the exchange notes, in whole or in part, at any time on or
                                        after March 15, 2005, at the declining
                                        redemption prices set forth in this
                                        prospectus plus accrued interest.

Optional Redemption...................  On or prior to March 15, 2003, we may redeem up to 35% of the exchange notes
                                        with the net proceeds of certain equity
                                        offerings at a redemption price of 114%
                                        of the principal amount of the exchange
                                        notes, plus accrued interest, provided
                                        that at least 65% of the aggregate
                                        principal amount of the exchange notes
                                        remains outstanding. See "Description of
                                        Exchange Notes--Optional Redemption."

Change of Control.....................  Upon certain change of control events, if we do not redeem the exchange notes,
                                        you may require us to repurchase all or
                                        a portion of your exchange notes at a
                                        purchase price equal to 101% of their
                                        principal amount, plus accrued interest.
                                        We cannot assure you that we will have
                                        the financial resources to repurchase
                                        the exchange notes. See "Description of
                                        Exchange Notes--Repurchase at the Option of Holders--Change of Control."

Ranking...............................  The exchange notes will be our senior secured obligations. They will rank
                                        equally in right of payment with the
                                        senior secured notes and all
                                        of our other existing and future senior
                                        indebtedness and senior in right of
                                        payment to all of our existing and
                                        future subordinated indebtedness.

Certain Covenants.....................  The March 2000 indenture contains covenants that, among other things,
                                        limit our ability and the ability of
                                        certain of our subsidiaries to:

                                        .  incur additional indebtedness

                                        .  pay dividends on, redeem or
                                           repurchase our capital stock

                                        .  make investments

                                        .  engage in transactions with
                                           affiliates

                                        .  create certain liens

                                        .  consolidate, merge or transfer all or
                                           substantially all our assets and the
                                           assets of our subsidiaries on a
                                           consolidated basis

                                        These covenants are subject to important exceptions and qualifications, which are described under "Description of Exchange Notes."

                                 RISK FACTORS

     You should carefully consider the information under the caption "Risk Factors" before tendering your outstanding notes for exchange notes.

                      Summary Consolidated Financial Data

                                                                                                        Dec. 15, 1992
                                                                                                          (Date of
                                                                                      Six Months Ended    Inception)
                                                          Years Ended December 31,         June 30,       to June 30,
                                                       -----------------------------
                                                         1997       1998       1999       1999     2000      2000(1)
                                                       -------    -------    -------    -------  -------   ----------
Consolidated Statements Of Operations Data:                                     (In thousands)
Revenue............................................    $   --    $    --    $    --     $   --   $    --    $    --

Operating expenses:
   Research and development........................        --       6,941      4,274      1,378     4,738     15,953
   Professional fees...............................      1,090      5,242      9,948      2,560    10,713     26,994
   General and administrative......................         20      4,010     16,448      4,503    15,237     35,715
                                                       -------    -------   --------    -------   -------    -------
   Total operating expenses........................      1,110     16,193     30,670      8,441    30,688     78,662
                                                       -------    -------   --------    -------   -------    -------

Operating loss.....................................     (1,110)   (16,193)   (30,670)    (8,441)  (30,688)   (78,662)
Other income--interest income (expense), net.......        (85)        26        490         76    12,983     13,415
                                                       -------    -------   --------    -------   -------    -------

Net loss...........................................    $(1,195)  $(16,167)  $(30,180)   $(8,365) $(17,705)  $(65,247)
                                                       =======    =======   ========    =======   =======    =======
Other Data(2):
Ratio of earnings to fixed charges(3)..............         --         --         --         --        --
                                                       =======    =======   ========    =======   =======
Deficiency of earnings to cover fixed charges......    $ 1,195   $ 16,196   $ 29,921    $ 8,725  $ 33,309
                                                       =======    =======   ========    =======   =======
Pro forma deficiency of earnings to cover fixed
   charges(4)......................................                         $ 83,274             $ 48,027
                                                                            ========              =======

                                                                                December 31,
                                                           -------------------------------------------------
                                                                                                    June 30,
                                                              1997           1998        1999        2000
                                                           ----------    ----------   ---------   ----------
                                                                        (In thousands)
Consolidated Balance Sheets Data:
Cash, cash equivalents and short-term investments.....      $     1         $    310    $119,102   $ 266,331

Restricted investments (5) ...........................           --               --         --      174,623
System under construction.............................       90,030          155,334     333,500     551,123
Total assets..........................................       90,031          156,397     485,134   1,056,706
Total debt............................................           --               87         212     261,340
Total liabilities.....................................           --           28,941      30,030     324,219
Stockholder's equity..................................       90,031          127,456     455,104     732,487

(1) Business activity for the period from December 15, 1992, which was our date of inception, through December 31, 1996 was insignificant.

(2) For purposes of determining the ratio of earnings to fixed charges, and the deficiency of earnings to cover fixed charges, "earnings" includes pre-tax income (loss) adjusted for fixed charges. "Fixed charges" consists of interest expensed and capitalized, amortized deferred financing charges, and that portion of operating lease rental expense (deemed to be one-third of rental expense) representative of interest.

(3) The ratios of earnings to fixed charges are not presented for the years ended 1997, 1998, 1999, and for the six months ended June 30, 1999 and 2000, because earnings were inadequate to cover fixed charges.

(4) Pro forma deficiency of earnings to fixed charges is calculated based upon the annual interest rate on the notes plus the amortization of deferred financing fees and the debt discount as of the beginning of the period.

(5) Consists of a portfolio of U.S. government securities held by the trustee for the benefit of the holders of the notes and a money market fund associated with a contract.

                                  RISK FACTORS

     You should carefully consider the following risk factors and the other information in this prospectus before tendering your outstanding notes for exchange notes.

     Some of the information in this prospectus may contain forward looking statements. Such statements can be identified by the use of forward looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward looking" information. When considering such forward looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward looking statement.

You could lose money on your investment because we have not started operations or generated any revenues.

     We are a development stage company and still need to develop the planned XM Radio service significantly before we can offer it to consumers. We have not yet generated any revenues and will not do so until we can start commercial operation of our service. Unless we generate significant revenues, we will not become profitable, and you could lose money on your investment. Our ability to generate revenues and ultimately to become profitable will depend upon several factors, including

     .  whether we create and implement the XM Radio system in a timely fashion;

     . whether consumer electronics manufacturers successfully develop and manufacture XM radios;

     . whether we can attract and retain enough subscribers and advertisers to XM Radio;

     .  whether we compete successfully; and

     . whether the FCC grants us all additional necessary authorizations in a timely manner.

Our expenditures and losses have been significant and are expected to grow.

     As of June 30, 2000, we had incurred significant costs, aggregating approximately $551.1 million, in connection with the development of the XM Radio system. We incurred net aggregate losses approximating $65.2 million from our inception through June 30, 2000. We expect our net losses and negative cash flow to grow as we build the XM Radio system, make payments under our various contracts and begin to incur marketing costs.

We need substantial further financing but such financing might not be available and the terms of our FCC license may restrict our ability to raise funding.

     The funds we have raised as of August 8, 2000 are expected to be sufficient in the absence of additional financing to cover our funding needs through commencement of commercial operation of our services in the second quarter of 2001. However, if we need to significantly alter our system before commercial operation, or our schedule is materially delayed, we may need additional funding. After we commence commercial service, we will require significant additional funds before we generate positive cash flow. In addition, we have substantial payment obligations under a distribution agreement with General Motors, as described under the caption "Certain

Relationships and Related Party Transactions--Distribution Agreement with General Motors and OnStar." Our actual funding requirements could vary materially from our current estimates. We may have to raise more funds than expected to remain in business and to continue to develop and market the XM Radio system.

     We plan, together with Holdings, our parent company and the holder of 100% of our equity securities, to raise future funds by selling debt or equity securities, or both, publicly and/or privately and by obtaining loans or other credit lines from banks or other financial institutions. We may not be able to raise sufficient funds on favorable terms or at all. If we fail to obtain any necessary financing on a timely basis, then

     . our satellite construction, launch, or other events necessary to our business could be materially delayed, or their costs could materially increase;

     . we could default on our commitments to our satellite construction or launch contractors, creditors or others, leading to termination of construction or inability to launch our satellites;

     . we may not be able to launch our satellite radio service as planned and may have to discontinue operations or seek a purchaser for our business or assets; and

     .  we may not be able to meet our obligations under the notes.

     Motient Corporation is the controlling stockholder of Holdings, our parent company, and controls us under applicable FCC rules. Motient has certain rights regarding the election of persons to serve on Holdings' board of directors and as of August 15, 2000 holds 54.4% of the voting power of Holdings, or 46.6% giving effect to the conversion of all of Holdings' outstanding common stock equivalents. Motient cannot relinquish its controlling position, its right to designate a majority of our directors, or hold less than 40% of the voting stock without obtaining the prior approval of the FCC. Accordingly, prior to our obtaining FCC approval of the transfer of control from Motient, Holdings will only be able to issue a limited amount of voting securities or securities convertible into voting securities unless certain of Holdings' stockholders holding nonvoting convertible securities agree not to convert them into voting securities or Holdings takes other steps to permit voting securities on a basis consistent with FCC rules. Certain holders of Holdings' nonvoting securities have agreed not to convert their securities if it would cause Motient not to hold at least 40% of Holdings' voting stock, until we obtain approval by the FCC of a change in control. In return, Holdings has agreed not to issue new voting securities, other than the units sold in March 2000 and other than up to 2,000,000 shares of Class A common stock (except upon conversion or exercise of existing securities or under our employee stock plans), if it would make these holders unable to convert any of their nonvoting securities. We have filed an application with the FCC to permit Motient to relinquish control of Holdings. We may not be able to obtain FCC approval or it may take a long period of time to obtain such approval and there may be conditions imposed in connection with such approval that may be unfavorable to us. The inability to raise capital opportunistically, or at all, could adversely affect our business plan.

Adverse effects on Holdings' stock price could reduce our ability to raise funds.

     Holdings is our only source of equity funding. Accordingly, adverse effects on the market price of Holdings' Class A common stock could impair our ability to raise funds through additional stock offerings and could reduce our ability to meet our obligations under the exchange notes.

     The market price of Holdings' Class A common stock could fluctuate substantially due to

     .   future announcements concerning us or our competitors;

     .   quarterly fluctuations in operating results;

     .   announcements of acquisitions or technological innovations; or

     .   changes in earnings estimates or recommendations by analysts.

     In addition, the stock prices of many technology companies fluctuate widely for reasons that may be unrelated to operating results. This market volatility could depress the price of Holdings' Class A common stock without regard to our operating performance.

     Future sales of Holdings' Class A common stock in the public market could also affect its stock price.

Certain tax considerations.

     The notes will be issued with original issue discount ("OID") for United States federal income tax purposes in an amount equal to the excess of the principal amount due at maturity on the notes over their "issue price" (as described in "Certain United States Federal Income Tax Consequences--U.S. Holders--The Notes--Original Issue Discount"). Each United States holder of a note will be required to include in taxable income for any particular taxable year a portion of such OID in advance of the receipt of the cash to which such OID is attributable. For additional information regarding the OID associated with the notes, as well as certain other federal income tax considerations relevant to the purchase, ownership and disposition of the notes, see "Certain United States Federal Income Tax Consequences."

The security for the notes may not be sufficient to make payments on the exchange notes.

     XM's obligations under the indenture and the exchange notes are secured by collateral which currently consists of the stock of a subsidiary of XM which conducts no business activities and holds as its only asset XM's FCC license. We cannot assure you that proceeds from the sale of this pledged stock will be sufficient to satisfy amounts due on the exchange notes. The exchange notes are not secured by any lien on, or other security interest in, any of XM's other properties or assets or any properties or assets of Holdings, except that during the first three years after the date the exchange notes are issued, the exchange notes will be secured by a portfolio of U.S. government securities in an amount sufficient to pay the first six payments of interest on the exchange notes. In addition, the indenture permits us to incur other secured indebtedness which may, in the future, be secured on an equal basis with the exchange notes with respect to the pledged stock.

     If, upon a foreclosure on the pledged stock, the proceeds from the pledged stock are insufficient to satisfy the entire amount due on the exchange notes, the claim by the holders of the exchange notes against us for this deficiency would rank equally with the claims of the other general, unsubordinated creditors of XM. The remaining assets of XM may not be sufficient to satisfy this deficiency.

     The trustee under the indenture may not exercise any rights with respect to the pledged stock upon the occurrence of an event of default (as defined in the indenture) if this action would constitute, or result in any, assignment of XM's FCC license or any change of our control unless the prior approval of the FCC is first obtained. Any required FCC approval may not be obtained on a timely basis, or at all.

Our substantial indebtedness could adversely affect our financial health and prevent XM from fulfilling its obligation under the exchange notes.

     As of June 30, 2000, we had total indebtedness of $261.3 million and stockholder's equity of $732.5 million.

     Our substantial indebtedness could have important consequences to you. For example, it could:

     . make it more difficult for XM to satisfy its obligations with respect to the exchange notes;

     . increase our vulnerability to general adverse economic and industry conditions;

     . limit our ability to fund future working capital, capital expenditures, research and development costs and other general corporate requirements;

     . require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

     . limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     . place us at a competitive disadvantage compared to our competitors that have less debt; and

     . limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. And, failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.


Despite current indebtedness levels, we and our subsidiary may still be able to incur substantially more debt. This could further exacerbate the risks described above.

     We and our subsidiary will be able to incur substantial additional indebtedness in the future. The terms of the indenture do not prohibit us or our subsidiary from doing so. As new debt is added to our and our subsidiary's current debt levels, the related risks that we and they now face could intensify.

XM may not have the ability to fund a change of control offer if required by the indenture.

     Upon a change of control, XM will be required to offer to repurchase all outstanding exchange notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase, and may also be required to repurchase certain of our other indebtedness. However, we cannot assure you that XM will have sufficient funds at the time of such event to make any required repurchase of the exchange notes or any such other indebtedness.

     The change of control provisions contained in the indenture may not protect holders of exchange notes in the event of certain highly leveraged transactions including certain reorganizations, restructuring or mergers, because these transactions may not involve a change in voting power or beneficial interest of the magnitude required to trigger the change of control provisions.

Our satellites could be damaged or destroyed during launch.

     A significant percentage of satellites never become operational because of launch failure, satellite destruction or damage during launch, and improper orbital placement. Launch failure rates vary depending on the particular launch vehicle and contractor. There is a limited track record for the specific launch vehicle that will be used for the launch of our satellites, and even launch vehicles with good track records experience some launch failures. Three of the four satellite launches from the Sea Launch platform, our intended means of launch, have been successful, including the most recent launch. If one or more of our launches fail, we will suffer significant delay that will be very damaging to our business, and we will incur significant additional costs associated with the delay in revenue generating activities.

Premature failure of our satellites would damage our business.

     If one of our satellites were to fail prematurely, it likely would affect the quality of our service, substantially delay the commencement or interrupt the continuation of our service and harm our business. This harm to our business would continue until we either launched our ground spare satellite or had additional satellites built or launched. A number of factors may decrease the useful lives of our satellites to less than the expected approximately 15 years, including

     .   defects in construction;
     .   faster than expected degradation of solar panels;
     .   loss of fuel on board;
     . random failure of satellite components that are not protected by back-up units;
     .   electrostatic storms; and
     .   collisions with other objects in space.

In addition, our network of terrestrial repeaters will communicate principally with one satellite. If the satellite communicating with the repeater network fails, we would have to repoint all of the repeaters to communicate with the other satellite. This would result in an interruption of service that could last from a few hours to several days and could harm our business.

Damage to our satellites will not be fully covered by insurance.

     We intend to purchase standard launch and in-orbit insurance policies from global space insurance underwriters. Any adverse change in insurance market conditions may substantially increase the premiums we would have to pay for such insurance. If the launch of either satellite is a total or partial failure, our insurance may not fully cover our losses. We do not expect to buy insurance to cover and would not have protection against business interruption, loss of business or similar losses. Also, any insurance we obtain will likely contain certain customary exclusions and material change conditions which would limit our coverage.

Our system depends on development and integration of complex technologies in a novel configuration that might not work.

     Our system will involve new applications of existing technology and the complex integration of different technologies, which may not work as planned. In addition, we may not be able to successfully develop the new technologies required for our planned XM Radio system.

     The use of terrestrial repeaters with a satellite system is untested and may not provide the expected transmission quality. Our system will rely on a network of terrestrial repeaters to retransmit satellite signals in areas where blockages occur from high concentrations of tall buildings and other obstructions. Satellites and terrestrial repeater networks have not been integrated and used together on the scale we contemplate. We cannot be certain that what we plan will work. Failure to integrate these technologies may result in areas with impediments to satellite line of sight experiencing dead zones where our signals cannot be received clearly or are of low quality.

     Our business plan relies on the timely development of XM radios. Our service is to be received by specially designed receivers that have not yet been developed. They will require a unique integration of existing technologies, which may take longer than expected.

     Integration of components of our system may encounter technical difficulties. We will have to integrate a number of sophisticated satellite and other wireless technologies never integrated in the past before we can begin offering our service. If the technological integration of the XM Radio system is not completed in a timely and effective manner, our business will be harmed. We cannot ultimately confirm the ability of the system to function until we have actually deployed and tested a substantial portion of the system. Hardware or software errors in space or on the ground may limit or delay the XM Radio service and therefore reduce anticipated revenues.

Performance failures by our satellite and launch contractors would damage our business, and we may not have adequate remedies.

     We will rely on Hughes Space and Communications International, Inc., our satellite manufacturer, to build and deliver our satellites in a timely manner. If Hughes Space and Communications fails to deliver functioning satellites in a timely manner, the introduction of our service would likely be delayed. If Hughes Space and Communications were to deliver a satellite late or otherwise default, the remedies we have will not adequately compensate us for any damage caused to our business. Hughes Space and Communications will not be liable for indirect or consequential damages, or lost revenues or profits, from late delivery or other defaults. Also, our satellite contract entitles Hughes Space and Communications to certain excusable delays for which we have no remedy. If Hughes Space and Communications breaches its performance warranty, our only remedy is not to pay Hughes in-orbit performance incentive payments of up to a total of $12.5 million for each satellite. This remedy likely will not adequately compensate us for the damage such breach would cause to our business.

     We are depending on our satellite launch services provider, to build our launch vehicles and to launch the satellites. If the satellite launch services provider fails to launch the satellites in a timely manner, we may be unable to meet our business plan timetable. Neither Hughes Space and Communications nor the satellite launch services provider will be liable to us for any delay in delivery of the satellites up to 180 days caused by our scheduled launch services provider. A delay of more than six months beyond the launch period for either satellite may allow us to select an alternative launch system. This remedy, however, likely would not adequately compensate us for the damage such delay would cause to our business. Although we may be able to use another satellite launch services provider, switching to another provider could involve significant delay and a significant increase in cost.

Failure of third party vendors to supply radios to customers in a timely manner would delay our revenues.

     We will rely on third party manufacturers and their distributors to manufacture and distribute XM radios. If one or more manufacturers fails to develop XM radios for timely commercial sale, at an affordable price and with mass market nationwide distribution, the launch of our service would be delayed, our revenues would be less than expected and our business would suffer. We will rely on Delphi-Delco, Sony, Motorola, Pioneer, Alpine, Mitsubishi, Audiovox and Clarion to develop, manufacture and market XM radios for use in the car, and on Sony and SHARP to develop, manufacture and market XM radios for home and portable use. XM radios are not yet available, and our agreements with third party vendors may not result in the timely production of enough affordable XM radios to permit the widespread introduction of our service.

Competition from Sirius Satellite Radio and traditional and emerging audio entertainment providers could adversely affect our revenues.

     In seeking market acceptance, we will encounter competition for both listeners and advertising revenues from many sources, including

     .    Sirius Satellite Radio, the other satellite radio licensee;

     .    traditional and, when available, digital AM/FM radio;

     .    Internet based audio providers;

     .    direct broadcast satellite television audio service; and

     .    cable systems that carry audio service.

     Sirius Satellite Radio (formerly named CD Radio) has announced that it has arrangements for the construction, implementation and distribution of its service and that it expects to begin receiving revenue from commercial operations in the first quarter of 2001, which is slightly ahead of our timetable. If Sirius Satellite Radio begins commercial operations significantly before we do, it may gain a competitive advantage over us.

     Unlike XM Radio, traditional AM/FM radio already has a well established market for its services and generally offers free broadcast reception supported by commercial advertising rather than by a subscription fee. Also, many radio stations offer information programming of a local nature, such as traffic and weather reports, which XM Radio is not expected to offer as effectively as local radio, or at all. To the extent that consumers place a high value on these features of traditional AM/FM radio, we will be at a competitive disadvantage.

Demand for our service may be insufficient for us to become profitable.

     There is currently no mobile satellite digital audio radio service in commercial operation in the United States. As a result, we cannot estimate with any certainty the potential consumer demand for such a service or the degree to which we will meet that demand. Among other things, consumer acceptance of XM Radio will depend upon

     . whether we obtain, produce and market high quality programming consistent with consumers' tastes;


     . the willingness of consumers to pay subscription fees to obtain satellite radio service;

     .    the cost and availability of XM radios; and

     .    XM Radio's and our competitors' marketing and pricing strategy.

     If demand for our service does not develop as expected, we may not be able to generate enough revenues to become profitable. Although we have commissioned market studies which attempt to measure market demand, these studies are based upon statistical sampling methods and reflect responses to hypothetical questions. Consequently, the data may not be accurate. We caution you not to place undue reliance on this data.

     Because we expect to derive a significant part of our revenues from advertisers as well as subscription revenues, advertiser acceptance also will be critical to the success of our business. Our ability to generate revenues from advertisers will depend on several factors, including the level and type of market penetration of our service, competition for advertising dollars from other media, and changes in the advertising industry. FCC regulations limit our ability to offer our radio service other than to subscribers on a pay-for-service basis. These factors may reduce our potential revenue from advertising.

Large payment obligations under our distribution agreement with General Motors may prevent us from becoming profitable.

     We have significant payment obligations under our long-term agreement with General Motors for the installation of XM radios in General Motors vehicles and the distribution of our service to the exclusion of other satellite radio services. These payment obligations, which could total several hundred million dollars over the life of the contract, may prevent us from becoming profitable. A significant portion of these payments are fixed in amount, and we must pay these amounts even if General Motors does not meet performance targets in the contract. Although this agreement is subject to renegotiation if General Motors does not achieve and maintain specified installation levels we cannot predict the outcome of any such renegotiation. This agreement is described more fully under the caption "Certain Relationships and Related Party Transactions-- Distribution Agreement with General Motors and OnStar."

Joint development agreement funding requirements could be significant.

     Under our agreement with Sirius Radio, each party is obligated to fund one half of the development cost of the technologies used to develop a unified standard for satellite radios. Each party will be entitled to license fees or a credit towards its one half of the cost based upon the validity, value, use, importance and available alternatives of the technology it contributes. The applicability or validity of Sirius Radio's claims in their former patent suit against us could affect the determination of the amount of license fees or credits relating to contributed or licensed technology under the agreement. The amounts of these fees or credits will be determined over time by agreement of the parties or by arbitration. We cannot predict at this time the amount of license fees or contribution payable by XM or Sirius Radio or the size of the credits to XM and Sirius Radio from the use of their technology. This may require significant additional capital.

If we default under our joint development agreement, Sirius Satellite Radio's patent infringement lawsuit against us could be refiled.

     Under our agreement with Sirius Radio for the development of a unified standard for satellite radios, the lawsuit Sirius Radio brought against us in January 1999 alleging our infringement of three Sirius Radio patents was withdrawn. We and Sirius Radio have agreed to cross-license our respective intellectual property. However, if this agreement is terminated before the value of the licenses has been determined due to our failure to perform a material covenant or obligation, then this suit could be refiled.

Our business may be impaired by third party intellectual property rights.

     Development of the XM Radio system will depend largely upon the intellectual property that we will develop and license from third parties. If the intellectual property that we may develop or use is not adequately protected, others will be permitted to and may duplicate the XM Radio system or service without liability. In addition, others may challenge, invalidate or circumvent our intellectual property rights, patents or existing sublicenses. Some of the know-how and technology we have developed and plan to develop will not be covered by United States patents. Trade secret protection and contractual agreements may not provide adequate protection if there is any unauthorized use or disclosure. The loss of necessary technologies could require us to obtain substitute technology of lower quality performance standards, at greater cost or on a delayed basis, which could harm our business.

     Other parties may have patents or pending patent applications which will later mature into patents or inventions which may block our ability to operate our system or license our technology. We may have to resort to litigation to enforce our rights under license agreements or to determine the scope and validity of other parties' proprietary rights in the subject matter of those licenses. This may be expensive. Also, we may not succeed in any such litigation.

     Third parties may bring suit against us for patent or other infringement of intellectual property rights. Any such litigation could result in substantial cost to, and diversion of effort by, our company, and adverse findings in any proceeding could

     .    subject us to significant liabilities to third parties;

     .    require us to seek licenses from third parties;

     . block our ability to operate the XM Radio system or license its technology; or

     . otherwise adversely affect our ability to successfully develop and market the XM Radio system.

Failure to comply with FCC requirements could damage our business.

     As an owner of one of two FCC licenses to operate a commercial satellite radio service in the United States, we are subject to FCC rules and regulations, and the terms of our license, which require us to meet certain conditions such as

     . milestone dates, including the requirement that we begin full operation of our system by October 2003;

     . interoperability of our system with the other licensed satellite radio system;

     . coordination of our satellite radio service with radio systems operating in the same range of frequencies in neighboring countries; and

     . coordination of our communications links to our satellites with other systems that operate in the same frequency band.

Non-compliance by us with these conditions could result in fines, additional license conditions, license revocation or other detrimental FCC actions. We may also be subject to interference from adjacent radio frequency users if the FCC does not adequately protect us against such interference in its rulemaking process. In addition, the FCC has not yet issued rules permitting us to deploy terrestrial repeaters to fill gaps in satellite coverage. Our plans to deploy terrestrial repeaters may be impacted by the FCC's rules, when issued.

     Some of our vendors are subject to United States export regulations and will need approval from the State Department under technology export statutes and regulations for the launch of our satellites. Failure to receive such approval or any change in applicable law or policy may delay our satellite launch.

If the challenge to our FCC license is successful, our business could be harmed.

     The award of our FCC license was challenged by one of the losing bidders in the initial FCC licensing procedure. The challenge was denied by the FCC, but the losing bidder filed with the FCC for reconsideration of the license award. If this challenge is successful, the FCC could take a range of actions, any of which could harm our ability to proceed with our planned satellite radio service.

Our service network or other ground facilities could be damaged by natural catastrophes.

     Since our ground-based network will be attached to buildings, towers, and other structures around the country, an earthquake, tornado, flood or other catastrophic event anywhere in the United States could damage our network, interrupt our service and harm our business in the affected area. We will not have replacement or redundant facilities that can be used to assume the functions of our repeater network or of our planned central production and broadcast facility in the event of a catastrophic event. Any damage to our repeater network would likely result in degradation of our service for some subscribers and could result in complete loss of service in affected areas. Damage to our central production and broadcast facility would restrict our production of programming and require us to obtain programming from third parties to continue our service.

Consumers could steal our service.

     Like all radio transmissions, the XM Radio signal will be subject to interception. Pirates may be able to obtain or rebroadcast XM Radio without paying the subscription fee. Although we plan to use encryption technology to mitigate the risk of signal theft, such technology may not be adequate to prevent theft of the XM Radio signal. If widespread, signal theft could harm our business.

We need to obtain rights to programming, which could be more costly than anticipated.

     We must negotiate and enter into music programming royalty arrangements with performing rights societies such as the American Society of Composers, Authors and Publishers, Broadcast Music, Inc. and SESAC, Inc. Radio broadcasters currently pay a combined total of approximately 4% of their revenues to these performing rights societies. We expect to negotiate or establish license fees through a rate court proceeding in the U.S. District Court for the Southern District of New York, but such royalty arrangements may be more costly than anticipated. We must also enter into royalty arrangements with the owners of the sound recordings. Cable audio services currently pay a royalty rate of 6.5% of gross subscriber revenue set by the Librarian of Congress. Although we believe we can distinguish XM Radio sufficiently from the cable audio services in order to negotiate a lower statutory rate, we may not be able to do so.

Rapid technological and industry changes could make our service obsolete.

     The satellite industry and the audio entertainment industry are both characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations, and evolving industry standards. If we are unable to keep pace with these changes, our business may be unsuccessful. Products using new technologies, or emerging industry standards, could make our technologies obsolete. In addition, we may face unforeseen problems when developing the XM Radio system which could harm our business. Because we will depend on third parties to develop technologies used in key elements of the XM Radio system, more advanced technologies which we may wish to use may not be available to us on reasonable terms or in a timely manner. Further, our competitors may have access to technologies not available to us, which may enable them to produce entertainment products of greater interest to consumers, or at a more competitive cost.

A small number of stockholders own approximately 71.4% of Holdings' stock on a fully diluted basis and effectively control us. Their interests may conflict with Holdings' interests and yours.

     As of August 15, 2000, Holdings' principal stockholders own approximately 71.4% of Holdings' common stock on a fully diluted basis with total voting power of approximately 82.1%. We have entered into material contracts and transactions with Holdings' principal stockholders and their affiliates, and we may enter into additional contracts in the future. The composition of Holdings' board of directors is governed by a shareholders' agreement among Holdings' principal stockholders, which grants them effective management control of Holdings. These stockholders could use their position as principal stockholders and their management control to cause Holdings to take actions that might not be in Holdings' interests or yours.

We need people with special skills to develop, launch and maintain our new service. If we cannot find and keep these people, our business could suffer.

     We depend on the continued efforts of our executive officers and key employees who have specialized technical knowledge regarding our satellite and radio systems and business knowledge regarding the radio industry and subscription services. If we lose the services of one or more of these employees, or fail to attract qualified replacement personnel, it could harm our business and our future prospects.

Some holders of exchange notes may still be subject to various transfer restrictions.

     You may generally sell exchange notes without complying with the registration requirements of the Securities Act, unless you are:

     . an "affiliate" of XM within the meaning of Rule 405 under the Securities Act

     . a broker-dealer that acquired outstanding notes as a result of market-making or other trading activities

     . a broker-dealer that acquired outstanding notes directly from us for resale pursuant to Rule 144A or another available exemption under the Securities Act

     "Affiliates" of XM may sell exchange notes only in compliance with the provisions of Rule 144 under the Securities Act or another available exemption. The broker-dealers described above must deliver a prospectus in connection with any resale of exchange notes.

There is no established trading market for the exchange notes, which could make it more difficult for you to sell exchange notes and could adversely affect their price.

     The exchange notes constitute a new issue of securities for which no established trading market exists. Consequently, it may be more difficult for you to sell exchange notes. If exchange notes are traded after their initial issuance, they may trade at a discount, depending upon:

     .    our financial condition

     .    prevailing interest rates

     .    the market for similar securities

     . other factors beyond our control, including general economic conditions.

     We do not intend to apply for a listing or quotation of the exchange notes on any securities exchange. The initial purchasers have informed us that they intend to make a market in the exchange notes. However, the initial purchasers have no obligation to do so, and may discontinue any market-making activities at any time without notice. We cannot assure you of the development or liquidity of any trading market for the exchange notes following the exchange offer.

Holder of outstanding notes who fail to tender may experience diminished liquidity after the exchange offer.

     We have not registered nor do we intend to register the outstanding notes under the Securities Act. Consequently, outstanding notes that remain outstanding after consummation of the exchange offer will remain subject to transfer restrictions under applicable securities laws. Unexchanged outstanding notes will continue to bear a legend reflecting these restrictions on transfer. Furthermore, we have not conditioned the exchange offer on receipt of any minimum or maximum principal amount of outstanding notes. As outstanding notes are tendered and accepted in the exchange offer, the principal amount of remaining outstanding notes will decrease. This decrease will reduce the liquidity of the trading market for the outstanding notes, which will make it more difficult for you to sell them. We cannot assure of the liquidity, or even the continuation, of the trading market for the outstanding notes following the exchange offer.

Holders of outstanding notes must ensure compliance with exchange offer procedures.

     You are responsible for complying with all exchange offer procedures. You will receive exchange notes in exchange for your outstanding notes only if, before the expiration date, you deliver the following to the exchange agent:

     . certificates for the outstanding notes or a book-entry confirmation of a book-entry transfer of the outstanding notes into the exchange agent's account at the Depository Trust Company, or DTC

     . the Letter of Transmittal (or a facsimile thereof), properly competed and duly executed by you, together with any required signature guarantees

     .    any other documents required by the Letter of Transmittal

     You should allow sufficient time to ensure that the exchange agent receives all required documents before the exchange offer expires. Neither we nor the exchange agent has any duty to inform you of defects or irregularities with respect to the tender of your outstanding notes for exchange. See "The Exchange Offer."

Our forward-looking statements are speculative and may prove to be wrong.

     Much of the information in this prospectus consists of forward-looking statements based on our current expectations. These statements are inherently predictive and speculative, and you must not assume that they will prove to be correct. You can often identify these statements by forward-looking words such as

     .    "may";

     .    "will," "intend," "plan to";

     .    "expect," "anticipate," "project, "believe," "estimate";

     .    "continue" or similar words.

     You should read such statements very carefully because they

     .    discuss our future plans or expectations;

     . contain projections of our future financial condition or results of operations; or

     .    state other forward-looking information.

     When you consider such forward-looking statements, you should keep in mind the risk factors above and the other cautionary statements in this prospectus because they provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

     In connection with the sale of the outstanding notes, we entered into the registration rights agreement with the initial purchasers by which we agreed to file and to use our best efforts to cause to become effective with the SEC a registration statement with respect to the exchange of the outstanding notes for exchange notes with terms identical in all material respects to the terms of the outstanding notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. We are making the exchange offer to satisfy our contractual obligations under the registration rights agreement.

     If you tender your outstanding notes in exchange for exchange notes you will represent to us that:

     . any exchange notes you receive are being acquired in the ordinary course of your business;

     . you have no arrangement or understanding with any person to participate in a distribution, within the meaning of the Securities Act, of exchange notes;

     . you are not an "affiliate" of XM within the meaning of Rule 405 under the Securities Act or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

     . you have full power and authority to tender, exchange, sell, assign and transfer the tendered outstanding notes;

     . XM will acquire good, marketable and unencumbered title to the outstanding notes you tender, free and clear of all liens, restrictions, charges and encumbrances; and

     . the outstanding notes you tender for exchange are not subject to any adverse claims or proxies.

     You also will warrant and agree that you will, upon request, execute and deliver any additional documents deemed by us or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the outstanding notes you tender in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes in the exchange offer, where such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

     The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

     Unless the context requires otherwise, the term "holder" with respect to the exchange offer means any person in whose name the outstanding notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any participant in DTC whose name appears on a security position listing as a holder of outstanding notes, which, for purposes of the exchange offer, include beneficial interests in the outstanding notes held by direct or indirect participants in DTC and outstanding notes held in definitive form.

Terms of the Exchange Offer

     We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal, to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of outstanding notes properly tendered prior to the expiration date and not properly withdrawn according to the procedures described below. Holders may tender their outstanding notes in whole or in part in integral multiples of $1,000 principal amount.

     The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

     . the exchange notes have been registered under the Securities Act and therefore, will not be subject to some restrictions on transfer applicable to the outstanding notes and

     . holders of the exchange notes will not be entitled to the rights of holders of the outstanding notes under the registration rights agreement.

     The exchange notes evidence the same indebtedness as the outstanding notes, which they replace, and will be issued pursuant to, and entitled to the benefits of, the March 2000 indenture.

     The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange. We reserve the tight in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date or, as set forth under "--Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. As of the date of this prospectus, $325 million principal amount of outstanding notes is outstanding.

     Holders of outstanding notes do not have any appraisal or dissenters' rights in connection with the exchange offer. Outstanding notes which are not tendered for, or are tendered but not accepted in connection with, the exchange offer will remain outstanding. For a description of the consequences of not tendering outstanding notes for exchange see "Risk Factors--Holders of outstanding notes who fail to tender may experience diminished liquidity after the exchange offer."

     If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, certificates for the unaccepted outstanding notes will be returned, without expense, to the tendering holder of those notes promptly after the expiration date.

     Holders who tender outstanding notes in connection with the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of outstanding notes in connection with the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See "--Fees and Expenses" for a description of the fees and expenses that we will pay in connection with the exchange offer.

     Our board of directors makes no recommendation to holders of outstanding notes as to whether to tender or refrain from tendering all or any portion of their outstanding notes in the exchange offer. In addition, no one has been authorized to make any similar recommendation. Holders of outstanding notes must make their own decision whether to tender in the exchange offer and, if so, the aggregate amount of outstanding notes to tender after reading this prospectus and the Letter of Transmittal and consulting with their advisers, if any, based on their financial position and requirements.

Expiration Date; Extensions; Amendments

     The term "expiration date" means 5:00 p.m., New York City time, on _________, 2000 unless we extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

     We expressly reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time,

     .    to delay the acceptance of the outstanding notes for exchange

     . to terminate the exchange offer, whether or not any outstanding notes have been accepted for exchange, if we determine, in our sole and absolute discretion, that any of the events or conditions referred to under "--

          Conditions to the Exchange Offer" has occurred or exists or has not been satisfied

     . to extend the expiration date of the exchange offer and retain all outstanding notes tendered in the exchange offer, subject, however, to the right of holders of outstanding notes to withdraw their tendered outstanding notes as described under "--Withdrawal Rights"

     . to waive any condition or otherwise amend the terms of the exchange offer in any respect

If the exchange offer is amended in a manner that we determine to constitute a material change, or if we waive a material condition of the exchange offer, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Securities Exchange Act.

     Any delay in acceptance, termination, extension or amendment will be followed promptly by:

     . oral or written notice of the change to the exchange agent, with any such oral notice to be promptly confirmed in writing

     . a public announcement of the change, which announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date

     Without limiting the manner in which we may choose to make any public announcement, and subject to applicable laws, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

Acceptance for Exchange and Issuance of Exchange Notes

     Upon the terms and subject to the conditions of the exchange offer, promptly after the expiration date we will exchange, and will issue to the exchange agent, exchange notes for outstanding notes validly tendered and not withdrawn as described under "--Withdrawal Rights."

     In all cases, delivery of exchange notes in exchange for outstanding notes tendered and accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of:

     . outstanding notes or a book-entry confirmation of a book-entry transfer of outstanding notes into the exchange agent's account at DTC

     . the Letter of Transmittal, or a facsimile of the letter, properly completed and duly executed, with any required signature guarantees

     .    any other documents required by the Letter of Transmittal

     Accordingly, the delivery of exchange notes might not be made to all tendering holders at the same time, and will depend upon when outstanding notes, book-entry confirmations with respect to outstanding notes and other required documents are received by the exchange agent.

     The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of outstanding notes into the exchange agent's account at DTC.

     Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange, and thereby exchanged, outstanding notes validly tendered and not withdrawn as, if and when we give oral or written notice to the exchange agent of our acceptance of those outstanding notes for exchange in the exchange offer. Any such oral notice shall be promptly confirmed in writing. Our acceptance for exchange of outstanding notes tendered through any of the procedures described above will constitute a binding agreement between the tendering holder and XM upon the terms and subject to the conditions of the exchange offer. The exchange agent will act as agent for XM for the purpose of receiving tenders of outstanding notes, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving outstanding notes, letters of transmittal and related documents and transmitting exchange notes to holders who validly tendered outstanding notes. The exchange will be made promptly after the expiration date. If for any reason whatsoever the acceptance for exchange or the exchange of any outstanding notes tendered in the exchange offer is delayed, whether before or after our acceptance for exchange of outstanding notes, or we extend the exchange offer or are unable to accept for exchange or exchange outstanding notes tendered in the exchange offer, then, without prejudice to our rights set forth in this prospectus, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-l(c) under the Securities Exchange Act of 1934, retain tendered outstanding notes and such outstanding notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "--Withdrawal Rights."

Procedures for Tendering Outstanding Notes

     Valid Tender. Except as set forth below, in order for outstanding notes to be validly tendered in the exchange offer, either:

     1.   before the expiration date,

     . a properly completed and duly executed Letter of Transmittal, or facsimile of the letter with any required signature guarantees and any other required documents, must be received by the exchange agent at the address set forth under "--Exchange Agent," and

     . tendered outstanding notes must be received by the exchange agent, or such outstanding notes must be tendered according to the procedures for book-entry transfer described below and a book-entry confirmation must be received by the exchange agent, or

     2. the guaranteed delivery procedures set forth below must be complied with.

     If less than all of the outstanding notes are tendered, a tendering holder should fill in the amount of outstanding notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of outstanding notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

     If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by us, evidence satisfactory to us, in our sole discretion, of such person's authority to so act must be submitted.

     Any beneficial owner of outstanding notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial owner wishes to participate in the exchange offer.

     The method of delivery of outstanding notes, the Letter of Transmittal and all other required documents is at the option and sole risk of the tendering holder, and delivery will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure timely delivery and should obtain proper insurance. No Letter of Transmittal or outstanding notes should be sent to XM. Holders may request that their respective brokers, dealers, commercial banks, trust companies or nominees effect these transactions for them.

     Book-Entry Transfer. The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the outstanding notes by causing DTC to transfer those outstanding notes into the exchange agent's account at DTC according to DTC's procedures for transfers. However, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, the Letter of Transmittal, or facsimile of the letter, properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the exchange agent at its address set forth under "--Exchange Agent" before the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

     Signature Guarantees. Tendering holders do not need to endorse their certificates for outstanding notes and signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are unnecessary unless:

     1. a certificate for outstanding notes is registered in a name other than that of the person surrendering the certificate, or

     2. a registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal

     In either of these cases, the certificates for outstanding notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad -15 under the Securities Exchange Act as an "eligible guarantor institution," including, as such terms are defined in that rule:

     .    a bank

     . a broker, dealer, municipal securities broker or dealer or government securities broker or dealer

     .    a credit union;

     . a national securities exchange, registered securities association or clearing agency

     . a savings association that is a participant in a Securities Transfer Association unless surrendered on behalf of such eligible institution. See Instruction 1 to the Letter of Transmittal.

     Guaranteed Delivery. If a holder desires to tender outstanding notes in the exchange offer and the certificates for the outstanding notes are not immediately available or time will not permit all required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, the outstanding notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

     .    the tenders are made by or through an eligible institution

     . before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, stating the name and address of the holder of outstanding notes and the amount of outstanding notes tendered, stating that the tender is being made by the notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the eligible institution with the exchange agent. The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the exchange agent and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery

     . the certificates (or book-entry confirmation) representing all tendered outstanding notes, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the

          Notice of Guaranteed Delivery

     Determination of Validity. All questions as to the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered outstanding notes will be determined by us, in our sole discretion, and that determination shall be final and binding on all parties. We reserve the absolute right, in our sole and absolute discretion, to reject any and all tenders that we determine are not in proper form or the acceptance for exchange of which may, in the view of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the exchange offer as set forth under "--Conditions to the Exchange Offer" or any defect or irregularity in any tender of outstanding notes of any particular holder whether or not we waive similar defects or irregularities in the case of other holders.

     Our interpretation of the terms and conditions of the exchange offer, including the Letter of Transmittal and its instructions, will be final and binding on all parties. No tender of outstanding notes will be deemed to have been validly made until all defects or irregularities with respect to such tender have been cured or waived. Neither XM, any affiliates of XM, the exchange agent or any other person shall be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Resales of Exchange Notes

     Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us, we believe that holders of outstanding notes, other than any holder that is (1) a broker-dealer that acquired outstanding notes as a result of market-making activities or other trading activities or (2) a broker-dealer that acquired outstanding notes directly from us for resale in Rule 144A or another available exemption under the Securities Act, who exchange their outstanding notes for exchange notes in the exchange offer may offer for resale, resell and otherwise transfer such exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

     . such exchange notes are acquired in the ordinary course of such holders' business

     . such holders have no arrangement or understanding with any person to participate in the distribution of such exchange notes

     . such holders are not "affiliates" of XM within the meaning of Rule 405 under the Securities Act

However, the staff of the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes in the exchange offer, where such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

Withdrawal Rights

     Except as otherwise provided herein, tenders of outstanding notes may be withdrawn at any time before the expiration date.

     In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission of such notice of withdrawal must be timely received by the exchange agent at its address set forth under "--Exchange Agent" before the expiration date. Any notice of withdrawal must specify the name of the person who tendered the outstanding notes to be withdrawn, the principal amount of outstanding notes to be withdrawn and, if certificates for such outstanding notes have been tendered, the name of the registered holder of the outstanding notes as set forth on the outstanding notes, if different from that of the person who tendered the outstanding notes.

     If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, the notice of withdrawal must specify the serial numbers on the particular certificates for the outstanding notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of outstanding notes tendered for the account of an eligible institution.

     If outstanding notes have been tendered by the procedures for book-entry transfer set forth in "--Procedures for Tendering Outstanding Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of outstanding notes and must otherwise comply with the procedures of DTC. Withdrawals of tenders of outstanding notes may not be rescinded. Outstanding notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time before the expiration date by following any of the procedures described above under "--Procedures for Tendering Outstanding Notes."

     All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. Neither XM, any affiliates of XM, the exchange agent or any other person shall be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any outstanding notes which have been tendered but which are withdrawn will be returned to the holder of those notes promptly after withdrawal.

Interest on the Exchange Notes

     Interest on the outstanding notes and the exchange notes will accrue from March 15, 2000, the date of issuance of the outstanding notes, and will be payable semi-annually on March 15 and September 15 of each year at a rate of 14% per annum, commencing September 15, 2000.

Conditions to the Exchange Offer

     Notwithstanding any other provisions of the exchange offer or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any outstanding notes for any exchange notes and will not be required to issue exchange notes in exchange for any outstanding notes, and, as described below, may, at any time and from time to time, terminate or amend the exchange offer, whether or not any outstanding notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions or exists or have not been satisfied before the expiration date:

     . there shall occur a change in the current interpretation by the staff of the SEC which permits the exchange notes issued in exchange for outstanding notes in the exchange offer to be offered for resale, resold and otherwise transferred by their holders, other than broker-dealers that acquired outstanding notes as a result of market-making or other trading activities or broker-dealers that acquired outstanding notes directly from XM for resale under Rule 144A or another available exemption under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holders' business, the holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes and such holders are not "affiliates" of XM within the meaning of Rule 405 under the Securities Act

     . any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer

     . any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer

     . a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose

     . any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated hereby

     . any change, or any development involving a prospective change, in our business or financial affairs has occurred which, in our sole judgment, might materially impair our ability to proceed with the exchange offer

     If we determine in our sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied at any time prior to the expiration date, we may, subject to applicable law, terminate the exchange offer, whether or not any outstanding notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Securities Exchange Act.

United States Federal Income Tax Consequences

     The exchange of the outstanding notes for the exchange notes will not be a taxable exchange for federal income tax purposes, and holders of outstanding notes should not recognize any taxable gain or loss or any interest income as a result of such exchange.

Exchange Agent

     We have appointed United States Trust Company of New York as exchange agent for the exchange offer. Delivery of the letters of transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this prospectus or of the Letter of Transmittal should be directed to the exchange agent as follows:

     By Mail
     United States Trust Company of New York

     P.O. Box 84
     Bowling Green Station
     New York, New York 10274

     By Hand before 4:30 p.m.
     United States Trust Company of New York
     30 Broad Street, B-Level
     New York, New York 10004

     By Overnight Courier and By Hand after 4:30 p.m.
     United States Trust Company of New York
     30 Broad Street, 14th Floor
     New York, New York 10004

     By Facsimile
     (646) 458-8111
     Attention: Customer Service
     Confirm by telephone: (800) 548-6565

     Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

Fees and Expenses

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. Additional solicitation may be made personally or by telephone or other means by officers, directors or employees of XM.

     We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of outstanding notes, and in handling or tendering for their customers.

     Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the tender, except that if exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the amount of any such transfer tax, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such transfer tax or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer tax will be billed directly to such tendering holder.

                                USE OF PROCEEDS

     The exchange offer is to satisfy certain of our obligations under the registration rights agreement covering the senior secured notes. We will not receive any proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive, in exchange, an equal number of senior secured notes in like principal amount. The form and terms of the exchange notes will be identical in all material respects to the form and terms of the senior secured notes, except as otherwise described under "The Exchange Offer - Terms of the Exchange Offer."

     The net proceeds to us from the sale of the senior secured notes (and warrants sold in connection therewith) were approximately $191.3 million, after excluding $123.0 million for an interest reserve and approximately $10.7 million for underwriting fees and expenses. The net proceeds have been and will be used as set forth below.

                                                                                  Amount
                                                                              --------------
                                                                              (In thousands)
     Payments under satellite contract..................................              $ 98.7
     Payments under terrestrial repeater contracts......................                68.0
     Payments under ground segment contracts............................                11.2
     Working capital, operating losses and general corporate expenses...                13.4
                                                                                      ------
        Total uses......................................................              $191.3
                                                                                      ======

     We may re-allocate the proceeds among these categories depending upon the timing of our funding requirements. In addition, these uses assume that the net proceeds are the first funds used. To the extent we use cash on hand or from other financings to meet these funding needs, we may reallocate the proceeds to other matters. Pending these uses, the net proceeds from the offering of the outstanding notes may be temporarily invested in short-term, interest-bearing, investment grade securities.

                                CAPITALIZATION

     The following table sets forth as of June 30, 2000 XM's capitalization on an actual basis.

                                                                      June 30, 2000
                                                                      -------------
Cash and cash equivalents...........................................      $266,331
Restricted investments (1)..........................................        93,415
                                                                          --------

     Total cash, cash equivalents and investments...................      $359,746
                                                                          ========

Senior secured notes................................................       261,172
Capital lease.......................................................           168
                                                                          --------

     Total debt.....................................................      $261,340
                                                                          ========

Stockholder's equity
  Common stock, par value $0.10; 3,000 shares authorized, 125
    shares issued and outstanding...................................            --
Additional paid-in capital..........................................       797,734
Accumulated deficit.................................................       (65,247)
                                                                          --------

     Total stockholder's equity.....................................       732,487
                                                                          --------

Total capitalization................................................      $993,827
                                                                          ========

(1) Consists of a portfolio of U.S. government securities held by the trustee for the benefit of the holders of the notes and a money market fund associated with a contract.

                     SELECTED CONSOLIDATED FINANCIAL DATA

     In considering the following XM selected financial data, you should also read our consolidated financial statements and notes and the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations." The consolidated statements of operations data for the three-year period ended December 31, 1999, and for the period from December 15, 1992 (date of inception) to December 31, 1999, and the consolidated balance sheets data as of December 31, 1997, 1998 and 1999, are derived from our consolidated financial statements. These statements have been audited by KPMG LLP, independent certified public accountants. KPMG's report contains a paragraph stating that we have not begun operations and are dependent upon additional debt or equity financings, and that these factors raise substantial doubt about our ability to continue as a going concern. The selected consolidated financial data do not include any adjustments that might result from the outcome of that uncertainty. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments consisting only of normal recurring adjustments, necessary for a fair presentation of the information. You should not assume that our results of operations for the six months ended June 30, 1999 and 2000 indicate what our results will be for the full year.

                                                                                                            Dec 15, 1992
                                                                                                              (Date of
                                                                                      Six Months Ended        Inception
                                                        Years Ended December 31,           June 30,            June 30,
                                                    -------------------------------  --------------------   -----------
                                                     1997        1998       1999      1999         2000        2000(1)
                                                    -------    --------   --------   -------     --------     --------
                                                                             (In thousands)
Consolidated Statements Of Operations Data:
Revenue............................................ $    --    $     --   $     --   $    --     $     --     $     --
                                                    -------    --------   --------   -------     --------     --------
Operating expenses:
 Research and development..........................      --       6,941      4,274     1,378        4,738       15,953
 Professional fees.................................   1,090       5,242      9,948     2,560       10,713       26,994
 General and administrative........................      20       4,010     16,448     4,503       15,237       35,715
                                                    -------    --------   --------   -------     --------     --------
 Total operating expenses..........................   1,110      16,193     30,670     8,441       30,688       78,662
                                                    -------    --------   --------   -------     --------     --------
Operating loss.....................................  (1,110)    (16,193)   (30,670)   (8,441)     (30,688)     (78,662)
Other income interest income (expense), net........     (85)         26        490        76       12,983       13,415
                                                    -------    --------   --------   -------     --------     --------
Net loss........................................... $(1,195)   $(16,167)  $(30,180)  $(8,365)    $(17,705)    $(65,247)
                                                    =======    ========   ========   =======     ========     ========
Other Data(2):
Ratio of earnings to fixed charges(3)..............      --          --         --        --           --
                                                    =======    ========   ========   =======     ========
Deficiency of earnings to cover fixed charges...... $ 1,195    $ 16,196   $ 29,921   $ 8,725     $ 33,309
                                                    =======    ========   ========   =======     ========
Pro forma deficiency of earnings to cover fixed
 charges(4)........................................                       $ 83,274               $ 48,027
                                                                          ========               ========




                                                                         December 31,
                                                              ---------------------------------
                                                                                                     June 30,
                                                             1997             1998         1999        2000
                                                          ---------         --------    ----------  ----------
                                                                            (In thousands)
Consolidated Balance Sheets Data:
Cash, cash equivalents and short-term investments.......  $       1         $    310    $  119,102  $  266,331
Restricted investments (5)..............................         --               --            --     174,623
System under construction...............................     90,030          155,334       333,500     551,123
Total assets............................................     90,031          156,397       485,134   1,056,706
Total debt..............................................         --               87           212     261,340
Total liabilities.......................................         --           28,941        30,030     324,219
Stockholder's equity....................................     90,031          127,456       455,104     732,487

(1) Business activity for the period from December 15, 1992, which was our date of inception, through December 31, 1996 was insignificant.
(2) For purposes of determining the ratio of earnings to fixed charges, and the deficiency of earnings to cover fixed charges, "earnings" includes pre-tax income (loss) adjusted for fixed charges. "Fixed charges" consists of interest expensed and capitalized, amortized deferred financing charges, and that portion of operating lease rental expense (deemed to be one-third of rental expense) representative of interest.
(3) The ratios of earnings to fixed charges are not presented for the years ended 1997, 1998, 1999, and for the six months ended June 30, 1999 and 2000, because earnings were inadequate to cover fixed charges.
(4) Pro forma deficiency of earnings to fixed charges is calculated based upon the annual interest rate on the notes plus the amortization of deferred financing fees and the debt discount as of the beginning of the period.
(5) Consists of a portfolio of U.S. government securities held by the trustee for the benefit of the holders of the notes and a money market fund associated with a contract.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following and analysis provides information that we believe is relevant to an assessment and understanding of our financial condition and consolidated results of operations. This discussion should be read together with our consolidated financial statements and related notes beginning on page F-1 of this registration statement.


Overview

     XM Satellite Radio Inc. was incorporated in Delaware in 1992 as a wholly-owned subsidiary of Motient Corporation ("Motient"), formerly American Mobile Satellite Corporation. XM Satellite Radio Holdings Inc. ("Holdings") became a holding company for XM Satellite Radio Inc. ("XM") in early 1997.

     In October 1999, Holdings completed an initial public offering which yielded net proceeds of $114.1 million. Concurrent with the closing of Holdings' initial public offering, $250.0 million of Holdings' Series A subordinated convertible notes, together with associated accrued interest, converted into shares of Holdings Series A convertible preferred stock and shares of Holdings' Class A common stock. The net proceeds from these offerings were contributed to XM. Additionally, $103.1 million of convertible notes issued to Motient by Holdings, together with associated accrued interest, converted into shares of Holdings' Class B common stock.

     In the first and second quarters of 2000:

     . Holdings completed a follow-on offering of 4,370,000 shares of Class A common stock, which yielded net proceeds of $132.1 million that were contributed to XM;

     . Holdings completed a concurrent offering of 2,000,000 shares of Series B convertible redeemable preferred stock, which yielded net proceeds of $96.5 million that were contributed to XM, and

     . Holdings and XM completed a private placement of 325,000 units, each consisting of XM's $1,000 principal amount of 14% senior secured notes due 2010 and one warrant to purchase 8.024815 shares of Holdings' Class A common stock at $49.50 per share, which yielded net proceeds of $191.3 million excluding $123.0 million for an interest reserve, after $65.7 million was contributed to XM from Holdings.

     Subsequent to the second quarter of 2000, Holdings completed a private placement of 235,000 shares of its Series C convertible redeemable preferred stock for $1,000.00 per share, which yielded net proceeds of approximately $227,000,000 that were contributed to XM.

     We are in the development stage. Since our inception in December 1992, we have devoted our efforts to establishing and commercializing the XM Radio system. Our activities were fairly limited until 1997, when we pursued and obtained regulatory approval from the FCC to provide satellite radio service. Our principal activities to date have included

     .    designing and developing the XM Radio system;

     . negotiating contracts with satellite and launch vehicle operators, specialty programmers, radio manufacturers and car manufacturers;

     .    developing technical standards and specifications;

     .    conducting market research; and

     .    securing financing for working capital and capital expenditures.

     We have incurred substantial losses to date and expect to continue to incur significant losses for the foreseeable future as we continue to design, develop and deploy the XM Radio system and for some period following our commencement of commercial operations.

     We intend to capitalize all costs related to our satellite contract and our FCC license, including all applicable interest. These capitalized costs will be depreciated over the estimated useful lives of the satellites and ground control stations. Depreciation of our satellites will commence upon in-orbit delivery. Depreciation of our satellite control facilities and terrestrial repeaters and the amortization of our FCC license will commence upon commercial operations.

     After we begin commercial operations, which we are targeting for the second quarter of 2001, we anticipate that our revenues will consist primarily of customers' subscription fees and advertising revenues.

Results Of Operations

Six Months Ended June 30, 2000 Compared With Six Months Ended June 30, 1999

          Research and Development. Research and development expenses increased to approximately $4.7 million for the six months ended June 30, 2000, compared with approximately $1.4 million for the six months ended June 30, 1999. The increase in the research and development expenses primarily resulted from the accelerated development of some of our system technology during the first half of 2000.

          Professional Fees. Professional fees increased to approximately $10.7 million for the six months ended June 30, 2000, compared with $2.6 million for the six months ended June 30, 1999. The increase primarily reflects additional legal, regulatory and marketing expenses as we engaged more consultants, including incurring $5.6 million for enterprise information technology consultants. We expect the professional fees to trend upward as we continue to evaluate the system alternatives and develop market strategies.

          General and Administrative. General and administrative expenses increased to $15.2 million for the six months ended June 30, 2000, compared with $4.5 million for the six months ended June 30, 1999. The increase reflects increased headcount and facilities expenses. We have granted certain key executives stock options in Holdings' Class A common stock and incurred a non-cash compensation charge of approximately $2.3 million in first half of 2000 primarily for performance-based stock options. We will continue to incur quarterly non-cash compensation charges over the vesting period depending on the market value of Holdings' Class A common stock at the end of the quarter. We also continued the amortization of goodwill and other intangibles during the first half of 2000. We anticipate general and administrative expenses to continue to increase through commercial operations.

          Interest Income. Interest income increased to $13.0 million for the six months ended June 30, 2000, compared with $0.1 million for the six months ended June 30, 1999. The increase was the result of higher average balances of cash and cash equivalents during the six months ended June 30, 2000, due to the proceeds from the private placement of 14% senior secured notes and warrants and the public offering of shares of Holdings' Class A common stock and shares of Holdings' Series B convertible redeemable preferred stock, both in the first half of 2000, which exceeded expenditures for satellite and launch vehicle construction, other capital expenditures and operating expenses.

          Interest Expense. We capitalized interest costs of $15.4 million and $0.3 million associated with our FCC license and the XM Radio system during the six months ended June 30, 2000 and 1999, respectively. The increase was the result of incurrence of new debt during the first half of 2000.

          Net Loss. The net loss for the six-month periods ended June 30, 2000 and 1999 was $17.7 million and $8.4 million, respectively. The increase in net losses for the six months ended June 30, 2000, compared with the six months ended June 30 , 1999, reflects an increase in research and development expenses and additional general and administration expenses, primarily due to increased headcount and facility expenses in preparation for commercial operations and the amortization of goodwill and intangibles.

Year Ended December 31, 1999 Compared With Year Ended December 31, 1998

     Research and Development. Research and development expenses decreased to $4.3 million in 1999, compared with $6.9 million in 1998. The decrease in research and development expenses resulted from the completion of the development of some of XM's system technology during 1998.

     Professional Fees. Professional fees increased to approximately $10.0 million in 1999, compared with $5.2 million in 1998. The increase primarily reflects additional legal, regulatory and marketing expenses.

     General and Administrative. General and administrative expenses increased to $16.4 million in 1999, compared with $4.0 million in 1998. The increase primarily reflects increased headcount and facility expenses to begin program management and operations. We also commenced the amortization of our goodwill and intangibles resulting from Motient's acquisition of a former investor's interest in us during 1999. We have granted certain key executives stock options and incurred a non-cash compensation charge of approximately $4.1 million in the fourth quarter of 1999 primarily for performance-based stock options. We will continue to incur quarterly non-cash compensation charges over the vesting period depending on the market value of Holdings' Class A common stock.

     Interest Income. Interest income increased to $0.5 million in 1999, compared with 1998, which was insignificant. The increase was the result of higher average balances of cash and short-term investments during 1999 due to the proceeds from capital contributions from Holdings exceeding the amounts of expenditures for satellite and launch vehicle construction, other capital expenditures and operating expenses.

     Net Loss. The net loss for 1999 and 1998 was $30.2 million and $16.2 million, respectively. The increase in net losses for 1999, compared with 1998, primarily reflects an increase in net interest expense as discussed above and additional general and administration expenses, primarily due to increased headcount and facility expenses, in preparation for commercial operations and the commencement of amortization of goodwill and intangibles.

Year Ended December 31, 1998 Compared With Year Ended December 31, 1997


     Research and Development. Research and development expenses amounted to approximately $6.9 million for the year ended December 31, 1998. Research and development expenses for the year ended December 31, 1997 were insignificant. The increase in research and development expenses resulted from the development of some of our system technology during 1998.

     Professional Fees. Professional fees increased to approximately $5.2 million for the year ended December 31, 1998, compared with $1.1 million for the year ended December 31, 1997. The increase primarily reflects legal, regulatory and marketing expenses.

     General and Administrative. General and administrative expenses increased to $4.0 million for the year ended December 31, 1998, compared with $20,000 for the year ended December 31, 1997. The increase primarily reflects increased headcount and facility expenses to begin program management and operations.

     Net Loss. The net loss for the years ended December 31, 1998 and 1997 was $16.2 million and $1.2 million, respectively, primarily reflecting research and development activities, professional fees and general and administrative expenses.


Liquidity and Capital Resources

At June 30, 2000, we had a total of cash and cash equivalents of $266.3 million, which excludes the $174.6 million of restricted investments, and working capital of $304.1 million, compared with cash, cash equivalents and short-term investments of $119.1 million and working capital of $93.8 million at December 31, 1999. The increases in the respective balances are due primarily to the proceeds from Holdings' issuance of Series B convertible redeemable preferred stock, which yielded net proceeds of $96.5 million, a concurrent follow-on offering of Holdings' Class A common stock, which yielded net proceeds of $132.1 million, and a private placement of 14% senior secured notes and warrants, which yielded net proceeds of $191.3 million, which in the aggregate, exceeded capital expenditures and operating expenses for the six months ended June 30, 2000.

Funds Required for XM Radio Through Commencement of Commercial Operations

We estimate that we will require approximately $1.1 billion to develop and implement the XM Radio system from inception through the commencement of commercial operations, targeted for the second quarter of 2001. Since inception, we have raised an aggregate of $1.1 billion, net of expenses, interest reserve and repayment of debt. These funds are expected to be sufficient, in the absence of additional financing, to cover funding needs until we commence commercial operations.






     Our expected sources and uses of funds through commencement of commercial operations are as follows:

                      Inception Through Commercial Launch
                                 (in millions)

 Sources of Funds
 ----------------
Total funds raised to date............  $1,100
                                        ------
  Total sources.......................  $1,100
                                        ======

 Uses of Funds
 -------------
Satellites and launch.................  $  473
Launch insurance......................      50
Terrestrial repeater system...........     263
Ground segment........................      66
                                        ------
  Total system........................     852
FCC license...........................      90
Operating expenses and working
 capital requirements.................     158
                                        ------
                                        $1,100
                                        ======

     The sources and uses chart for inception through commercial launch assumes that we will commence full commercial operations in the second quarter of 2001 and does not include net interest income or expense of any future offerings or other financings. We anticipate that we will need substantial further funding after commencement of operations to cover our cash requirements before we generate positive cash flow from operations. Many factors, including our ability to generate significant revenues, could affect this estimate. See "Risk
Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Total funds raised to date in the chart above include proceeds received principally by Holdings of

 .    $9.2 million in equity contributions and an additional $157.8 million in equity from converted debt instruments funded by Motient and by a former investor who sold its investment to Motient.

 .    $239.0 million in net proceeds from convertible notes which were converted to shares of Holdings' Class A common stock and shares of Holdings' Series A convertible preferred stock on October 8, 1999 as a result of Holdings' initial public offering. $75 million of these proceeds were used to repay outstanding debt.

 .    $114.1 million in net proceeds from Holdings' initial public offering.

 .    $132.1 million in net proceeds from Holdings' Class A common stock offering in the first quarter of 2000.

 .    $96.5 million in net proceeds from Holdings' Series B convertible redeemable preferred stock offering in the first quarter of 2000.

 .    $191.3 million in net proceeds from Holdings' and XM's unit offering.

 .    $227.0 million in net proceeds from a private placement on August 8, 2000 of 235,000 shares of Holdings' Series C convertible preferred stock.

 .    Other proceeds, including interest income and proceeds from the sale of stock under the employee stock purchase plan and the exercise of stock options.


     The use of funds for satellites and launch in the chart above includes $472.6 million for satellites, launch and long-lead items, including certain financing costs associated with the satellites, and for an option to complete the ground spare satellite under our satellite contract with Hughes Space and Communications, which was exercised. As of June 30, 2000, $350.8 million had been paid under the satellite contract and an additional $2.0 million in accrued milestone payments had been recognized.

     The anticipated $65.9 million in costs for ground segment are intended to cover the satellite control facilities, programming production studios and various other equipment and facilities. As of June 30, 2000, we had incurred costs of $21.9 million in deploying the ground segment.

     Other operating expenses and working capital requirements in the chart above include cumulative historical losses through June 30, 2000 of $65.2 million.

Sources of Funds

     To date, we have raised principally through Holdings approximately $1.1 billion of net proceeds, net of expenses, interest reserve and repayment of debt. These funds have been used to acquire our FCC license, make required payments for our system, including the satellites, terrestrial repeater system, and ground networks, and for working capital and operating expenses.

     In July 1999, Holdings issued $250.0 million of Series A subordinated convertible notes to six strategic and financial investors--General Motors, $50.0 million; Clear Channel Communications, $75.0 million; DIRECTV, $50.0 million; and Columbia Capital, Telcom Ventures, L.L.C. and Madison Dearborn Partners, $75.0 million in the aggregate. Using part of the proceeds from the issuance of the Series A subordinated convertible notes, we paid a former investor $75.0 million in July 1999 to redeem an outstanding loan. We incurred fees and expenses totaling $11.3 million in connection with these transactions.







     In October 1999, we raised net proceeds of $114.1 million from the issuance of 10.2 million shares of Holdings' Class A common stock at a price of $12 per share less $8.8 million in underwriting discounts and commissions and estimated expenses. The Series A convertible notes, together with related accrued interest, automatically converted into 16,179,755 shares of Holdings' Class A common stock and 10,786,504 shares of Holdings' Series A preferred stock. Also, the Motient notes, together with related accrued interest, automatically converted into 11,182,926 shares of Holdings' Class B common stock. As a result of these transactions, substantially all of Holdings' indebtedness converted into equity.

     In the first and second quarters of 2000:

     . Holdings completed a follow-on offering of 4,370,000 shares of Class A common stock, yielding net proceeds of $132.1 million that were contributed to XM;

     . Holdings completed a concurrent offering of 2,000,000 shares of its Series B convertible redeemable preferred stock, which yielded net proceeds of $96.5 million that were contributed to XM; and

     . Holdings and XM completed a private placement of 325,000 units, each consisting of $1,000 principal amount of 14% senior secured notes due 2010 of XM, and one warrant to purchase shares of Holdings' Class A common stock that provided net proceeds of $191.3 million excluding $123.0 million for an interest reserve, after $65.7 million was contributed to XM from Holdings.

Subsequent to the second quarter of 2000, Holdings closed a private offering of 235,000 shares of its Series C convertible redeemable preferred stock, which yielded net proceeds of approximately $227.0 million that were contributed to XM. Holdings expects to record a $123.0 million beneficial conversion charge that will reduce earnings available to common stockholders.

Uses of Funds

     Of the approximately $1.1 billion of funds to be used through commencement of commercial operations, an estimated $569.4 million are expected to be incurred under contracts presently in place and for our FCC license, which has already been paid for in full. Total capital expenditures from inception to June 30, 2000 totaled $509.0 million.

     Satellite Contract. Under our satellite contract, Hughes Space and Communications will deliver two satellites in orbit and complete construction of a ground spare satellite. Hughes will also provide ground equipment and software to be used in the XM Radio system and certain launch and operations support services. We expect that by commencement of commercial operations in the second quarter of 2001, we will have had to pay an aggregate amount of approximately $472.6 million for these items and for Hughes to complete the ground spare satellite. This amount does not include incentive payments, which will depend in part on projected satellite performance at the acceptance date. Such payments could total up to an additional $68.7 million over the useful lives of the satellites. As of June 30, 2000, we have paid approximately $350.8 million under our satellite contract and have recognized an additional $2.0 million in accrued milestone payments.

     Launch Insurance. Based on current industry estimates, we expect that launch insurance for both satellites will cost approximately $50.0 million. As of June 30, 2000, we had not incurred any costs with respect to launch insurance.

     Terrestrial Repeater System. Based on the current design of the XM Radio system and existing contracts, we estimate that through our expected commencement of operations in the second quarter of 2001 we will incur aggregate costs of approximately $263.3 million for a terrestrial repeater system. We expect these costs to cover the capital cost of the design, development and installation of a system of terrestrial repeaters to cover approximately 70 cities and metropolitan areas. As of June 30, 2000, we had incurred costs with respect to the terrestrial repeater buildout of $40.2 million. In August 1999, we signed a contract with LCC International, Inc., a related party, calling for payments of approximately $115.0 million for engineering and site preparation. As of June 30, 2000, we had paid $13.9 million under this contract and accrued an additional $13.7 million. We also entered into a contract effective October 22, 1999, with Hughes Electronics Corporation for the design, development and manufacture of the terrestrial repeaters. Payments under this contract are expected to be approximately $128.0 million. As of June 30, 2000, we had paid $12.5 million under this contract, and accrued an additional $0.1 million.

     Ground Segment. Based on the design of the XM Radio system, available research and existing contracts, we expect to incur aggregate ground segment costs through the expected commencement of operations in the second quarter of 2001 of approximately $65.9 million. We expect these costs will cover the satellite control facilities, programming production studios and various other equipment and facilities. As of June 30, 2000, we had incurred $21.9 million with respect to the ground segment.

     FCC License. In October 1997, we received one of two satellite radio licenses issued by the FCC. We have paid approximately $90.0 million for this license, including the initial bid right. There are no further payments required relating to the license.

     Operating Expenses and Working Capital Requirements. In addition to the above capital needs, we will require funds for working capital, operating expenses and royalty payments currently estimated to be approximately $138.3 million through targeted commercial launch in the second quarter of 2001. From inception through June 30, 2000, we have incurred total expenses of $78.7 million. Total cash used in operating activities was $35.1 million. The difference between the loss incurred to date and cash used in operations is principally due to a $6.5 million non-cash stock compensation charge and $22.7 million in accounts payable and accrued expenses.

     Joint Development Agreement Funding Requirements. We may require additional funds to pay license fees or make contributions towards the development of the technologies used to develop a unified standard for satellite radios under our joint development agreement with Sirius Radio. Each party is obligated to fund one half of the development cost for such technologies. Each party will be entitled to license fees or a credit towards its one half of the cost based upon the validity, value, use, importance and available alternatives of the technology it contributes. The amounts of these fees or credits will be determined over time by agreement of the parties or by arbitration. We cannot predict at this time the amount of license fees or contribution payable by us or Sirius Radio or the size of the credits to us and Sirius Radio from the use of the other's technology. This may require significant additional capital.

Funds Required for XM Radio Following Commencement of Commercial Operations

     Even after commencement of commercial operations, we expect to need significant additional funds to cover our cash requirements before we generate sufficient cash flow from operations to cover our expenses. We cannot accurately estimate the amount of additional funds needed, since it will depend on business decisions to be made in the future and revenues received from operations, but we expect the amount to be substantial. Funds will be needed to cover operating expenses, marketing and promotional expenses including an extensive marketing campaign in connection with the launch of our service, distribution and subscriber acquisition expenses, programming costs and any further development of the XM Radio system that we may undertake after operations commence. Marketing and distribution expenses are expected to include joint advertising and joint development with and manufacturing subsidies of certain costs of some of our manufacturers and distribution partners. We cannot estimate accurately the total amount of these operational, promotional, subscriber acquisition, joint development and manufacturing costs and expenses, but they are expected to be substantial.

     We will have significant payment obligations after commencement of operations under our distribution agreement with General Motors. We will pay an aggregate of approximately $35 million in the first four years following commencement of commercial service. After that, through 2009, we will have additional fixed annual payments ranging from less than $35 million to approximately $130 million, aggregating approximately $400 million. In order to encourage the broad installation of XM radios, we have agreed to subsidize a portion of the cost of XM radios and to make incentive payments to General Motors when the owners of General Motors vehicles with installed XM radios become subscribers for the XM Radio service. We must also share with General Motors a percentage of the subscription revenue attributable to General Motors vehicles with installed XM radios. This percentage increases until there are more than eight million General Motors vehicles with installed XM radios. This agreement is subject to renegotiation if General Motors does not achieve and maintain specified installation levels, starting with 1.24 million units after four years and thereafter increasing by the lesser of 600,000 units per year and amounts proportionate to our share of the satellite digital radio market. The distribution agreement is described in more detail under the caption "Certain Relationships and Related Party Transactions--Distribution Agreement with General Motors and OnStar."

     We currently expect to satisfy our funding requirements for the period following commencement of commercial operations by selling debt or equity securities and by obtaining loans or other credit lines from banks or other financial institutions. In addition, we plan to raise funds through vendor financing arrangements associated with our terrestrial repeater project. If we are successful in raising additional financing, we anticipate that a significant portion of the financing will consist of debt. We are actively considering possible financings, and because of our substantial capital needs we may consummate one or more financings at any time.

     We may not be able to raise any funds or obtain loans on favorable terms or at all. Our ability to obtain the required financing depends on several factors, including future market conditions; our success or lack of success in developing, implementing and marketing our satellite radio service; our future creditworthiness; and restrictions contained in agreements with our investors or lenders. If we fail to obtain any necessary financing on a timely basis, a number of adverse effects could occur. Our satellite construction and launch and other events necessary to our business could be materially delayed or their costs could materially increase. We could default on our commitments to our satellite construction or launch contractors, creditors or others, leading to termination of construction or inability to launch our satellites. Finally, we may not be able to launch our satellite radio service as planned and may have to discontinue operations or seek a purchaser for our business or assets.

     Motient Corporation is the controlling stockholder of Holdings, our parent company, and controls us under applicable FCC rules. Motient has certain rights regarding the election of persons to serve on Holdings' board of directors and holds 54.4% of the voting power of Holdings, or 46.6% giving effect to the conversion of all of Holdings' outstanding common stock equivalents. Motient cannot relinquish its controlling position as without obtaining the prior approval of the FCC. Accordingly, prior to our obtaining FCC approval of the transfer of control from Motient, Holdings will only be able to issue a limited amount of voting securities or securities convertible into voting securities unless certain of Holdings' stockholders holding nonvoting convertible securities agree not to convert them into voting securities or Holdings takes other steps to permit voting securities on a basis consistent with FCC rules. Certain holders of Holdings' nonvoting securities have agreed not to convert their securities if it would cause Motient not to hold at least 40% of Holdings' voting stock, until we obtain approval by the FCC of a change in control. In return, Holdings has agreed not to issue new voting securities, other than the units and other than up to 2,000,000 shares of Class A common stock (except upon conversion or exercise of existing securities or under our employee stock plans), if it would make these holders unable to convert any of their nonvoting securities. We have filed an application with the FCC to permit Motient to relinquish control of Holdings. We may not be able to obtain FCC approval or it may take a long period of time to obtain such approval and there may be conditions imposed in connection with such approval that may be unfavorable to us. The inability to raise capital opportunistically, or at all, could adversely affect our business plan.

     Our ability to obtain the required financing depends on several factors, including future market conditions; our success or lack of success in developing, implementing and marketing our satellite radio service; our future creditworthiness; and restrictions contained in agreements with our investors or lenders.

Recent Accounting Pronouncement

     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation ("FIN 44"). FIN 44 further defines the accounting consequence of various modifications to the terms of a previously fixed stock option or award under APB Opinion No. 25, Accounting for Stock Issued to Employees. FIN 44 becomes effective on July 1, 2000, but certain conclusions in FIN 44 cover specific events that occur after either December 15, 1998 or January 12, 2000. In July 1999, Holdings repriced 818,339 options and FIN 44 requires that these options be accounted for as variable from July 1, 2000 until the date the award is exercised, is forfeited, or expires unexercised. For those options that have vested as of July 1, 2000, compensation cost is recognized only to the extent that the exercise price exceeds the stock price on July 1, 2000. For those options that have not vested as of July 1, 2000, the portion of the award's intrinsic value measured at July 1, 2000 is recognized over the remaining vesting period. Additional compensation cost is measured for the full amount of any increases in stock price after the effective date and is recognized over the remaining vesting period. Any adjustment to compensation cost for further changes in the stock price after the award vests is recognized immediately. The effects of implementing FIN 44 may require Holdings to recognize additional non-cash compensation commencing in the third quarter of 2000.

Quantitative and Qualitative Disclosures About Market Risk


     As of June 30, 2000, we do not have any derivative financial instruments and do not intend to use derivatives. We invest our cash in short-term commercial paper, investment-grade corporate and government obligations and money market funds. Our long-term debt includes a fixed interest rate and the fair market value of the debt is sensitive to changes in interest rates. We run the risk that market rates will decline and the required payments will exceed those based on current market rates. Under our current policies, we do not use interest rate derivative instruments to manage our exposure to interest rate fluctuations. Additionally, we believe that our exposure to interest rate risk is not material to our results of operations.

                                   BUSINESS

Overview

     We seek to become a premier nationwide provider of audio entertainment and information programming. We will transmit our XM Radio service by satellites to vehicle, home and portable radios. We own one of two FCC licenses to provide a satellite digital radio service in the United States. We will offer a wide variety of music, news, talk, sports and other specialty programming on up to 100 distinct channels. We believe that customers will be attracted to our service because of its wide variety of formats, digital quality sound and coast-to-coast coverage.

     We are constructing our satellite system and have contracts with third party programmers, vendors and other partners. Key milestones achieved include the following:

     . $1.1 billion of equity and debt proceeds raised to date, net of expenses and repayment of debt; our strategic and financial investors include General Motors, Clear Channel Communications, DIRECTV, Telcom Ventures, Columbia Capital, Madison Dearborn Partners, American Honda and AEA Investors;

     . Contract with Hughes Space and Communications for construction and in-orbit delivery of two high-powered satellites and a ground spare;

     . Contracts with LCC International for the design of our international repeater network and Hughes Electronics for the design and manufacture of our terrestrial repeaters;

     . Long-term agreement with the OnStar division of General Motors covering the installation and exclusive marketing and distribution of XM Radio service in General Motors vehicles;

     . Contracts with Delphi-Delco Electronics, Sony, Motorola, Pioneer, Alpine,
       Mitsubishi, Audiovox, Clarion and SHARP to manufacture and distribute XM radios;



     . Agreements with leading specialty programmers, for many of which we will be the exclusive satellite radio platform, covering at least 24 channels, including AsiaOne, Black Entertainment Television (BET), BBC World Service, Bloomberg News Radio, Clear Channel, CNN en Espanol, CNNfn, CNN Sports Illustrated, C-SPAN, DIRECTV, Hispanic Broadcasting Corporation (formerly Heftel), NASCAR, One-on-One Sports, Radio One, Salem Communications, Sporting News, Weather Channel and USA Today;

     . Agreement with Freightliner Corporation to install XM radios in Freightliner trucks; and

     . Agreement with Sirius Radio to develop a unified standard for satellite radios, which will facilitate the ability of consumers to purchase an interoperable radio capable of receiving both our and Sirius Radio's service.

Market Opportunity

  We believe that there is a significant market for our satellite radio service. Market studies show strong demand for radio service, as evidenced by radio listening trends, data relating to sales and distribution of radios and the general growth in radio advertising. In addition, we note that in many markets audio programming choices are limited to mass appeal formats. We believe our national subscription service will complement traditional local radio. Moreover, the success of subscription entertainment services in other media such as cable television and market research further indicate potential for significant consumer demand for satellite radio services.

Radio Listening

     On average, adults listen to the radio 3.2 hours a day, with the amount of radio listening fairly evenly distributed across gender and age groups. The percentage of people listening to radio is also high. Market data show that over 75% of the entire United States population age 12 and older listen to the radio daily, and over 95% listen on a weekly basis (Radio Marketing Guide and Factbook for Advertisers, Radio Advertising Bureau, Fall 1999 to Spring 2000).

     In addition, more people listen to radio than to other comparable audio entertainment formats. The popularity of radio versus these other formats appears particularly strong in the car, where we will be targeting our service initially. An estimated 69% of consumers chose radio as their most listened to format in the car as compared to 15% for cassettes and 9% for CDs (Radio Listening Habits, CEMA 1999).

Radio Sales and Distribution

     A large number of radios are sold in the United States on an annual basis. In 1999, radio manufacturers sold over 29 million car radios, including 17 million original equipment automobile radios and 11 million aftermarket automobile radios, as well as 1.2 million aftermarket automobile CD changers. Original equipment radios are installed in new cars; aftermarket radios are installed in the automobile after purchase. Based on these statistics, each additional one million subscribers would represent less than 3.5% of the new original equipment manufacturer and aftermarket car radios brought to market annually and would generate incremental subscription revenues, at $9.95 per month, of approximately $120 million.

Radio Advertising

     The continued popularity of radio is also reflected in the growth of radio advertising. The Radio Advertising Bureau estimates that radio advertising revenue in 1999 climbed to $17.7 billion, an increase of 15% over 1998. Veronis, Suhler & Associates projects a compound annual increase of 9.7% through 2003. This growth rate exceeds the projected increase in advertising spending for television, newspapers, magazines, yellow pages and outdoor advertising (Communications Industry Forecast, 1999).

Current Limitations on Programming Choice

     Many consumers have access to a limited number of stations and programming formats offered by traditional AM/FM radio. Our service is expected to be attractive to underserved radio listeners who want expanded radio choices.

     Limited Number of Radio Stations. The number of radio stations available to many consumers in their local market is limited in comparison to the up to 100 channels we expect to offer on a nationwide basis. In 1998, there were only 47 AM/FM radio stations as listed by Arbitron broadcasting in New York City, the largest radio market in the United States. In fact, many metropolitan areas outside the largest 50 markets, such as Jacksonville, FL, Louisville, KY, and Oklahoma City, OK, have 30 or fewer AM/FM radio stations as listed by Arbitron (American Radio, Spring 1999 Ratings Report, Duncan's American Radio, 1999).

     We estimate that our coast-to-coast service will reach over 98 million listeners age 12 and over who are beyond the range of the largest 50 markets as measured by Arbitron. Of these listeners, 36 million live beyond the largest 276 markets (Census data and Fall 1999 Market Rankings, The Arbitron Company). In addition, there are 22 million people age 12 and above who receive five or fewer stations (The Satellite Report 1999, C. E. Unterberg, Towbin).

     Limited Programming Formats. We believe that there is significant demand for a satellite radio service that expands the current programming choices available to these potential listeners. Over 52% of all commercial radio stations use one of only three general programming formats--country, adult contemporary and news/talk/sports (Veronis, Schuler & Associates Communications Industry Forecast 1999). Over 71% of all commercial radio stations use one of only five general formats--the same three, plus oldies and religion. The small number of available programming choices means that artists representing niche music formats likely receive little or no airtime in many markets. Radio stations prefer featuring artists they believe appeal to the broadest market. However, according to the Recording Industry Association of America, recorded music sales of niche music formats such as classical, jazz, movie and Broadway soundtracks, new age, children's programming and others comprised up to 21% of total recorded music sales in 1998 (1998 Consumer Profile).

Demand for Subscription Services and Products

     Penetration data relating to cable, satellite television, and premium movie channels suggest that consumers are willing to pay for services that dramatically expand programming choice or enhance quality. As of 1999, over 67% of TV households subscribe to basic cable television at an average monthly cost of $29, and over 11% of TV households subscribe to satellite television at an average monthly cost of $51 (National Cable Television Association website and DBSdish.com website). Also in 1999, according to Paul Kagan Associates, subscribers to cable and satellite services purchased more than 75 million premium channel units, such as HBO, Showtime and Cinemax, for which they paid an extra monthly charge on top of the basic monthly fee.

Demand for Satellite Radio Services

     Several studies have been conducted demonstrating the demand for satellite radio service.

     In June 1999, we commissioned Strategic Marketing And Research Techniques (SMART), a leading market research company and Dr. Frank M. Bass, a leading authority on the diffusion of new products and inventor of the Bass curve, to estimate the demand for satellite radio based on survey data and historical information. SMART surveyed 1,800 people ages 16 and over. The study concluded that as many as 49 million people may subscribe to satellite radio by 2012, assuming a $9.95 monthly subscription fee and a radio price point of $150-$399 depending upon the type of car or home unit chosen. The study also anticipates that satellite radio will grow even faster than DBS.

     In December 1998, we commissioned SMART to conduct a study based on one-on-one interviews with over 1,000 licensed drivers ages 16 to 64 in ten geographically dispersed markets. The study concluded that approximately 50% of aftermarket radio purchases would be for AM/FM/satellite radio units with a single-disc CD player. This assumed a radio price point of $399, a $75 installation fee and a $10 monthly subscription fee for the service. The same study also found that consumers are more likely to buy satellite radio units that offer at least 80 channels.

     In November 1998, we commissioned Yankelovich Partners to gauge consumer interest in satellite radio. This involved surveying 1,000 people via telephone and correlating the results with the Yankelovich MONITOR study, which is the longest standing tracking study of consumer values and attitudes in the United States. The study indicated that 18% of people age 16 and older were "definitely" or "probably" willing to pay $9.99 per month to receive satellite radio and an additional $150 for a satellite radio when buying a new car.

The XM Radio Service

     We are designing the XM Radio service to address the tastes of each of our targeted market segments through a combination of niche and broad appeal programming. We believe that our distinctive approach to programming, combined with digital quality sound and virtually seamless signal coverage throughout the continental United States, will position us to become the leading provider of the next generation in radio.

We Will Differentiate XM Radio from Traditional AM/FM Radio

     Local radio stations, even those which are part of national networks, focus on maximizing listener share within local markets. This limits the types of programming they can profitably provide to mass appeal formats. In contrast, our nationwide reach and ability to provide up to 100 channels in each radio market will allow us to aggregate listeners from markets across the country, expanding the types of programming we can provide. The following chart indicates differences between XM Radio and traditional AM/FM radio.

                                               XM Radio                      Traditional AM/FM Radio
Convenience: go anywhere              Virtually seamless signal coverage   Local area coverage
  capability                          in the United States

Choice: wide variety/number of        Up to 100 channels with a wide       Limited formats in many markets
  stations                            variety of programming

Improved audio quality                Digital quality sound                Analog AM/FM quality sound

Fewer commercials                     Average 6-7 minutes per hour;        Average 13-17 minutes per hour
                                      some channels commercial free

More information about music          Text display with title/name of      No visual display
                                      song/artist

     We plan to further differentiate XM Radio from traditional AM/FM radio in the following ways.

     Provide music formats unavailable in many markets. XM Radio will offer many music formats that are popular but currently unavailable in many markets. More than 52% of all commercial radio stations in markets measured by Arbitron use one of only three programming formats: country; adult contemporary; or news/talk/sports. There are many types of music with significant popularity, as measured by recorded music sales and concert revenues, that are unavailable in many traditional AM/FM radio markets. Such music could include classical recordings or popular blues and rap music that have retail appeal but are not commonly played on traditional AM/FM radio. This music also includes special recordings such as the Irish dance soundtrack "Riverdance" and the "Three Tenors" concerts which generate millions of CD sales, yet are not typically played on today's AM/FM stations. Additionally, heavy metal and dance are two of the more popular musical styles not currently broadcast in many small and medium sized markets. Even major markets do not always offer a full complement of formats.

     Superserve popular music formats.   We will be able to offer more specific
programming choices than traditional AM/FM radio generally offers for even the most popular listening formats. For example, on traditional AM/FM radio oldies music is often generalized on a single format. We will be able to segment this category by offering several dedicated, era-specific formats. We also plan to offer up to six dedicated channels with urban formats and four distinct country music formats.

     Use more extensive playlists. Traditional AM/FM radio stations frequently use limited playlists that focus on artists and specific music that target the largest audience. With our large channel capacity and focus on specific formats, we have the ability to provide more variety to attract listeners dissatisfied with repetitive and/or limited playlist selection offered by traditional radio.

     Deliver a wide range of ethnic and informational programming. We will provide a variety of formats that target specific ethnic and special interest groups who are rarely served by traditional AM/FM radio. We believe by using our national platform to aggregate geographically disparate groups through affinity programming, we will provide advertisers a valuable way to market products and services to these groups by advertising on our affinity channels.

     Develop promotional opportunities with record companies, recording artists and radio personalities. Because of our nationwide coverage and resulting economies of scale, we will be able to deliver a variety of national promotions and events that would not be cost effective or efficient on a market-by-market basis through traditional AM/FM radio distribution. Also, we will seek to hire and develop high profile talk and disc jockey talent capable of becoming the next generation of national radio stars with an influence on radio similar to the impact that the new breed of cable TV talk hosts have had on the television industry.

     Respond quickly when major music and cultural events occur. XM Radio programmers will respond quickly to changing musical tastes, seasonal music and emerging popular cultural events, such as Bruce Springsteen and Ricky Martin tours, by providing listeners with extensive coverage utilizing our large channel capacity.

     Take advantage of digital's higher quality signal. There are several music formats that have strong demand but have been relegated to AM stations with weaker signals due to lack of available FM frequencies. Such AM formats include traditional country music, big band/nostalgia and gospel formats that we will be able to deliver with superior sound quality.

     Focus on special demands of mobile listeners. A significant percentage of radio listeners, such as truckers, routinely travel through two or more radio markets on a frequent basis. According to the U.S. Department of Transportation, there were over three million truckers in the United States in 1997. We believe these listeners will be attracted to a radio service with national coast-to-coast coverage. We are seeking to specifically identify and target the listening demands of this audience.

     Availability of commercial-free and limited-advertising channels. We believe that a significant portion of the listening market would pay to subscribe to a radio service that provided commercial-free channels and channels with reduced advertising, as demonstrated by the appeal of limited periods of non-stop music used by some traditional AM/FM stations. Therefore, we plan to target this audience with a number of commercial-free music channels covering popular music formats. In addition, we expect that our limited-advertising channels will carry less than half the advertising spots of typical AM/FM stations.

     Use cross-promotion capability to market XM Radio. We will dedicate a percentage of our advertising inventory across our channels to promote specific programming and brand loyalty. AM/FM radio stations traditionally promote on a single channel basis to build awareness.

Representative XM Radio Channel List

  The following table is a list of representative channels we may offer. Channels in italics represent contractual commitments with content providers.

                      Representative Channels of XM Radio

ROCK MUSIC
----------
Classic Rock
Classic Hard Rock
New Hard Rock
New Alternative
Classic Alternative
Soft Rock

ECLECTIC MUSIC
---------------
Contemporary Christian (Salem)
Traditional Christian (Salem)
Blues
Traditional Jazz
Reggae/Island
World Music
American Folk
Pop Classical
Traditional Classical
Modern Jazz
Progressive/Fusion

POP MUSIC
---------
Top 20 Contemporary Hits
Disco/Dance
Broadway Show Tunes
Modern Adult Contemporary
Classic Vocalists
All Request Contemporary Hits

SPORTS
------
Sports Headlines (CNN/Sports)
Sports Talk (One-On-One Sports, Sporting News)
Sportsman Channel
Automotive (NASCAR)

COUNTRY MUSIC
-------------
Mainstream Country
 Classic Country
Bluegrass/Traditional Country
All Request Country

INFORMATION
-----------
All News (USA Today)
All News (Bloomberg)
Public Affairs (C-SPAN)
Financial News (CNN fn)
News/Information (BBC World Service)
Home & Garden
Love/Relationship Line
Farm/Rural
Health/Fitness
Comedy
Audio Books
Consumer Classified
Soap Operas
For Truckers Only
Movie Soundtrack Channel
Relationship Classified (-18)
Relationship Classified (19-30)
Relationship Classified (31-50)
Relationship Classified (51+)
Lifestyles
Celebrity Gossip
Entertainment News
Game Show/Contest

URBAN MUSIC
-----------
Hip Hop/Rap (BET/Radio One)
Urban Dance Mix (Radio One)
Classic Soul (BET/Radio One)
Gospel (BET/Radio One)
Adult Urban (BET/Radio One)
Top 20 Urban

ENVIRONMENTAL MUSIC
-------------------
Soft Jazz
New Age
Electronic
Environmental (Earth Sounds)
Beautiful Instrumentals

HISPANIC
--------
Tejano (Hispanic Broadcasting Corp.)
Caribbean (Hispanic Broadcasting Corp.)
Regional Mexican (Hispanic Broadcasting Corp.)
Rock en Espanol (Hispanic Broadcasting Corp.)
Hispanic Ballads (Hispanic Broadcasting Corp.)
Hispanic News (CNN en Espanol)

OLDIES MUSIC
------------
40's Oldies
50's Oldies
60's Oldies
70's Oldies
80's Oldies
90's Oldies
Love Songs

TALK
----
African American Talk (BET/Radio One)
Asian/Indian Talk (AsiaOne)
Christian/Family Talk (Salem)
Mandarin Talk (AsiaOne)
Conservative Talk
Liberal Talk
Senior Citizen Talk
Rock Talk
Hispanic Talk
Teen Talk

CHILDREN'S MUSIC
----------------
Pre-School
Grade School/pre-teen

SPECIAL/EVENTS
--------------
Reserved Channels

Key Elements of Our Business

     We have developed a business strategy to become a premier nationwide provider of audio entertainment and information programming in the vehicle, home and portable markets. Our strategy includes the following elements.

 Programming

     We believe that the quality and diversity of our programming will be a key driver of consumer interest in our service. To that end, we have developed a unique programming strategy that offers consumers

     . Original music and information channels created by XM Originals, our in-house programming unit;

     .  Channels created by well-known providers of brand name programming; and

     .  The availability of commercial-free and advertiser-supported channels.

     XM Originals. Through a programming unit in XM Radio called "XM Originals", we will create a significant number of original channel formats with content focusing on popular music such as oldies, rock and country, and on new and innovative formats, including jazz, blues, reggae and pop classical. These formats will include artists with strong music sales and concert revenue who do not get significant airplay on traditional AM/FM radio stations. We also intend to brand individual channels creating a specific station personality and image using compelling on-air talent and other techniques to attract listeners in our target market segments. We have hired a team of programming professionals with a proven track record of introducing new radio formats and building local and national listenership.

     Brand Name Programming Partners. We intend to complement our original programming with a variety of unique and diverse content provided to us by brand name programming providers. We have signed contracts representing at least 24 channels with numerous well-known specialty and niche programmers that will provide brand name content for XM Radio. These companies include:

     Media                                                             Radio
----------
     -- Bloomberg News Radio            -- Hispanic Broadcasting Corporation
                                           (formerly Heftel)
     -- USA Today                       -- Clear Channel Communications
     -- CNNfn                           -- Radio One
     -- CNN en Espanol                  -- Salem Communications
     -- CNN Sports Illustrated          -- AsiaOne
     -- C-SPAN Radio                    -- One-On-One Sports
     -- Black Entertainment Television  -- BBC World Service
     -- DIRECTV                         -- NASCAR
     -- Weather Channel
     -- Sporting News

     Availability of Commercial-Free and Limited-Advertising Channels. We will provide a number of commercial-free music channels covering popular music formats. In addition, our limited-advertising channels will carry less than half the advertising of a typical AM/FM radio station. We expect the diversity of our programming line-up will appeal to a large audience, including urban and rural listeners of all ages, ethnicities, economic groups and specialty interests. We expect to tailor our programming and marketing to appeal to specific groups within those audiences that research has shown are most likely to subscribe to our satellite radio service. Initially, we plan to concentrate our programming efforts on listeners who are most receptive to innovative entertainment services, so-called early adopters, and new car buyers. According to our research, 16-34 years old adults will compose a high percentage of our early adopters; we will therefore focus a significant portion of our programming and marketing efforts to appeal to them. In addition, we will develop programming and marketing specifically to appeal to other market segments such as baby boomers who are 35-53 years old, seniors who are 54 years old and older, African-Americans, Asian-Americans and Hispanics.

     Future Content Arrangements. Under our agreement with Sirius Radio, all new arrangements with providers of programming or content, including celebrity talent, must be non-exclusive and may not reward any provider for not providing content to the other party .

 Marketing and Distribution

     Our marketing strategy will be designed to build awareness and demand among potential subscribers in our target markets and the advertising community. In addition, we expect to work closely with radio and automotive manufacturers and retail distributors to promote rapid market penetration.

Establish Broad Distribution Channels for XM Radios

     We plan to market our satellite radio service through several distribution channels including national electronics retailers, car audio dealers, mass retailers and automotive manufacturers. In addition, we will support our distribution channels by building awareness of XM Radio with a substantial introductory launch campaign, including national and local advertising.

     Exclusive Distribution Agreement with General Motors. We have an agreement with the OnStar division of General Motors whereby, for a 12-year period, General Motors will exclusively distribute and market the XM Radio service and install XM radios in General Motors vehicles beginning in 2001. General Motors sold over 4.9 million automobiles in 1999, which represented more than 29% of the United States automobile market. Under the agreement, we have substantial payment obligations to General Motors, including among others, certain guaranteed, annual, fixed payment obligations. While we have discussed with General Motors certain installation projections, General Motors is not required to meet any minimum targets for installing XM radios in General Motors vehicles. In addition, certain of the payments to be made by us under this agreement will not be directly related to the number of XM radios installed in General Motors vehicles. Our contract with General Motors is described in more detail under the caption "Certain Relationships and Related Party Transactions--Distribution Agreement with General Motors and OnStar." We are currently in discussions with other car manufacturers regarding additional distribution agreements.

     Distribution through Radio Manufacturers. We have signed contracts with Delphi-Delco, Motorola, Pioneer, Alpine, Mitsubishi and Clarion for the development, manufacture and distribution of XM radios for use in cars and a contract with Sony Electronics to design, manufacture and market XM radios for the portable, home, aftermarket and original equipment manufacture car stereo markets. One of these manufacturers, Delco Electronics Corporation, a subsidiary of Delphi Automotive Systems, is the leading original equipment manufacturer of radios for the automobile industry, producing more than 33% of car radios manufactured for installation in new automobiles in the United States in 1997. Delphi-Delco is also the leading manufacturer of car radios sold in General Motors vehicles and has signed a contract to build our radios for General Motors. Sony is the leader in sales of portable CD players by a large margin and one of the top three sellers of shelf systems. Sony has agreed to assist with marketing XM Radios and has agreed to incentive arrangements that condition its compensation on use of XM Radios manufactured by Sony or containing Sony hardware. Motorola is a leading supplier of integrated electronics systems to automobile manufacturers. Mitsubishi Electric Automotive America, together with its parent corporation, Mitsubishi Electric Corp., is the largest Japanese manufacturer of factory-installed car radios in the United States. Clarion is a leader in the car audio and mobile electronics industry. Two of our other manufacturers, Pioneer Electronics Corporation and Alpine Electronics, together sold over 31% of aftermarket car radios sold in the United States in 1999. We have also signed a contract with SHARP to manufacture and distribute XM radios for home and portable use. We are pursuing additional agreements for the manufacture and distribution of XM radios, subject to contract limitations on the number of manufacturer distributors during the early years of service. We also plan to meet with automobile dealers to educate them about XM Radio and develop sales and promotional campaigns to

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

promote XM radios to new car buyers.

     These leading radio manufacturers have strong retail and dealer distribution networks in the United States. We expect to have access to the distribution channels and direct sales relationships of these distributors, including national electronics retailers, car audio dealers and mass retailers.

     We do not intend to manufacture or hold inventory of XM radios. Radio distribution likely would be handled by fulfillment centers, which hold inventory for the radio manufacturers and ship products directly to listeners at the manufacturers' request.

     Rural Market Distribution/Alternative Distribution. We intend to market our satellite radio service in rural counties, using distribution channels similar to satellite television, to penetrate rural households not served by traditional electronic retailers. In addition, we plan to pursue alternative distribution opportunities such as catalog/direct marketing, the Internet and marketing through affinity groups.

     Future Distribution Arrangements. We have signed an agreement with Sirius Radio to develop a unified standard for satellite radios to facilitate the ability of consumers to purchase one radio capable of receiving both our and Sirius Radio's services. Both companies expect to work with their automobile and radio manufacturing partners to integrate the new standard. Future agreements with automakers and radio manufactures will specify the unified satellite radio standard. Furthermore, future agreements with retail and automotive distribution partners and content providers will be on a non-exclusive basis and may not reward any distribution partner for not distributing the satellite radio system of the other party.

     In addition, we have signed an agreement with Freightliner Corporation to install XM radios in Freightliner trucks.

Maximize Revenue Through Dual Sources

     As with other subscription-based entertainment media such as cable television, we expect to generate revenue by charging a monthly subscription fee and selling limited advertising time. We will earn all of the revenue from advertising on our own programming and a portion of the revenues from advertising on third party programming. XM Radio offers a new national radio platform for advertisers that solves many of the problems associated with buying radio advertising nationally on a spot or syndicated basis. We believe the attractiveness of one-stop national radio advertising buys will provide a significant source of income as our subscriber base grows.

Subscriber Development and Expansion

     We expect to promote XM Radio as a national brand name with an exciting image. Several months prior to service commencement, we will launch an advertising campaign in several United States markets to test and generate early feedback on the product offerings and stimulate early demand. Promotional activities currently under consideration include distributing sample programming at retail outlets, concert venues and on the Internet to generate initial interest. For instance, we have entered into an agreement with SFX Entertainment to be the exclusive satellite radio advertiser at live concerts and sporting events presented by, and live entertainment venues managed by, SFX.

     Although XM Radio will be available nationwide upon commencement of operations, we will initially concentrate promotional activities in several key markets and rapidly expand to other large markets. This phased roll-out strategy, similar to that employed by consumer electronics manufacturers and special services such as DIRECTV and Web TV, will enable us to refine our launch implementation throughout the roll-out period. The advertising will consist of both branding and promotion efforts for XM Radio, as well as separate campaigns to promote and brand individual channels. Initially, we will focus marketing efforts on the various channels targeting young adults, who we believe are more likely to drive early penetration. We also expect to benefit from free local

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

media coverage as XM Radio is first offered in each new market.

     XM Radio will promote subscriber acuisition activities with both original equipment and aftermarket radio manufacturers. This might include

     . promotional campaigns directed towards automobile manufacturers and dealers;

     . promotional campaigns for free months of service with purchase of an XM radio or free installations for aftermarket car radios;

     .    incentive programs for retailer sales forces;

     . in-store promotional campaigns, including displays located in electronics, music and other retail stores, rental car agencies and automobile dealerships; and

     .    jointly funded local advertising campaigns with retailers.


Advertiser Development and Acquisition

     Our ability to aggregate various local niche market segments into national audiences will be attractive to national advertisers and agencies. We have held extensive meetings with media directors, planners and buyers at advertising and media buying agencies to develop advertiser awareness of the benefits of satellite radio. We expect to have advertising sales offices in seven major media markets to sell directly to advertising agencies and media buying groups and have engaged Premiere Radio Networks to be our advertising sales representative. We will also work with ratings agencies in our advertising-supported business. Statistical Research, Inc., which produces Radar reports, has agreed to work with us to develop other ratings methodologies for satellite radio.

     During our early years of service, we do not expect to have a listener base sufficient to attract substantial national advertising dollars on individual channels at competitive rates. Thus, we plan initially to attract national advertisers and agencies with the following kinds of incentives.

     Charter Advertising Agreements. We have contracts with several advertisers, advertising agencies and media buying companies offering charter advertising packages at reduced rates for a limited time. Each charter advertiser will purchase a minimum amount of advertising from us during the period that the reduced rates are in effect. We intend to sign additional contracts on similar terms.

     Foreign Language Advertising. We and our programmers plan to offer foreign language advertising on specific foreign language-based channels. Several major national advertisers have expressed strong interest in the ability to advertise to these hard-to-reach customer segments.


  The XM Radio System

     We are designing our system to provide satellite radio to the continental United States and coastal waters using radio frequencies allocated by the FCC for satellite radio. These radio frequencies are within a range of frequencies called the S-Band. The XM Radio system will be capable of providing high quality satellite services to XM radios in automobiles, trucks, recreation vehicles and pleasure craft, as well as to fixed or portable XM radios in the home, office or other fixed locations. The XM Radio system design uses a network consisting of an uplink facility, two high-power satellites and, where necessary, ground-based repeaters to provide digital audio service to XM radios.

Space Segment

     Satellite Construction. Under our satellite contract with Hughes Space and Communications, Hughes is building and will launch two HS 702 high-power satellites for the XM Radio system. Hughes Space and Communications is also building one ground spare satellite, to be available in the event of a failed launch of any satellite or to accommodate our satellite system growth.

     The HS 702 is the highest powered commercial communications satellite currently available. The first HS 702 satellite was successfully launched in the fourth quarter of 1999 and a total of three HS 702 satellites are currently scheduled for launch before the launch of our satellites. Our satellites are currently in systems testing. Both communications payloads, provided by Alcatel, have been completed and integrated into the spacecraft bus. The communications payload electronics are designed to make best use of technologies that have already been developed or used in previous satellite programs. The design includes significant redundancy and protective measures to prevent loss of service.

     Hughes Space and Communications has also contracted to provide us with launch and operations support services, equipment and software. Under our contract, Hughes must deliver the first satellite no later than December 31, 2000 and the second satellite no later than April 11, 2001.



     Satellite Transmission. We anticipate that our two satellites will be deployed at 85 West Longitude and 115 West Longitude. After reaching their designated orbital location, the satellites will receive audio signals from our programming center and retransmit the signals across the continental United States. The satellites will be 30 Degrees apart in longitude in order to enhance the probability of clear line-of-sight communication between the satellites and XM mobile radios.

     The transmission coverage areas, or footprints, of our satellites encompass the 48 contiguous states and nearby coastal waters. We have tailored these footprints to provide nearly uniform availability over the United States and to minimize transmission spillage across the United States borders into Canada and Mexico. However, because coverage does extend to the Gulf of Mexico, the California coast and the Atlantic coast, we also expect to be able to provide XM Radio to the cruise ships, cargo vessels and leisure boats which frequent these waters.

     Our satellites will transmit audio programming within 12.5 MHz range of S-Band radio frequencies that have been allocated by the FCC for our exclusive use. Megahertz is a unit of measurement of frequency. This 12.5 MHz bandwidth will be subdivided to carry the transmission of six signals, two signals to be transmitted from each of our two satellites and two signals to be transmitted by the terrestrial repeater network. The audio programming for XM Radio will be carried on two satellite signals, and the remaining two satellite signals and the terrestrial repeater signals will repeat the audio programming to enhance overall signal reception. The transmission of higher quality sound requires the use of more kilobits per second than the transmission of lesser quality sound. In order to provide high-quality digital sound, we expect that music channels will require approximately 56 to 64 kilobits per second, depending on the type of compression technology used, whereas talk channels will require significantly less band width. We expect to use our allocated bandwidth in such a way as to provide up to 100 channels of programming, with our music channels having a high bandwidth allocation so as to provide high-quality digital sound.

     Launch Services. Hughes Space and Communications has signed an agreement with Sea Launch Limited Partnership, a joint venture in which Boeing Commercial Space Company has a controlling 40% interest, to provide the launch services for our satellites. The Sea Launch vehicle uses a new rocket called the Zenit-3SL, which is based on a two-stage rocket called the Zenit-2, plus a stage which is the upper stage of a Russian-developed rocket called the Proton rocket.

     Sea Launch has developed a new launch system to launch rockets from an ocean-based platform. Sea Launch will perform all rocket and satellite processing at the Sea Launch home port in Long Beach, California. Sea Launch will move the platform to its launch position in the South Pacific Ocean near the equator, where the satellites can be launched more efficiently by avoiding the requirement to conduct an orbital plane change. In March 1999, Sea Launch successfully launched a rocket carrying an inert payload into geo-stationary orbit. Sea Launch also successfully launched its first commercial satellite, DIRECTV-1R, in October 1999. Three of the four launches from the Sea Launch platform have been successful, including the most recent launch on July 28, 2000. Our first satellite is scheduled for launch in late 2000. As of June 30, 2000, Sea Launch had contracts for an additional 19 launches.

     Insurance. We bear the risk of loss for each of the satellites from the time of launch, subject to exceptions set forth in our agreement with Hughes Space and Communications, and we intend to obtain insurance to cover that risk. We intend to purchase launch and in-orbit insurance policies from global space insurance underwriters. The launch insurance premiums for both satellites are expected to cost us approximately $50 million. We cannot predict the status of the insurance market near the time of launch, which is the customary time for purchasing satellite insurance. We expect that the policies we obtain will indemnify us for a total, constructive total or partial loss of either of the satellites that occurs from the time of launch through each satellite's expected lifetime. We intend to obtain coverage which will exceed all hardware, insurance and launch service costs related to the in-orbit replacement of a lost satellite. However, any insurance we may obtain will not protect us from the adverse effect on our business operations due to the loss of a satellite. We expect that these policies will contain standard commercial satellite insurance provisions, including standard coverage exclusions.


Ground Segment

     Satellite Control. Each of our satellites will be monitored by a telemetry, tracking and control station, and both satellites will be controlled by a satellite control station. Each of the stations will have a backup station. We have a contract with an experienced satellite operator to perform the telemetry, tracking and control functions.

     Programming and Business Center. Programming from both our studios and external sources will be sent to our programming center, which will package and retransmit signals to our satellites through the uplink station. Financial services and certain administrative support will be carried on at our business center. Communications traffic between the various XM Radio facilities will be controlled by the network monitoring center. The network monitoring center will monitor satellite signals and the terrestrial repeater network to ensure that the XM Radio system is operating properly. We plan to design and install fault detection systems to detect various system failures before they cause significant damage.

     Terrestrial Repeaters. We are installing a terrestrial repeater system to supplement the coverage of our satellites. Terrestrial repeaters are ground-based electronics equipment which receive and re-transmit the satellite signals. We have signed a contract with LCC International, a wireless service site planner, for the design and deployment of our terrestrial repeater network. LCC International has completed initial site planning. The contract with LCC International is described in more detail under the caption "Certain Relationships and Related Party Transactions--Engineering Contract with LCC International." We have entered into a contract with Hughes Electronics Corporation for the design, development and manufacture of the terrestrial repeaters. The contract is described in greater detail under the caption "Certain Relationships and Related Party Transactions--Contracts with Hughes."


     In some areas, satellite signals may be subject to blockages from tall buildings and other obstructions. Due to the satellites' longitudinal separation, in most circumstances where reception is obscured from one satellite, XM Radio will still be available from the other satellite. In some urban areas with a high concentration of tall buildings, however, line-of-sight obstructions to both satellites may be more frequent. In such areas, we will install terrestrial repeaters to facilitate signal reception. We will install terrestrial repeaters on rooftops and existing tower structures where they will receive the satellite signals, amplify them and retransmit them at a significantly higher signal strength than is possible directly from the satellites. Before we may install many of our planned terrestrial repeaters, we must obtain roof rights in suitable locations and on acceptable terms. We do not expect this to present a serious problem to our construction of a terrestrial repeater network.

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

     The high power levels and proprietary signal design of the terrestrial signals may allow XM radios to receive signals when a terrestrial repeater is not in view, including within buildings and other structures which can be penetrated by the terrestrial repeater signal. In some indoor locations which cannot receive the repeater signal, users will need to use small externally mounted antennas that will receive the signal from one of the two satellites.

     We have contracted to purchase 1,550 terrestrial repeaters and may install as many as 1,700 terrestrial repeaters to cover urban areas in approximately 70 markets. We expect that this system will commence operation by the second quarter of 2001. We estimate that the largest urban markets may require in excess of 100 repeaters, while smaller cities with fewer tall buildings may require as few as one to three repeaters. We also intend to use additional small repeaters in areas such as tunnels, where reception would otherwise be severely restricted. Our placement of terrestrial repeaters will be guided by a newly developed radio frequency analysis technique which, employing technology similar to that used in certain cellular telephone systems, analyzes the satellite footprint to discover areas likely to have impaired reception of XM Radio.

     We expect to benefit from the expertise gained by Motient with its ARDIS terrestrial two-way data network consisting of approximately 1,700 base stations sites serving cities throughout the United States. We may use a portion of these sites in our system.

     XM Radios. We will transmit XM Radio throughout the continental United States to vehicle, portable, home and plug and play radios. Our radios will be capable of receiving both XM Radio and traditional AM/FM stations. We believe prototypes will be available by December 2000, and radios will be commercially available by commencement of commercial operations.

     We have signed a contract with STMicroelectronics to design and produce chips which will decode the XM Radio signal. Additionally, some of the design elements in the chipsets currently being made for the WorldSpace International system, which operates in a different frequency band, will be integrated into our chipsets. Lucent Digital Radio has agreed to provide coding technology for our audio signals.

     Delphi-Delco, Motorola, Pioneer, Alpine, Mitsubishi, Audiovox and Clarion have signed contracts with us to develop, manufacture and distribute XM radios which can be used in the car, and we have signed a contract with Sony Electronics to design, manufacture and market XM radios for the portable, home, aftermarket and original equipment manufacture car stereo markets. We have also signed a contract with SHARP to manufacture XM radios for home and portable use.

     Unified Standard for Satellite Radio. On February 16, 2000, we signed an agreement with Sirius Radio to develop a unified standard for satellite radios to facilitate the ability of consumers to purchase one radio capable of receiving both our and Sirius Radio's services. The technology relating to this unified standard will be jointly developed, funded and owned by the two companies. In addition, we will work together with Sirius Radio to proliferate the new standard by creating a service mark for satellite radio. This unified standard is intended to meet FCC rules that require interoperability with both licensed satellite radio systems.

     As part of the agreements, each company has licensed to the other its intellectual property relating to its system; the value of this license will be considered part of each company's contribution toward the joint development. In addition, each company has agreed to license its non-core technology, including non-essential features of its system, to the other at commercially reasonable rates. In connection with this agreement, the pending patent litigation against XM Radio has been resolved.

     We anticipate that it will take several years to develop radios capable of receiving both services. At the commercial launch of our service, we anticipate that our consumers will be able to purchase radios only capable of receiving our service.

     Both companies expect to work with their automobile and radio manufacturing partners to integrate the new standard. Future agreements with automakers and radio manufacturers will specify the unified satellite radio standard. Furthermore, future agreements with retail and automotive distribution partners and content providers will be on a non-exclusive basis.

     We and Sirius Radio have also agreed to negotiate in good faith to provide service to each other's subscribers in the event of a catastrophic failure of the XM Radio system or the Sirius Radio system.


Competition

     We expect to face competition for both listeners and advertising dollars.


Sirius Satellite Radio

     Our direct competitor in satellite radio service is likely to be Sirius Radio, the only other FCC licensee for satellite radio service in the United States. Since October 1997, Sirius Radio's common stock has traded on the Nasdaq National Market. Sirius Radio plans to deploy three satellites in a North American elliptical orbit and a network of terrestrial repeaters. Sirius Satellite Radio has announced in recent SEC filings that it has arrangements for the construction, implementation and distribution of its service and that it expects to begin receiving revenue from operations in early 2001, which is slightly ahead of our planned commencement of commercial operations in the second quarter of 2001.


Traditional AM/FM Radio

     Our competition will also include traditional AM/FM radio. Unlike XM Radio, traditional AM/FM radio already has a well established market for its services and generally offers free broadcast reception paid for by commercial advertising rather than by a subscription fee. Also, many radio stations offer information programming of a local nature, such as traffic and weather reports, which XM Radio initially will be unable to offer as effectively as local radio, or at all. The AM/FM radio broadcasting industry is highly competitive. Radio stations compete for listeners and advertising revenues directly with other radio stations within their markets on the basis of a variety of factors, including

     .  program content;

     .  on-air talent;

     .  transmitter power;

     .  source frequency;

     .  audience characteristics;

     .  local program acceptance; and

     .  the number and characteristics of other radio stations in the market.

     Currently, traditional AM/FM radio stations broadcast by means of analog signals, not digital transmission. We believe, however, that in the future traditional AM/FM radio broadcasters may be able to transmit digitally into the bandwidth occupied by current AM/FM stations.


Internet Radio

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


     There are a growing number of Internet radio broadcasts which provide listeners with radio programming from around the country and the world. Internet radio can be heard through a personal computer equipped with a modem, sound card and speakers. Announcements have been made about plans by one or more companies to deliver Internet radio to cars or portable radios using satellites. Although we believe that the current sound quality of Internet radio is below standard and may vary depending on factors such as network traffic, which can distort or interrupt the broadcast, we expect that improvements from higher bandwidths, faster modems and wider programming selection may make Internet radio a more significant competitor in the future.

     There are a number of Internet-based audio formats in existence or in development which could compete directly with XM Radio. For example, Internet users with the appropriate hardware and software can download sound files for free or for a nominal charge and play them from their personal computers or from specialized portable players. In addition, prominent members of the music and computer industry have supported an initiative known as the Secure Digital Music Initiative to become a standard for fee-based electronic distribution of copyrighted sound recordings. Although presently available formats have drawbacks such as hardware requirements and download bandwidth constraints, which we believe would make XM Radio a more attractive option to consumers, Internet-based audio formats may become increasingly competitive as quality improves and costs are reduced.


Direct Broadcast Satellite and Cable Audio

     A number of companies provide specialized audio service through either direct broadcast satellite and cable audio systems. These services are targeted to fixed locations, mostly in-home. The radio service offered by direct broadcast satellite and cable audio is generally an add-on service to the higher priced video service.


Regulatory Matters

     XM Radio and Sirius Radio received licenses from the FCC in October 1997 to construct and operate satellite radio service. The FCC has allocated 25 MHz for the new service in a range of radio frequencies known as the S-Band.

     As an owner of one of two FCC licenses to operate a commercial satellite radio service in the United States, we will continue to be subject to regulatory oversight by the FCC. Our development, implementation and eventual operation of our system will be subject to significant regulation by the FCC under authority granted under the Communications Act and related federal law. Non-compliance by us with FCC rules and regulations could result in fines, additional license conditions, license revocation or other detrimental FCC actions. Any of these FCC actions may harm our business. There is no guarantee that the rules and regulations of the FCC will continue to support our business plan.

     One of the two losing bidders in the satellite radio license auction filed an application for review of the order granting our FCC license, but the challenge was denied. The losing bidder is seeking review by the FCC. The losing bidder has argued that WorldSpace had effectively taken control of us without FCC approval and that WorldSpace has circumvented the FCC's application cut-off procedures. WorldSpace is no longer a stockholder in Holdings. We have opposed this appeal and have denied the allegations contained in the challenge. The FCC's order granting our license remains in effect during the pendency of the application for review. Although we believe that the award of the license to us will continue to be upheld, we cannot predict the ultimate outcome of this challenge. If this challenge is successful, the FCC could take a range of actions, any of which could harm our ability to proceed with our planned satellite radio service.

     We have filed applications with the FCC for approval of a transfer of control of our DARS license and other FCC licenses from Motient Corporation to a diffuse group of owners, none of whom will have a controlling interest. The opportunity for objections from interested parties has not yet passed.

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

     Our license, which is held by a subsidiary wholly owned by XM, has a term of eight years from commencement of XM's operations and may be renewed. The FCC requires the satellite radio licensees, including us, to adhere to certain milestones in the development of their systems, including a requirement that the licensees begin full operation by October 2003.

     Our FCC license requires us to meet the following milestones:

Deadline          Milestone                                                Status
--------          ---------                                                ------
October 1998      Complete contracting for first satellite                 Completed March 1998
October 1999      Complete contracting for second satellite                Completed March 1998
October 2001      Begin in-orbit operation of at least one satellite       Expected Fourth Quarter 2000
October 2003      Begin full operation of the XM Radio system              Expected Second Quarter 2001

     While we have already fulfilled the first two milestones, we may not meet the remaining two milestones, in part because we depend on third parties to build and launch our satellites. If we fail to meet these milestones, the FCC could take a range of actions, any of which may harm our business.

     For business and technical reasons, we have decided to modify certain aspects of the satellite radio system described in our May 1997 amended application to the FCC. Specifically, we intend to

     .  increase the satellites' transmission power;.

     .  eliminate coverage of Alaska and Hawaii; and

     . change the total number of signals carried by the satellites and terrestrial repeaters.

     We will subdivide our 12.5 MHz of allocated bandwidth to carry six signals instead of five as previously stated in our FCC application. Two signals will be transmitted by each of the two satellites, and two signals will be transmitted by our terrestrial repeaters. We plan to request that the FCC allow us to modify the XM Radio system to incorporate these changes. While the FCC regularly approves modifications to commercial licenses, it may not approve our request.

     The FCC has indicated that it may in the future impose public service obligations, such as channel set-asides for educational programming, on satellite radio licensees.

     The FCC's rules require interoperability with all licensed satellite radio systems that are operational or under construction. The FCC conditioned our license on certification by us that our final receiver design is interoperable with the final receiver design of the other licensee, Sirius Radio, which plans to use a different transmission technology than we plan to use. Because of uncertainty regarding the design of Sirius Radio's systems, we may face difficulties initially in meeting this interoperability requirement. We have signed an agreement with Sirius Radio to develop a unified standard for satellite radios, but we anticipate that it will take several years to develop the technologies necessary for radios that will be capable of receiving both our service and Sirius Radio's service. Accordingly, we may not be able to meet the FCC's interoperability requirements by the time we launch our commercial operations and may need to obtain an extension of time or modification of this requirement from the FCC. Furthermore, complying with the interoperability requirement could make the radios more difficult and costly to manufacture.

     The FCC is currently conducting a rulemaking proceeding to establish rules for terrestrial repeater transmitters, which we plan to deploy to fill in gaps in satellite coverage. The FCC has proposed to permit us to deploy these facilities. Specifically, the FCC has proposed a form of blanket licensing for terrestrial repeaters and service rules which would prohibit satellite radio licensees from using terrestrial repeating transmitters to originate local programming or transmit signals other than those received from the satellite radio satellites. Various parties, including the National Association of Broadcasters, have asked the FCC to

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

     . delay consideration of terrestrial repeater rules until XM Radio and Sirius Radio provide additional information regarding planned terrestrial repeaters;

     .  require individual licensing of each terrestrial repeater;

     .  limit the number of repeaters that may be deployed; and

     . impose a waiting period on the use of repeaters in order to determine if signal reception problems can be resolved through other means.

     Our plans to deploy terrestrial repeaters in our system may be impacted, possibly materially, by whatever rules the FCC issues in this regard.

     The FCC also may adopt limits on emissions of terrestrial repeaters to protect other services using nearby frequencies. While we believe that we will meet any reasonable non-interference standard for terrestrial repeaters, the FCC has no specific standard at this time, and the application of such limits might increase our cost of using repeaters. Although we are optimistic that we will be able to construct and use terrestrial repeaters as needed, the development and implementation of the FCC's ultimate rules might delay this process or restrict our ability to do so.

     We will need to coordinate the XM Radio system with systems operating in the same frequency bands in adjacent countries. Canada and Mexico are the countries whose radio systems are most likely to be affected by satellite radio. The United States government, which conducts the coordination process, has resolved the issue with the Canadian government and has reached an agreement with the Mexican government that has not yet been fully approved by that government.

     We will operate the communication uplinks between our own earth station and our satellites in a band of radio frequencies that are used for several other services. These services are known under FCC rules as fixed services, broadcast auxiliary services, electronic news gathering services, and mobile satellite services for uplink station networks. Although we are optimistic that we will succeed in coordinating domestic uplink station networks, we may not be able to coordinate use of this spectrum in a timely manner, or at all. We have filed an application with the FCC for approval of a satellite earth station to be located in Washington, D.C. This application has not yet been granted.

     We also need to protect our system from out-of-band emissions from licensees operating in adjacent frequency bands. Wireless Communication Service licensees operating in frequency bands adjacent to the satellite radio's S-Band allocation must comply with certain out-of-band emission limits imposed by the FCC to protect satellite radio systems. These limits, however, are less stringent than those we proposed. In addition, in April 1998, the FCC proposed to amend its rules to allow for new radio frequency lighting devices that would operate in an adjacent radio frequency band. We opposed the proposal on the grounds that the proliferation of this new kind of lighting and its proposed emission limits, particularly if used for street lighting, may interfere with XM Radio. However, the FCC may not rule in our favor, a decision which could adversely affect our signal quality. Interference from other unlicensed frequency devices may also adversely affect the Company's signal.

     The FCC order granting our license determined that because we are a private satellite system providing a subscription service on a non-common carrier basis, we would not be subject to the FCC's foreign ownership restrictions. However, such restrictions would apply to us if we were to offer non subscription services, which may appear more lucrative to potential advertisers than subscription services. The FCC also stated in its order that it may reconsider its decision not to subject satellite radio licensees to its foreign ownership restrictions.

     Sea Launch, Alcatel and other vendors are subject to United States export regulations. Our vendors will need approval from the State Department under technology export statutes and regulations for the launch of our satellites. Although these are not new requirements, the export of technology has received considerable attention in response to concerns about the export of technology to China by the United States defense contractors. The negative publicity may lead the United States Congress to alter the relevant laws or regulations, or may change the State Department's policy in enforcing the regulations. Any change in applicable law or policy may result in delay of our satellite launch.


Intellectual Property

System Technology

     We have contracted with several technology companies to implement portions of the XM Radio system. These technology companies include Hughes Space and Communications and Alcatel (satellites); Delphi-Delco, Sony, Motorola, Pioneer, Alpine, Mitsubishi, Audiovox, Clarion and SHARP (car and home radios); STMicroelectronics (chipsets); Lucent Digital Radio (audio coding technology); Fraunhofer Institute (various technologies) and LCC International (design of repeater network). We will not acquire any intellectual property rights in the satellites. We will have joint ownership of or a license to use the technology developed by the radio and chipset manufacturers. We will own the design of our system, including aspects of the technology used in communicating from the satellites and the design of the repeater network.

     Our system design, our repeater system design and the specifications we supplied to our radio and chipset manufacturers incorporates or may in the future incorporate some intellectual property licensed to us on a non-exclusive basis by WorldSpace Management. WorldSpace Management has used this technology in its own non-United States satellite radio system. We also have the right to sublicense the licensed technology to any third party, including chipset manufacturers, terrestrial repeater manufacturers and receiver manufacturers in connection with the XM Radio system. Under our agreement with WorldSpace Management we must pay one time, annual or percentage royalty fees or reimburse WorldSpace Management for various costs for various elements of the licensed technology that we decide to use in the XM Radio system. We have incurred costs of $6.7 million to WorldSpace Management under this agreement through June 30, 2000. We will not be required to pay royalties to WorldSpace Management for licensed technology that we do not use in our system. We anticipate the Fraunhofer Institute will continue to provide various development services for us in connection with the design of our system.

     Motient has granted us a royalty-free license with respect to certain ground segment communications technology and antenna technology.

     Motient and WorldSpace Management have also granted us royalty-free, non-exclusive and irrevocable licenses to use and sublicense all improvements to their technology. The technology licenses from Motient and WorldSpace Management renew automatically on an annual basis unless terminated for a breach which has not been or cannot be remedied.

     We believe that the intellectual property rights we have licensed under our technology license were independently developed or duly licensed by Motient or WorldSpace International, as the case may be. We cannot assure you, however, that third parties will not bring suit against us for patent or other infringement of intellectual property rights.

     We have signed an agreement with Sirius Radio to develop a unified standard for satellite radios to facilitate the ability of consumers to purchase one radio capable of receiving both our and Sirius Radio's services. The technology relating to this unified standard will be jointly developed, funded and owned by the two companies. As part of the agreement, each company has licensed to the other its intellectual property relating to the unified standard and to its system; the value of this license will be considered part of its contribution toward the joint project. In addition, each company has agreed to license its non-core technology, including non-essential features of its system, to the other at commercially reasonable rates. Each party will be entitled to license fees or a credit towards its obligation to fund one half of the development cost of the technologies used to develop a unified standard for satellite radios. The amount of the fees or credit will be based upon the validity, value, use, importance and available alternatives of the technology each contributes and will be determined over time by agreement of the parties or by arbitration. We cannot predict at this time the amount of license fees, if any, payable by or to XM or Sirius Radio or the size of the credits to XM and Sirius Radio from the use of their technology. This may require additional capital, which could be significant.

Prior Litigation with Sirius Radio; Technology License

     On January 12, 1999, Sirius Radio, the other holder of an FCC satellite radio license, commenced an action against us in the United States District Court for the Southern District of New York, alleging that we were infringing or would infringe three patents assigned to Sirius Radio. In its complaint, Sirius Radio sought money damages to the extent we manufactured, used or sold any product or method claimed in their patents and injunctive relief. This suit was resolved in February 2000 in accordance with the terms of a joint development agreement between us and Sirius Radio in which both companies agreed to develop a unified standard for satellite radios and license our respective intellectual property, including the patents that were the subject of the suit, for use in this joint development. If this agreement is terminated before the value of the licenses has been determined due to our failure to perform a material covenant of obligation, then this suit could be refiled.

     If this litigation were recommenced, we believe based on the planned design of our system, our knowledge of the differences between our system and the claims of the Sirius Radio patents and on advice we have previously received from our patent counsel, that a court would find that we have not and will not infringe any Sirius Radio patents. However, the litigation could harm us, even if we were successful. It would divert our management's attention and might make it more difficult for us to raise financing or enter into other agreements with third parties. In addition, even if we prevailed, the Sirius Radio litigation might prevent us from moving forward with the development of the XM Radio system in a timely manner. The Sirius Radio patents involved in the litigation relate to certain aspects of signal and reception methodologies that may be employed by a satellite radio system. If this suit were refiled and we lost all or part of this litigation, we could become liable to Sirius Radio for money damages and subject to an injunction preventing us from using certain technology in the XM Radio system. Any such injunction could force us to engineer technology which would not be subject to the injunction, license or develop alternative technology, or seek a license from, and pay royalties to, Sirius Radio. If any of these strategies becomes necessary, it could be costly and time-consuming and would likely delay any implementation of our system. If we could not accomplish any strategy, or could not do so in a timely manner at an acceptable cost, our business would be harmed.


Copyrights to Programming

     We must negotiate and enter into music programming royalty arrangements with performing rights societies such as the American Society of Composers, Authors and Publishers, Broadcast Music, Inc., and SESAC, Inc. These organizations collect royalties and distribute them to songwriters and music publishers and negotiate fees with copyright users based on a percentage of revenues. Radio broadcasters currently pay a combined total of approximately 4% of their revenues to these performing rights societies. We expect to negotiate or establish license fees through a rate court proceeding in the U.S. District Court for the Southern District of New York, but such royalty arrangements may be more costly than anticipated.

     Under the Digital Performance Right in Sound Recordings Act of 1995 and the Digital Millennium Copyright Act of 1998, we also have to negotiate royalty arrangements with the owners of the sound recordings. The Recording Industry Association of America will negotiate licenses and collect royalties on behalf of copyright owners for this performance right in sound recordings. Cable audio services currently pay a royalty rate of 6.5% of gross subscriber revenue. This rate was set by the Librarian of Congress, which has statutory authority to decide rates through arbitration, and was affirmed on May 21, 1999 by the United States Court of Appeals for the District of Columbia. Although we believe we can distinguish XM Radio sufficiently from the cable audio services in order to negotiate a lower statutory rate, we may not be able to do so.

The XM(TM) Trademark

     We believe that XM Radio will be seen as the complement to AM and FM radio. We have an application pending in the United States Patent and Trademark Office for the registration of the trademark "XM" in connection with the transmission services offered by our company and expect that our brand name and logo will be prominently displayed on the surface of XM radios together with the radio manufacturer's brand name. This will identify the equipment as being XM Radio-compatible and build awareness of XM Radio. We intend to maintain our trademark and the anticipated registration. We are not aware of any material claims of infringement or other challenges to our right to use the "XM" trademark in the United States.


Personnel

     As of July 31, 2000, we had 142 employees. In addition, we rely upon a number of consultants and other advisors. The extent and timing of any increase in staffing will depend on the availability of qualified personnel and other developments in our business. None of our employees is represented by a labor union, and we believe that our relationship with our employees is good.


Property

     Our executive offices, studio and production facilities are located at 1500 Eckington Place, N.E., Washington, D.C. 20002, under a ten year lease of approximately 120,000 square feet.


Legal Proceedings

     Except for the FCC proceeding described under the caption "Business-- Regulatory Matters," we are not a party to any material litigation or other proceedings.

                                  MANAGEMENT

Directors, Executive Officers and Other Key Employees

     The following table sets forth information concerning directors, executive officers and key employees of Holdings and XM (which have the same directors and executive officers). All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected by and serve at the discretion of Holdings' or XM's board of directors.

 Name                         Age   Position
 ----                         ---   --------
Gary M. Parsons............  50     Chairman of the Board of Directors

Hugh Panero................  44     President, Chief Executive Officer and Member, Board of Directors

Nathaniel A. Davis(1)......  46     Member, Board of Directors

Thomas J. Donohue(2).......  62     Member, Board of Directors

Randall T. Mays (1)(2).....  35     Member, Board of Directors

Randy S. Segal (1).........  44     Member, Board of Directors

Jack Shaw (2)..............  61     Member, Board of Directors

Dr. Rajendra Singh (2).....  45     Member, Board of Directors

Ronald L. Zarrella.........  50     Member, Board of Directors

Pierce J. Roberts, Jr. ....  54     Member, Board of Directors

Walter V. Purnell, Jr. ....  55     Member, Board of Directors

Lee Abrams.................  48     Senior Vice President, Chief of Programming

Stephen Cook...............  45     Senior Vice President, Sales and Marketing

Steven P. Gavenas..........  44     Senior Vice President, New Business Development

Dr. Stelios Patsiokas......  47     Senior Vice President, Technology

Heinz Stubblefield.........  43     Senior Vice President, Chief Financial Officer

Joseph M. Titlebaum........  37     Senior Vice President, General Counsel and Secretary

John R. Wormington.........  55     Senior Vice President, Engineering and Operations

     ________________
(1)  Member of the audit committee.
(2)  Member of the compensation committee.

Set forth below are descriptions of the backgrounds and principal occupations of each of Holdings' and XM's directors and executive officers.

     Gary M. Parsons has served as Chairman of the board of directors of Holdings and XM since May 1997. Mr.

Parsons is Chairman of the board of directors of Motient, a position he has held since March 1998. Mr. Parsons joined Motient in July 1996 and has also served as its Chief Executive Officer and President. Previously, Mr. Parsons was with MCI Communications Corporation where he served in a variety of roles from 1990 to 1996, including most recently as Executive Vice President of MCI Communications, and as Chief Executive Officer of MCI's subsidiary MCImetro, Inc. From 1984 to 1990, Mr. Parsons was one of the principals of Telecom*USA, which was acquired by MCI. Prior to the recruitment of Hugh Panero, Mr. Parsons served as our Chief Executive Officer.

     Hugh Panero has served as a member of the board of directors and as President and Chief Executive Officer of Holdings and XM since June 1998. Mr. Panero has over 16 years experience building and managing entertainment distribution services. Most recently, from 1993 to 1998, Mr. Panero served as President and Chief Executive Officer of Request TV, a national pay-per-view network owned by Liberty Media and Twentieth Century Fox. Prior to his employment with Request TV, Mr. Panero spent ten years with Time Warner Cable where he was part of the team which built the cable systems serving parts of Queens and Brooklyn, New York. Mr. Panero held various positions with Time Warner Cable, including Vice President, Marketing.

     Nathaniel A. Davis has served as a member of the board of directors of Holdings and XM since October 1999. Mr. Davis is President, Chief Operating Officer and a director of Nextlink Communications Inc. From December 1998 to December 1999, he was Executive Vice President of Nextel Communications where he had responsibility for the technical and engineering operations of Nextel's nationwide switching and wireless communications network, billing and information technology systems. From August 1986 through November 1998, Mr. Davis served in a variety of senior engineering and finance roles at MCI, most recently as Senior Vice President and Chief Financial Officer of MCI Telecommunications. Mr. Davis serves on the board of directors of Capital Management Corporation.

     Thomas J. Donohue has served as a member of the board of directors of Holdings and XM since October 1999. Mr. Donohue is President and Chief Executive Officer of the U.S. Chamber of Commerce, the world's largest business federation, and has been active in national policy and non-profit operations for 30 years. From July 1984 through September 1997, Mr. Donohue served as President and Chief Executive Officer of the American Trucking Association. He serves on the board of directors of Union Pacific Corporation, Sunrise Assisted Living Corporation, Marymount University and the Hudson Institute.

     Randall T. Mays has served as a member of the board of directors of Holdings and XM since July 1999. Mr. Mays is the Executive Vice President and Chief Financial Officer of Clear Channel Communications. Mr. Mays has been associated with Clear Channel since 1993 when he was elected Vice President and Treasurer. Mr. Mays also serves on the board of directors of American Tower Corporation.

     Randy S. Segal has served as a board member of Holdings and XM since July 1999. Ms. Segal has served as Motient's Senior Vice President, General Counsel and Secretary since October 1992. From October 1983 to October 1992, Ms. Segal was associated with the law firm of Debevoise & Plimpton in New York, New York. Prior to joining Debevoise, Ms. Segal clerked for the Honorable Jerre S. Williams of the United States Court of Appeals for the Fifth Circuit, and for the Honorable Edmund L. Palmieri for the United States District Court for the Southern District of New York.

     Jack Shaw has served as a member of the board of directors of Holdings and XM since May 1997. Mr. Shaw is Corporate Senior Executive Vice President-Enterprise Sector of Hughes Electronics Corporation and served as Chief Executive Officer and Chairman of Hughes Network Systems, Inc. from 1987 and 1988, respectively, through January 2000. Mr. Shaw is a member of the Hughes Electronics Corporation Executive Committee. Mr. Shaw has been a director of Motient since July 1996 and has previously served as Chairman of Motient's Board. Previously, Mr. Shaw held senior management positions with companies including ITT Space Communications, Inc., Digital Communications Corporation and M/A-Com Telecommunications, Inc., which was acquired by Hughes Electronics Corporation in 1987 .

     Rajendra Singh has served as a board member of Holdings and XM since July 1999. Dr. Singh is a member of the board of directors and a co-founder of LCC. Dr. Singh was President of LCC from its formation in 1983 until September 1994, was Chief Executive Officer from January 1994 until January 1995, and was Interim President from September 1998 to May 1999. Dr. Singh is Chairman of the Members Committee of Telcom Ventures L.L.C. and a director of Teligent, Inc., a wireless local access provider. He is also a director of Aether System, Inc., a provider of wireless services and systems.

     Ronald L. Zarrella has served as a member of the board of directors of Holdings and XM since July 1999. Mr. Zarrella is an Executive Vice President of General Motors and President of GM North America, a position he has held since October 1998. Mr. Zarrella has been associated with General Motors since 1994 when he was elected Vice President and Group Executive in charge of the North American Vehicle Sales Service and Marketing Group.

     Pierce J. Roberts, Jr. has served as a board member of Holdings and XM since August 2000. Mr. Roberts has been Managing Director of AEA Investors since September 1999. Previously, he was with Bear Stearns from 1993 to 1998 where he was the head of the Telecom investment banking group, Managing Director at The Blackstone Group, Vice President-Corporate Development at BellSouth Corporation, and founder of his own corporate development business.

  Walter V. Purnell, Jr. has served as a board member of Holdings and XM since August 2000. Mr. Purnell has been a director and Chief Executive Officer of Motient Corporation since January 1999 and President since March 1998. Previously, Mr. Purnell was President and Chief Executive Officer of ARDIS since September 1995. Before that, Mr. Purnell had served as the chief financial officer of ARDIS since its founding in 1990. Before 1990, Mr. Purnell held a broad range of senior executive positions with IBM over 23 years, with financial responsibility over significant telecommunications and other business divisions, both domestically and internationally.

     Lee Abrams has served as Senior Vice President, Chief of Programming of Holdings and XM since June 1998. Mr. Abrams is a prominent radio programmer/consultant with more than 30 years of experience in radio, and since 1970 has been a consultant to a variety of radio stations, networks and record companies. He is credited with many innovations in radio programming, including transforming FM radio, pioneering the album rock format in the 1970s, adult contemporary radio and urban, classic and smooth jazz radio in the 1980s and active rock radio in the 1990s. He most recently has served as a consultant for ABC Radio Networks, Capstar, Thorn-EMI and Sony, among others.

     Stephen Cook has served as Senior Vice President, Sales and Marketing of Holdings and XM since February 1999. Previously, Mr. Cook was Chief Operating Officer for Conxus Communications, where he successfully launched its portable voice messaging product, Pocketalk, in the top 12 United States markets. From 1990 to 1997, Mr. Cook held key management positions with GTE's cellular operations, including VP of Marketing and President of the Southeast region. Prior to that time, Mr. Cook also spent five years in brand management with Procter & Gamble and has more than 15 years of experience with launching and marketing new consumer products.

     Steven P. Gavenas has served as Senior Vice President, New Business Development since December 1999. Previously, from June 1996 to November 1999, Mr. Gavenas held several positions in WorldSpace International, including VP of Marketing, EVP Corporate Strategy and EVP Commercial Operations. Before joining WorldSpace, from September 1989 to May 1996 Mr. Gavenas was a management consultant with McKinsey and Company, Inc., an international strategy consulting firm.

     Stelios Patsiokas has served as Senior Vice President, Technology of Holdings and XM since October 1998. Previously, Dr. Patsiokas was with Motorola, Inc., where he served in a variety of consumer electronics design and development roles since 1979. Since 1996, Dr. Patsiokas was Director of Product Development, for Motorola's Messaging Systems Product Group, where he was involved with developing the PageWriter/TM/ 2000 two-way messaging device. Dr. Patsiokas holds 24 United States patents.

     Heinz Stubblefield has served as Senior Vice President, Chief Financial Officer of Holdings and XM since June 1998. Previously, from March 1996 to May 1998, Mr. Stubblefield was Chief Financial Officer for WorldSpace International. Before joining WorldSpace, from February 1993 to February 1996, Mr. Stubblefield was Corporate

Controller for Next Software Corporation and, prior to that time, spent several years as divisional CFO for Raychem Corporation's German offices.

     Joseph M. Titlebaum has served as Senior Vice President, General Counsel and Secretary of Holdings and XM since September 1998. From 1990 to 1998, Mr. Titlebaum was an attorney with the law firm of Cleary, Gottlieb, Steen & Hamilton. With a specialty in telecommunications ventures, Mr. Titlebaum has expertise in structuring, negotiating and implementing corporate finance and mergers and acquisitions transactions.

     John R. Wormington has served as Senior Vice President, Engineering and Operations of Holdings and XM since September 1998. Mr. Wormington has leadership experience in commercial and governmental development, design and operational deployment of a variety of high technology projects. Mr. Wormington came to our company from Hughes, where since September 1995 he was a senior executive and led the project management team responsible for that company's HS 702 satellite program. During his distinguished military career (retiring as an Air Force Brigadier General in 1995), Mr. Wormington was responsible for a wide range of large government projects requiring technical management and operational leadership skills necessary to meet strict implementation deadlines, including responsibility for conducting all launch and range operations at Cape Canaveral.

Provisions Governing Holdings' Board of Directors

     Holdings' board of directors consists of eleven members, five of whom are selected by Motient, including Holdings' Chairman and Holdings' President and Chief Executive Officer, and one of whom is selected by each of General Motors, Clear Channel, Telcom Ventures and AEA Investors. The remaining two are independent directors. One of the independent directors must be approved by Motient, and one must be approved by a majority of the interests held by General Motors, Clear Channel, the TCM Group and the Series C investors. Following receipt of approval of the FCC to transfer control of Holdings to a diffuse group of stockholders, Holdings' board of directors will consist of ten members: three will be selected by Motient, one will be selected by each of General Motors, Clear Channel, Telcom Ventures and AEA Investors, one will be Holdings' President and Chief Executive Officer, and the remaining two will be independent directors of recognized industry experience and stature whose nominations must be approved by Motient and a majority of the interests held by General Motors, Clear Channel, Telcom Ventures and the Series C investors. General Motors, Clear Channel, the TCM Group and American Honda also have observation rights at meetings of Holdings' board of directors. The foregoing board and observation rights are subject to these entities, as parties to a shareholders' agreement with Holdings, maintaining their original investment or certain minimum share percentages in Holdings.

Terms of Directors

     All members of Holdings' and XM's board of directors hold office until the next annual meeting of stockholders and the election and qualification of their successors.

Board Committees

     The board of directors of Holdings has established compensation and audit committees. Each committee reports to the board of directors. The compensation committee, currently consisting of Messrs. Singh, Shaw, Donohue and Mays, is responsible for determining and paying compensation, salaries, annual bonuses, stock option grants and benefits to officers, directors and employees. The audit committee, currently consisting of Messrs. Mays, Davis, Roberts and Ms. Segal, reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters. These matters include the selection of Holdings' and XM's auditors and review of Holdings' and XM's accounting books, records and policies.

Compensation of Directors

     Holdings' independent directors (as determined under Holdings' shareholders' agreement) receive retainer fees of $2,500 per quarter. In addition, these independent directors receive $2,000 for every meeting attended in person and $500 for every meeting attended telephonically. Independent directors also receive $3,000 per year for each board committee on which they serve. In July 1999, Holdings also granted each non-employee director, other than Messrs. Roberts and Purnell, an option to purchase 26,757 shares of its Class A common stock at $9.52 per share. These options are immediately exercisable and have ten-year terms. Mr. Zarrella has elected to forego receipt of these options.

     Chairman of the Board. On July 21, 2000, Holdings issued to Mr. Parsons 5,000 shares of Class A common stock in compensation for his service to us. Holdings will have a right to repurchase these shares for $37.25 per share if Mr. Parsons' service with us ends prior to July 21, 2001. On July 21, 2000, Holdings also issued to Mr. Parsons a ten-year option to purchase 100,000 shares of Holdings' Class A common stock at an exercise price of $37.25 per share. The option vests in equal amounts on each of the first, second and third anniversaries of the date of grant. On July 16, 1999, Holdings issued to Mr. Parsons 14,716 shares of Class A common stock in compensation for his service to us and granted Mr. Parsons a ten-year option to purchase 267,570 shares of Holdings' Class A common stock at an exercise price of $9.52 per share, of which 160,542 have vested. 53,514 shares will vest in each of the next two years. The vesting of 53,514 of the 160,542 shares that vested in the first year and the shares that vest at the end of the second and third years are subject to the fulfillment of performance criteria.

Executive Compensation

     The following table sets forth the compensation earned by Holdings' named executive officers which include Holdings' Chief Executive Officer and all other executive officers whose salary and bonus for the year ended December 31, 1999 exceeded $100,000.


                                        Summary Compensation Table

                                                                                                                    Long-Term
                                                                                                                  Compensation
                                                                                                                     Awards
                                                                           Annual  Compensation                 -----------------
                                                            --------------------------------------------------   Class A Shares
                                                                                                                   Underlying
Name and Principal Position(s)                        Year     Salary            Bonus              Other            Options
----------------------------------------------------  ----  ------------  -------------------  ---------------  -----------------
Hugh Panero
 President and Chief Executive Officer............ .  1998      $163,333      $        65,333      $293,060(1)            267,570
                                                      1999       286,533              125,000         1,354               100,000
Lee Abrams
 Senior Vice President, Chief of Programming...... .  1998       125,417               27,413        30,989(2)             53,514
                                                      1999       220,000               56,100        47,900                50,000
Stelios Patsiokas
 Senior Vice President, Technology................ .  1998        43,077               16,710        59,966(3)             53,514
                                                      1999       211,700               84,680           213                50,000
Heinz Stubblefield
 Senior Vice President, Chief Financial Officer... .  1998       116,667               60,000            --                53,514
                                                      1999       208,000               62,400         1,589                50,000
Stephen Cook
 Senior Vice President, Sales and Marketing  .        1998            --                   --            --                    --
                                                      1999       205,960               70,082        51,927(4)            103,514

-----------------
(1) Includes a signing bonus of $200,000.
(2) Includes a signing bonus of $28,000.
(3) Includes a signing bonus of $59,966.

(4) Includes a signing bonus of $50,000.


Employment Agreements

     Hugh Panero is employed as Holdings' President, Chief Executive Officer and member of the board of directors for a term of three years under an employment agreement effective June 1, 1998. His employment agreement provides for an annual base salary of $280,000, subject to increase from time to time by the board of directors. Mr. Panero is also eligible for a pro-rata annual bonus to be determined by the board of directors of Holdings according to Mr. Panero's personal job performance and mutually agreed upon corporate goals and objectives. The bonus target guideline is 40% of Mr. Panero's annual base salary. Under Mr. Panero's employment agreement and pursuant to Holdings' shares award plan, Holdings granted to Mr. Panero a 10-year option to purchase 267,570 shares of Holdings' Class A common stock at an exercise price of $9.52 per share, of which 89,190 have vested. This option vests at the rate of

     . 107,028 shares in three equal annual installments beginning on the first anniversary of the grant; and

     . 160,542 shares in three equal annual installments beginning on the first anniversary of the grant based on achievement of performance objectives.

     All options vest in the event of death or involuntary termination within one year of a change of control of our company; otherwise, all non-vested options would be forfeited upon termination of employment. Following termination of employment, vested stock options would cease to be exercisable

     .  immediately, if Mr. Panero is terminated for cause;

     .  three months after termination, in the event of a voluntary termination;

     .  six months, following an involuntary termination; or

     . one year following death, disability, retirement, or in the event of voluntary or involuntary termination within one year following a change of control.

His employment agreement restricts Mr. Panero from engaging in any business in the United States which resembles or competes with us for a period of one year following termination of his employment.

  We also have agreements with the following named executive officers:

Name                                Title                Effective Date
----------------------  -----------------------------  -------------------
Lee Abrams........... . Senior Vice President, Chief   June 8, 1998
                        of Programming
Stephen Cook......... . Senior Vice President, Sales   February 22, 1999
                        and Marketing
Stelios Patsiokas.... . Senior Vice President,         October 19, 1998
                        Technology
Heinz Stubblefield... . Senior Vice President, Chief   June 1, 1998
                        Financial Officer

     Mr. Stubblefield's agreement is for a term of three years, which will automatically renew for a period of an additional two years unless either party gives 60 days notice to the other; Mr. Patsiokas' agreement is for a term of three years; and Mr. Abrams' and Mr. Cook's agreement have no specified term. Each agreement provides that the executive is eligible for an annual bonus to be determined by the board of directors based upon agreed upon performance measures. These amounts are up to 40% of annual base salary for Mr. Patsiokas, up to 35% of annual base salary for Mr. Cook and up to 30% of annual base salary for Messrs. Stubblefield and Abrams. The agreement for Mr. Patsiokas and Mr. Cook provide for severance payment of one year's salary payable in a lump sum upon termination of employment by us other than for cause. The agreement for Mr. Stubblefield provides for severance payment of one year's salary and bonus, plus the pro-rated portion of earned bonus and options scheduled to vest for the current year, payable in a lump sum upon termination of employment by us other than for cause. Under these agreements and the terms of Holdings' shares award plan, Holdings has granted to each of Messrs. Abrams, Cook, Patsiokas and Stubblefield a 10-year option to purchase 53,514 shares of Class A common stock of Holdings at an exercise price of $9.52 per share. Each of these options vests in three equal annual installments beginning on the first anniversary of the grant.

Shares Award Plan

General

     In 1998, Holdings' board of directors adopted a 1998 Shares Award Plan for employees, consultants and non-employee directors. The plan is administered by the board's compensation committee.

     We can grant options, stock appreciation rights, restricted stock or phantom shares under the plan. The aggregate number of shares of Holdings' Class A common stock with respect to which awards may be granted under the shares award plan is 5,000,000 shares. Holdings may not grant awards of more than 267,570 shares of its common stock to any participant in any calendar year. Options granted under the shares award plan may be either incentive or non-incentive stock options within the meaning of the Internal Revenue Code. Each option will be exercisable in whole or in installments, as determined at the time of grant. The term of any option granted may not be more than 10 years from the date of grant. Stock appreciation rights of Holdings may be granted in tandem with another award, in addition to another award or unrelated to any other award. No stock appreciation right may be exercisable until six months after the day of grant. A stock appreciation right entitles the participant to receive the excess of the fair market value of Holdings common stock on the date of the exercise of the stock appreciation right over its grant price.

     If Holdings engages in a corporate transaction, which consists of a merger, a consolidation, a dissolution, a liquidation, or a sale of all or substantially all of its assets, then the holder of an outstanding award will have the right immediately prior to the effective date of the transaction to exercise such awards without regard to any installment provision regarding exercisabilty. All such awards which are not so exercised will be forfeited as of the effective time of the transaction. If we have had a change of control of Holdings, each participant will be entitled to receive an equivalent award. An equivalent award is defined as a continuation of the awards, an agreement by the person acquiring Holdings to honor or assume the award, or the substitution of a new award with an inherent value at least equivalent to the original award, and on terms at least as beneficial to the participant as is the original award. If it is not possible to grant such an equivalent award, Holdings may grant a cash equivalent, calculated as described in the shares award plan. If the participant's employment with us is terminated by reason of involuntary termination within one year following the change of control, the equivalent award may be exercised in full beginning on the date of such termination.

Stock Option Grants

     The following table sets forth information concerning the stock options granted by Holdings to named executive officers under the 1998 Shares Award Plan in 1999.


                                         Individual Grants
                        --------------------------------------------------


                        Number of
                          Common      Percent of                                    Potential Realizable Value
                          Shares         Total       Exercise                        at Assumed Annual Rates
                        Underlying      Options       Price                               of Stock Price
                         Options      Granted to       Per                            Appreciation for Stock
Name                     Granted       Employees      Share      Expiration Date               Term
----                    ----------  ---------------  --------  -------------------  --------------------------
                                                                                             5%            10%
                                                                                      --------     ----------
Hugh Panero..........      100,000             6.8%    $12.00  October 8, 2009        $754,674     $1,912,491
Lee Abrams...........       50,000             3.4      12.00  October 8, 2009         377,337        956,245
Stephen Cook.........       53,514             3.6       9.52  February 22, 2009       320,392        811,937
                            50,000             3.4      12.00  October 8, 2009         377,337        956,245
Stelios Patsiokas....       50,000             3.4      12.00  October 8, 2009         377,337        956,245
Heinz Stubblefield...       50,000             3.4      12.00  October 8, 2009         377,337        956,245

     The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 1999 and the number of shares of Class A common stock subject to exercisable and unexercisable stock options held as of December 31, 1999 by each of our named executive officers. Value at fiscal year end is measured as the difference between the exercise price and the fair market value at close of market on December 31, 1999, which was $38.13.

       Aggregate Option Exercises in 1999 and Values at December 31, 1999

                                                Number of Securities Underlying         Value of Unexercised
                                                    Unexercised Options at              In-the-Money Options
                                                       December 31, 1999                 December 31, 1999
                                               ---------------------------------  --------------------------------
                         Number of
                          Shares
                        Acquired on   Value
Name                     Exercise    Realized  Exercisable(#)   Unexercisable(#)  Exercisable($)  Unexercisable($)
----                    -----------  --------  ---------------  ----------------  --------------  ----------------
Hugh Panero...........           --        --          89,190           278,380       2,551,280         7,715,060
Lee Abrams............           --        --          17,838            85,676         510,256         2,326,762
Stephen Cook..........           --        --              --           103,514              --         2,837,018
Stelios Patsiokas.....           --        --          17,838            85,676         510,256         2,326,762
Heinz Stubblefield....           --        --          17,838            85,676         510,256         2,326,762

Employee Stock Purchase Plan

     We have an employee stock purchase plan that provides for the issuance of 300,000 shares of Class A common stock. All employees whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the stock purchase plan, provided that any employee who would own five percent or more of our total combined voting power immediately after an offering date under the plan is not eligible to participate. Eligible employees must authorize us to deduct an amount from their pay during offering periods established by the compensation committee. The purchase price for shares under the plan will be determined by the compensation committee but may not be less than 85% of the lesser of the market price of the common stock on the first or last business day of each offering period.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Contracts with Hughes

     Our Satellite Purchase Contract for In-Orbit Delivery, dated March 20, 1998, and amended and restated on July 21, 1999, with Hughes Space and Communications calls for Hughes to deliver

     .  in-orbit, two high-power satellites;

     .  an optional ground spare satellite upon exercise of XM Radio's option;
and

     .  satellite launch services.


We expect to incur total payment obligations under this contract of approximately $541.3 million, which includes amounts we expect to pay pursuant to the exercise of the option to build the ground spare satellite and certain financing costs and in-orbit incentive payments. Payments are to be made to Hughes Space and Communications upon certain calendar dates and completion of discrete milestones and other events. As of June 30, 2000, we have paid $350.8 million under this contract and have recognized an additional $2.0 million in accrued milestone payments.


     We have granted Hughes Space and Communications a first priority security interest in any rights we may have in Hughes' work product under the satellite contract to secure our payment obligations to Hughes under the contract. This security interest will be released once we have made substantial pre-arranged payments to Hughes Space and Communications under our satellite contract or, if earlier, upon the launch of the satellites.


     We may, subject to certain conditions, terminate the satellite contract at our convenience, in which case Hughes Space and Communications will be entitled to certain payments. We may also terminate the satellite contract for certain events of default by Hughes or in case it becomes reasonably certain that the total amount of excusable delay in Hughes' performance under the satellite contract caused by events beyond Hughes' control, excluding delays we caused, will exceed 485 calendar days.

     The first satellite is to be delivered to us in orbit by December 31, 2000, the second by April 11, 2001. The scheduled launch period for the first satellite is the period from November 1, 2000 through February 1, 2001. The scheduled launch period for the second satellite is the period from February 15, 2001 through May 15, 2001. If there is a delay of more than six months in the launch of either the first or second satellite, we would be able to select an alternative launch system from within or outside of Hughes' inventory of launch vehicles, subject to certain payment conditions set forth in the satellite contract.


     For each satellite, title will transfer to us after Hughes Space and Communications successfully completes certain tests and analyses on each satellite upon arrival at its specified orbital location. If Hughes fails to deliver either satellite on or before the fiftieth day following its delivery date, then Hughes must pay us liquidated damages which accrue on a daily basis. The total aggregate amount of liquidated damages for failure to meet the delivery dates of both satellites is limited to $16.0 million. These liquidated damages are in addition to other limited liquidated damages for delay in the launch of the satellites. We would have no other damages or remedies for late delivery of a satellite. If, on the other hand, Hughes launches both satellites on or before December 31, 2000, we will pay Hughes $6.0 million in addition to the contract price.


     We have entered into a contract with Hughes Electronics Corporation for the design, development and manufacture of the terrestrial repeaters, which will supplement our high-powered satellite signals. Production of the repeaters is expected to begin in July 2000 and be completed in February 2001. Payments under this contract are expected to be approximately $128.0 million. As of June 30, 2000, we have paid $12.5 million under this contract.

     The contract provides that we may reduce the number of repeaters ordered under the contract to a specified minimum order or terminate the terrestrial repeater contract altogether, in which case we are required to pay certain amounts to Hughes Electronics depending on the date of the reduction or termination and other factors. We have agreed to make certain incentive payments to Hughes Electronics for timely delivery of the terrestrial repeaters. In the event of late delivery of the terrestrial repeaters, we are entitled to specified liquidated damages. In certain events of default by Hughes Electronics, we may terminate the contract and would be entitled to have the work completed by a third party plus certain costs resulting from the termination.


     Hughes Space and Communications is owned by Hughes Electronics Corporation. On January 13, 2000, Hughes Electronics announced its intention to sell Hughes Space and Communications to Boeing. We believe this sale, if consummated, would not have any material effect on us. Motient, whose single largest stockholder on a fully diluted basis is Hughes Communications, owns approximately 22% of the outstanding shares of Holdings' common stock on a fully diluted basis (approximately 47% of the voting power), or 34% assuming no conversion of preferred stock (approximately 54% of the voting power). General Motors, which owns Hughes Electronics and with whom we have a distribution agreement as described below, owns a 7% equity interest in Holdings and an additional 8% equity interest in Holdings is held by DIRECTV, a direct subsidiary of Hughes Electronics and an indirect subsidiary of General Motors.

Distribution Agreement with General Motors and OnStar

     We have signed a long-term distribution agreement with the OnStar division of General Motors providing for the installation of XM radios in General Motors vehicles. During the term of the agreement, which expires 12 years from the commencement date of our commercial operations, General Motors has agreed to distribute our service to the exclusion of other satellite digital radio services that broadcast in the S-Band. General Motors will factory-install XM radios, purchased exclusively from our authorized manufacturers, in certain new General Motors vehicles and not install any radios which receive Sirius Radio as the only satellite radio service. We will have a non-exclusive right to arrange for the installation of XM radios included in OnStar systems in non-General Motors vehicles that are sold for use in the United States.

     We have agreed, for a nine-month period beginning on July 1, 2001, that General Motors shall be the exclusive vehicle manufacturer in whose new vehicles we will activate the XM Radio service. If, however, we cannot install XM radios prior to January 1, 2002, then this exclusivity arrangement will apply for a six-month period beginning on the later of July 1, 2002 or the date we commence full commercial operations. In addition, we have significant annual, fixed payment obligations to General Motors for four years following commencement of commercial operation. These payments approximate $35 million in the aggregate during this period. Additional annual fixed payment obligations beyond the initial four years of the contract term range from less than $35 million to approximately $130 million through 2009, aggregating approximately $400 million. In order to encourage the broad installation of XM radios, we have agreed to subsidize a portion of the cost of XM radios, and to make incentive payments to General Motors when the owners of General Motors vehicles with installed XM radios become subscribers for the XM Radio service within 12 months of purchasing a General Motors vehicle equipped with an XM radio. We must also share with General Motors a percentage of the subscription revenue attributable to General Motors vehicles with installed XM radios. We will also make available to General Motors a limited amount of bandwidth for audio and/or data transmission by General Motors to owners of General Motors vehicles equipped with XM radios.

     This agreement is subject to renegotiation if four years after the commencement of commercial operations and at two-year intervals thereafter General Motors does not achieve and maintain specified installation levels, starting with 1.24 million units after four years and thereafter increasing by the lesser of 600,000 units per year and amounts proportionate to our share of the satellite digital radio market. There can be no assurance as to the outcome of any such renegotiations. General Motors' exclusivity obligations will discontinue if, four years after we commence commercial operations and at two-year intervals thereafter, our mobile aftermarket share falls below 40% if there are two satellite radio providers in the United States, or below 33% if there are three satellite radio providers in the United States.

     In February 2000, we signed an agreement with Sirius Radio to develop a unified standard for satellite radios, which will facilitate the ability of consumers to purchase one radio capable of receiving both our and Sirius Radio's services. In accordance with the terms of the agreement, we expect to work with General Motors to integrate the new standard under the terms of our distribution agreement with General Motors. Our agreement with General Motors provides that if General Motors elects to install radios which are capable of receiving broadcasts from other satellite radio providers, in the absence of any regulatory requirements to do so, we may seek to renegotiate the distribution agreement. If the FCC requires the installation of interoperable radios, we will renegotiate the distribution agreement on mutually acceptable terms.

Engineering Contract with LCC International


     We have signed a contract with LCC International for the engineering of and site preparation of our terrestrial repeater network. The repeater network will supplement our high-powered satellite signals. Payments by XM Radio under this contract are expected to approximate $115.0 million. This contract does not include the repeater hardware, which will be supplied by a separate vendor. As of June 30, 2000, we have paid $13.9 million under this contract and accrued an additional $13.7 million.

     The contract designates LCC International as the prime contractor for the implementation of our terrestrial repeater sites. Under this contract, LCC International will perform various services, including program management radio frequency engineering, site acquisition, architectural and engineering design, zoning, regulatory services, network management testing and construction and interim system maintenance. The initial site planning is now complete for 70 cities and metropolitan areas and implementation work is continuing.


     The design of our terrestrial repeater system will be guided by a radio frequency analysis technique developed by LCC International. This technique uses analysis of the satellite footprint to discover areas likely to have impaired reception of XM Radio through technology similar to that used in certain cellular telephone systems.

     Dr. Rajendra Singh, a member of Holdings' board of directors and a member of the board of directors of LCC International, controls the largest shareholder of both LCC International and one of Holdings' principal shareholders, Telcom-XM Investors L.L.C. See "Principal Stockholders."

Technology License Agreement with Motient

     Motient has granted us a royalty-free license with respect to certain technology to be used in connection with the implementation of the XM Radio system, including, among other things, certain ground segment communications technology and antenna technology. We also have the right to sublicense this technology to any third party, including chipset manufacturers, terrestrial repeater manufacturers and receiver manufacturers in connection with the XM Radio system.

     Under cross-license provisions in the license, if we obtain from any third party the right to use any technology which could be used to develop, implement and commercialize a satellite radio system for transmission in the United States, we will make all reasonable efforts to obtain for Motient the right to use such technology. We have granted to Motient a royalty-free, non-exclusive and irrevocable license to any and all technology and improvements we develop relating to the XM Radio system. This cross-license is for use and sublicensing worldwide outside the United States and its territories, or inside the United States and its territories only in connection with Motient's mobile satellite business in the United States and other than in connection with any satellite radio system.

     The technology license renews automatically on an annual basis unless terminated for a breach which has not been or cannot be remedied.

Technical Services Agreement with Motient

     We have a technical services agreement with Motient under which Motient provides us with certain technical, engineering, marketing and strategic planning services. We pay Motient at specified hourly rates, which we believe approximate rates available from unrelated parties. On or after our commencement of commercial operations, Motient or we may terminate the technical services agreement at any time.

Other Transactions with Motient

     In 1997, Motient contributed $143,000 for Holdings to establish our original application for the FCC license. Also in 1997, Holdings received $1.5 million as a capital contribution from Motient. During 1998, Motient incurred general and administrative costs and professional fees for us and established an intercompany balance of $458,000. During June 1999, Motient provided Holdings a line of credit under which we drew $250,000. This was repaid, and the line of credit terminated, in July 1999.

Registration Rights Agreement


     Holdings has a registration rights agreement with Motient, the former holders of its Series A subordinated convertible notes and the holders of its Series C preferred stock. Commencing July 7, 2000, each of these parties other than the Series C holders is entitled to demand registration with respect to its Class A common stock, including shares issuable upon conversion of other securities. The Series C holders will have such rights beginning on August 9, 2001. Motient is entitled to make two demands. These rights are subject to Holdings' right to defer the timing of a demand registration and an underwriters' right to cut back shares in an underwritten offering. In certain instances if a demand registration is cut back by more than 75% of the number of shares originally requested to be registered, then the party requesting registration shall be entitled to one additional demand registration request.

     In addition to these demand rights, following our commencement of commercial operations, parties to the registration rights agreement may request registration of at least $25.0 million of Class A common stock of Holdings.


     Parties to the registration rights agreement also have rights to include their Class A common stock of Holdings in registered offerings initiated by Holdings, other than an offering for high yield debt. The Series C holders may also demand registration upon a change of control of Holdings.

Shareholders' Agreement


     Holdings has entered into a shareholders' agreement with Motient, the former holders of its Series A subordinated convertible notes and the holders of its Series C preferred stock, containing, among others, the provisions described below.

Conversion of Shares of Class B Common Stock to Class A Common Stock

     Motient owns all of the Class B common stock, which is convertible into its Class A common stock on a one for one basis at any time at Motient's discretion. In addition, under the shareholders' agreement, the holders of a majority of Holdings' outstanding Class A common stock, which must include at least 20% of the public holders of the Class A common stock, may require conversion by Motient. This conversion will not be effected, however, if the FCC does not approve the transfer of control of XM Radio from Motient to a diffuse group of stockholders.

Restrictions on Transfer of Shares of Holdings' Securities

     Except for affiliated transactions, Motient will not be permitted to transfer any of Holdings' securities until the earlier of the date on which we begin commercial operations or October 8, 2000. Shares of Holdings' Class B common stock, all of which are currently owned by Motient, are transferable only upon conversion into shares of Class A common stock.

Non-Competition

     Motient has agreed not to compete with XM Radio in the satellite radio business in the United States for so long as Motient holds 5% of Holdings' common stock and for a period of three years following any transfer which results in Motient owning less than 5% of Holdings' common stock.

Governance

     The parties to the agreement are entitled to designate directors to our board of directors and to observe meetings of the board of directors. We have described these provisions previously under the caption "Management--Provisions Governing the Board of Directors." In addition, the parties have agreed to take all necessary actions to give effect to the agreement including to prevent any conflict between the agreement and our governing instruments.

Investor Operational Agreements

     We have agreements with Clear Channel, DIRECTV and the TCM Group, which is owned by Columbia Capital, Telcom Ventures and Madison Dearborn Partners, under which we will make available to them up to 406.6 kilobits per second, 204.8 kilobits per second, and 64.0 kilobits per second each, respectively, of our bandwidth, for them to supply programming to us with content reasonably acceptable to us, on terms (including revenue sharing) no less favorable than those offered to similar commercial programmers who provide similar programming. Until these options are exercised and this bandwidth is actually used by them, we can use the bandwidth. Any use of our bandwidth by these companies must be in compliance with applicable laws, must not interfere with our business or our obligations to other content providers, and must meet our quality standards.

     The agreements call for us to have a technology advisory committee on which Clear Channel, DIRECTV and the TCM Group have representatives. The committee will direct the selection of appropriate billing, customer service and conditional access systems for us, as well as our overall system integration effort. We have granted to Clear Channel, DIRECTV, and TCM Group under these agreements a royalty-free, non-transferable, non-exclusive license to use, sell, manufacture and have manufactured any and all technology we develop relating to the XM Radio system worldwide for any purpose other than one related to digital audio radio service.

     We have entered into a technical services agreement with DIRECTV with respect to customer service, billing and conditional access capabilities, and we will use DIRECTV's customer service, billing and conditional access capabilities if made available to us on competitive terms and conditions. DIRECTV is to make good faith efforts to represent us in obtaining distribution of XM Radio service through DIRECTV's existing retail distribution network. We will provide Clear Channel and DIRECTV with access to our advertising at the lowest available commercial rates. Clear Channel must make good faith efforts to give us access to its advertising at the lowest available commercial rates.

     The agreements provide for further good faith negotiations with respect to other arrangements, including advertising barter arrangements, marketing of XM Radio service by Clear Channel and DIRECTV, and technology cooperation.

     These agreements remain in effect so long as Clear Channel, DIRECTV, and Columbia Capital, Telcom Ventures and Madison Dearborn Partners hold at least 5% of Holdings' fully diluted ownership or the full amount of their original investments in Holdings.

July 1999 Transactions

     We engaged in a series of transactions in July 1999 in which WorldSpace, Inc. ceased to be an owner of Holdings, Motient became the owner of the securities of Holdings previously held by WorldSpace, and several of the transactions and agreements described above were entered into. These transactions are described under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Sources of Funds" and in the notes to our Consolidated Financial Statements.


Series C Preferred Stock

     On August 8, 2000, Holdings completed the sale of 235,000 shares of its Series C convertible redeemable preferred stock in a private placement. Several of Holdings' existing major stockholders--Columbia Capital, Madison Dearborn Partners, DIRECTV and Baron Asset Fund--were among the purchasers. The terms of the Series C preferred stock are described under the caption "Description of Capital Stock--Preferred Stock--Series C Convertible Preferred Stock."

                            PRINCIPAL STOCKHOLDERS

     XM is 100% owned by Holdings.

     The following table and the accompanying notes set forth certain information concerning the beneficial ownership of Holdings' Class A common stock by each person who is known by us to own beneficially more than five percent of such stock, each director and each named executive officer, and all directors and executive officers as a group. Except as otherwise indicated, each person listed in the table has informed us that such person has sole voting and investment power with respect to such person's shares of common stock and record and beneficial ownership with respect to such person's shares of common stock.


     As of August 15, 2000, there were 33,081,399 shares of Holdings' Class A common stock outstanding and 16,557,262 shares of Holdings' Class B common stock outstanding, all of which Class B shares were owned by Motient. As of August 15, 2000, there were 10,786,504 shares of Holdings' Series A convertible preferred stock outstanding, all of which was owned between General Motors and DIRECTV. The Class B common stock and the Series A convertible preferred stock are each convertible into Class A common stock on a one-for-one basis. Class B common stock is entitled to three votes for each share. Share ownership in the table below includes shares we may issue if certain stockholders exercise outstanding options within 60 days after August 15, 2000.



                                                              Number of Class A         Percentage of
                                                                    Shares              Total Class A
                                                              Beneficially Owned           Shares
Beneficial Owners of More Than 5%:
Motient Corporation                                                    16,757,262(1)              33.8%
10802 Parkridge Boulevard
Reston, VA 20191-5416

General Motors Corporation                                             11,861,221(2)              26.6%
100 Renaissance Center
3031 West Grand Boulevard
PO Box 100
Detroit, MI 48265-1000

Clear Channel Investments, Inc.                                         8,329,877                 25.2%
200 Concord Plaza, Suite 600
San Antonio, TX 78216

DIRECTV Enterprises, Inc.                                               6,307,969(3)              16.1%
2230 E. Imperial Highway
El Segundo, CA 90245

Madison Dearborn Capital Partners III, L.P.                            -4,663,418(4)              14.1%
Madison Dearborn Special Equity III, L.P.
Special Advisors Fund I, LLC
3 First National Plaza, Suite 3800
Chicago, IL 60602

Columbia XM Radio Partners, L.L.C.                                      3,531,343(5)              10.7%
Columbia XM Satellite Partners III, LLC
Columbia Capital Equity Partners III (QP), L.P.
201 N. Union Street, Suite 300

Alexandria, VA 22314

Telcom-XM Investors, L.L.C.                                             2,661,211(6)               8.0%
211 North Union Street, Suite 300
Alexandria, VA 22314

Baron Asset Fund                                                        2,253,314(7)               6.8%
Baron Capital Asset Fund
Baron iOpportunity Fund
767 Fifth Avenue, 49/th/ Floor
New York, New York 10153

AEA XM Investors I LLC                                                  2,264,151(8)               6.8%
AEA XM Investors II LLC
65 E. 55th Street
New York, New York 10022

American Honda Motor Co., Inc.                                          1,886,792(9)               5.7%
1919 Torrance Boulevard
Torrance, California 90501

                                                                                                    Percentage
                                                                           Number of                 of Total
                                                                         Class A Shares              Class A
                              Name                                     Beneficially Owned             Shares
                              ----                                     ------------------             ------
             Directors and Named Executive Officers
Gary M. Parsons                                                                    190,258(10)                  *

Hugh Panero                                                                        183,773(11)                  *
Randall T. Mays                                                                     26,757                      *
Randy S. Segal                                                                      26,757                      *
Jack Shaw                                                                           26,757                      *
Rajendra Singh                                                                      26,757(6)                   *
Ronald L. Zarrella                                                                      --
Nathaniel Davis                                                                     26,757                      *
Thomas R. Donohue                                                                   26,757                      *

Pierce J. Roberts, Jr.                                                              12,619(12)                  *
Walter V. Purnell, Jr.                                                              10,000                      *
Lee Abrams                                                                          35,861(13)                  *
Stephen Cook                                                                        22,353(14)                  *
Stelios Patsiokas                                                                   20,196(14)                  *
Heinz Stubblefield                                                                  38,196(13)                  *
All directors and executive officers as a group (16 persons)                       908,154(15)                2.7%

----------------

*    Less than 1%.
(1) Includes 16,557,262 shares issuable upon conversion of Class B common stock.
(2) Includes 10,786,504 shares issuable upon conversion of Series A convertible preferred stock, 5,393,252 of which are owned by DIRECTV.
(3) Includes 5,393,252 shares issuable upon conversion of Series A convertible preferred stock and 754,717 shares issuable upon conversion of Series C convertible preferred stock.
(4) Includes 1,886,792 shares issuable upon conversion of Series C convertible preferred stock, of which Madison Dearborn Capital Partners III, L.P. owns 1,845,811 shares and Madison Dearborn Special Equity III, L.P. owns 40,981 shares.
(5) Includes 754,717 shares issuable upon conversion of Series C convertible preferred stock, of which Columbia

     XM Radio Partners, L.L.C. owns 169,811 shares, Columbia XM Satellite Partners III, LLC owns 309,559 shares and Columbia Capital Equity Partners III (QP), L.P. owns 275,347 shares.
(6) Rajendra Singh, a member of our board of directors, indirectly owns a controlling interest in Telcom-XM Investors, L.L.C. Dr. Singh disclaims beneficial ownership of the shares of Class A common stock beneficially owned by Telcom-XM Investors, L.L.C.
(7) Includes 1,320,755 shares issuable upon conversion of Series C convertible preferred stock, of which Baron Asset Fund owns 1,169,811 shares, Baron Capital Asset Fund owns 75,472 shares and Baron iOpportunity Fund owns 75,472 shares.
(8) Includes 2,264,151 shares issuable upon conversion of Series C convertible preferred stock, of which AEA XM Investors I LLC owns 259,207 shares and AEA XM Investors II LLC owns 2,004,944 shares.
(9) Includes 1,886,792 shares issuable upon conversion of Series C convertible preferred stock.
(10) Does not include 207,028 shares issuable upon exercise of options which are not exercisable within 60 days. A trust for the benefit of Mr. Parsons' minor children, of which Mr. Parsons' spouse is the trustee, has acquired a minority membership interest in Columbia XM Radio Partners, L.L.C., a minority participatory interest in each of Madison Dearborn Capital Partners III, L.P. and Madison Dearborn Special Equity III, L.P. and 5,393 shares. Mr. Parsons disclaims beneficial ownership of these interests.
(11) Does not include 155,857 shares issuable upon exercise of options which are not exercisable within 60 days.
(12) Includes 2,500 shares issuable upon exercise of Series B convertible preferred stock. Mr. Roberts is affiliated with AEA XM Investors Inc., which is the general partner of each of XM Investors I LP, a Delaware limited partnership, and XM Investors II LP, a Delaware limited partnership, which each manage AEA XM Investors I LLC and AEA XM Investors II LLC, respectively. Mr. Roberts disclaims beneficial ownership of the shares of Class A common stock beneficially owned by each of AEA XM Investors I LLC and AEA XM Investors II LLC.
(13) Does not include 51,171 shares issuable upon exercise of options which are not exercisable within 60 days.
(14) Does not include 69,009 shares issuable upon exercise of options which are not exercisable within 60 days.
(15) Does not include 607,740 shares issuable upon exercise of options which are not exercisable within 60 days.

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                         DESCRIPTION OF CAPITAL STOCK

     XM's authorized capital stock consists of 3,000 shares of common stock, $.10 par value per share. XM currently has 125 shares of its common stock outstanding, all of which are issued to Holdings.


     Holdings' authorized capital stock consists of 180,000,000 shares of Class A common stock, $.01 par value per share, 30,000,000 shares of Class B common stock, $.01 par value per share, 30,000,000 shares of Class C common stock, $.01 par value per share, 15,000,000 shares of Series A convertible preferred stock, $.01 par value per share, 3,000,000 shares of 8.25% Series B convertible redeemable preferred stock, $.01 par value per share and 250,000 shares of 8.25% Series C convertible redeemable preferred stock, $.01 par value per share. The following summary description of Holdings' capital stock is subject to Holdings' Restated Certificate of Incorporation and Restated Bylaws and the Delaware General Corporation Law.


Common Stock


     As of August 15, 2000, there were 33,081,399 shares of Class A common stock outstanding and 16,557,262 shares of Class B common stock outstanding.

Class A Common Stock

     Holders of Holdings' Class A common stock are entitled

     . to one vote for each share held on any matter submitted for stockholder approval;

     . to receive on a pro rata basis, dividends and distributions, if any, as the board of directors may declare out of legally available funds; and

     . upon the liquidation, dissolution, winding up or insolvency of Holdings, to share ratably in the net assets of Holdings available after Holdings pays its liabilities and any preferential amounts to which holders of the Series A convertible preferred stock may be entitled.

     Holders of Holdings' Class A common stock have no preemptive, redemption or sinking fund rights.

Class B Common Stock

     Holdings' Class B common stock has the same rights as Holdings' Class A common stock except that Holdings' Class B common stock is entitled to three votes for each share. Shares of Holdings' Class B common stock are convertible into shares of Class A common stock on a one-for-one basis, subject to antidilution protection if Holdings effects a recapitalization.

Class C Common Stock

     Holders of Holdings' Class C common stock are entitled to the same rights as holders of Class A common stock except that the holders of Holdings' Class C common stock are not entitled to vote on any matter submitted for stockholder approval.

Preferred Stock

     The board of directors of Holdings may issue preferred stock in one or more series and may fix the designations, powers, preferences and relative, participating, optional and other special rights, qualifications,

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limitations and restrictions on the preferred stock, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and may fix the number of shares to be included in any such series. Any Holdings' preferred stock may rank senior to Holdings' common stock for the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any shares of Holdings' preferred stock may have class or series voting rights. Issuances of Holdings' preferred stock, while providing Holdings' with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Holdings' common stock. The board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change of control of Holdings or to make the removal of management more difficult. In certain circumstances, this could have the effect of decreasing the market price of Holdings' common stock.

Series A Convertible Preferred Stock

     Holdings' Series A convertible preferred stock has the following characteristics:

     . a right to receive dividends and distributions ratably with the holders of Holdings' common stock;

     . a $9.52 per share payment preference over Holdings' common stock in the event of Holdings' liquidation, dissolution, winding up or insolvency;

     . a right to convert, at the election of the holder, one share of the Series A convertible preferred stock into one share of Holdings' Class A common stock; and

     .    shares of Holdings' Series A convertible preferred stock do not have

          --  voting rights;

          --  any preference with respect to dividends and distributions;

          --  preemptive rights;

          --  sinking fund rights; or

          --  redemption rights.

     Following the occurrence of a recapitalization, as described under the caption "Class B Common Stock", each share of Holdings' Series A convertible preferred stock will be convertible into the kind and number of shares of securities or other property to which the holders of such share of Series A convertible preferred stock would have been entitled to receive if the holder had converted such share of Series A convertible preferred stock into Holdings' Class A common stock immediately prior to the recapitalization.


     As of August 15, 2000, there were 10,786,504 shares of Holdings' Series A convertible preferred stock outstanding.


Series B Convertible Preferred Stock

     General. Each share of Series B convertible preferred stock has a "liquidation preference" of $50, which is the amount a holder of one share of Series B convertible preferred stock would be entitled to receive if Holdings were liquidated. Holdings will pay cumulative dividends on the Series B convertible preferred stock at a rate per annum equal to 8.25% of the liquidation preference per share quarterly in arrears commencing May 1, 2000. Dividends will be payable in cash or, at our option, in shares of Class A common stock, or a combination thereof.

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     Optional Conversion by Holders.  Holders of the Series B convertible preferred stock have the right to convert some or all of their shares of Series B convertible preferred stock into shares of our Class A common stock, unless we have already redeemed them. The conversion price is $40 per share. At that price, holders of the Series B convertible preferred stock would receive 1.25 shares of our Class A common stock for each $50 liquidation preference of Series B convertible preferred stock. Holders of Series B convertible preferred stock are not entitled to any accrued dividends upon conversion. The conversion price will be adjusted if specified dilutive events occur.

     Upon the occurrence of a change of control (as defined in the certificate of designation governing the Series B convertible preferred stock) of Holdings, holders will have the option, during the period commencing on the date that the applicable change of control notice is mailed to holders and ending at the close of business on the 45th day thereafter, to convert all, but not less than all, of their shares of Series B convertible preferred stock into Class A common stock at a conversion rate equal to $50 (the liquidation preference per share of Series B convertible preferred stock) divided by a special conversion price which will be based upon a formula dependent upon the market value of Holdings' Class A common stock.

     Redemption of the Series B Convertible Preferred Stock by Holdings. Beginning on February 3, 2003, Holdings will have the right to redeem some or all of the Series B convertible preferred stock at a redemption price equal to 105.775% of the liquidation preference, or $52.90 per share, plus accrued dividends, if any, to the date of redemption. The redemption price will decline until it equals 100.0% on February 2, 2010, and will remain at 100.0% thereafter until redeemed. Holdings may pay this redemption price in cash or shares of its Class A common stock (subject to some restrictions) or a combination of the two.

     Holdings will be required to redeem any Series B convertible preferred stock still outstanding on February 1, 2012, at a redemption price equal to 100% of the total liquidation preference plus accrued dividends, if any, to that date. Holdings must pay this redemption price in shares of its Class A common stock.

     Method of Dividends and Redemption Payments. Holdings may, at its option, make any dividend payments due on its Series B convertible preferred stock in cash, by delivery of freely tradeable shares of its Class A common stock or through any combination of cash and freely tradeable shares of its Class A common stock. Any optional redemption payments on its Series B convertible preferred stock must be paid in cash. Mandatory redemption payments due on the Series B convertible preferred stock must be paid by delivery of shares of Class A common stock. Shares of Class A common stock issued to make dividend or mandatory redemption payments on the Series B convertible preferred stock shall be valued at 95% of the average market value (as defined in the certificate of designation) if such shares of Class A common stock are freely tradeable, or 90% of the average market value if such shares of Class A common stock are not freely tradeable.

     Ranking.  The Series B convertible preferred stock ranks:

     . junior to all Holdings' existing and future indebtedness and other obligations,

     . junior to any of Holdings' capital stock or preferred stock which provides that it be ranked senior to the Series B convertible preferred stock and which receives the requisite approval of the holders of Series B convertible preferred stock,

     . equal with any of Holdings' preferred stock issued in the future which provides that it be ranked equal with the Series B convertible preferred stock, and

     . senior to all Series A convertible preferred stock and all shares of Holdings' other capital stock, unless the other stock expressly provides otherwise.

     Limited Voting Rights. Holders will generally not be entitled to any voting rights, unless Holdings' has not declared or paid dividends on the Series B convertible preferred stock for a total of six quarterly periods.

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     Trading. Holdings has not applied and does not intend to apply for the listing of the Series B convertible preferred stock on any securities exchange.


     As of August 15, 2000, there were 1,493,061 shares of Series B convertible preferred stock outstanding.

Series C Convertible Preferred Stock

     Voting Rights. The holders of Series C preferred stock are entitled to vote on all matters on which the holders of common stock are entitled to vote, in the same manner and with the same effect as the holders of common stock, voting together with the holders of common stock as a single class. In any vote with respect to which the Series C preferred stock vote with the holders of common stock as a single class, each holder of Series C preferred stock shall have a number of votes per share of Series C preferred stock equal to the number of shares of common stock into which such shares of Series C preferred stock are convertible. The holders of Series C preferred stock are entitled to notice of all stockholder meetings in accordance with Holdings' bylaws.

     In addition, the affirmative vote or consent of holders of at least 60% of the outstanding Series C preferred stock is required for the following:

          . any change to the certificate of incorporation or bylaws of Holdings or any of its subsidiaries material to the Series C holders or any change to any certificate of designation relating to securities senior to or pari passu with the Series C preferred stock;

          . the authorization, creation, reclassification or issuance of any series or class of securities senior to or pari passu with the Series C preferred stock, except that Holdings may issue up to $250 million in aggregate liquidation preference of Series C preferred stock and securities pari passu with the Series C preferred stock, which amount includes the Series C preferred stock issuance;

          . any increases in the outstanding number of shares of Holdings' Series A convertible preferred stock or Series B preferred stock and the Series C preferred stock other than increases in connection with anti-dilution adjustments in accordance with the terms of such securities;

          . any increase or decrease in the authorized number of shares of Series C preferred stock;

          . the issuance of common stock or securities convertible into common stock which would increase the number of shares of common stock outstanding by 20% or more, except for the Series C preferred stock issuance and issuances in respect of securities convertible into or exercisable for common stock already outstanding (securities issued in connection with any high yield issuance and common stock paid as a dividend on the Series B preferred stock in accordance with the terms thereof are not counted in the above 20% calculation);

          . the incurrence by Holdings or any of its subsidiaries of indebtedness or issuance of securities that contain financial, operational or subscriber maintenance or milestone covenants which if not met would put Holdings or any of its subsidiaries in default under the terms of the indebtedness;

          . the declaration and payment of any dividends on any securities junior to or pari passu with the Series C preferred stock other than dividends consisting solely of common stock to the holders of Series B preferred stock to the extent required by the terms thereof and dividends consisting solely of common stock, subject to the 20% limitation described above;

          .    any merger or liquidation of Holdings or any of its subsidiaries;

          . any action that results in Holdings or its subsidiaries entering into an agreement that would impose material restrictions on Holdings' ability to honor the exercise of any rights of Series C holders, or violate, or be in conflict with, the rights of Series C holders;

          . the purchase or redemption of any securities of Holdings or any of its subsidiaries except that Holdings can exercise its option to repurchase up to 35% of XM's 14% senior secured notes due 2010 and any similar option to repurchase contained in future high yield issuances, redeem the Series B preferred stock and the Series C preferred stock in accordance with their terms, and redeem equity securities in an aggregate amount up to $5 million;


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


          . the making of loans or advances to, transferring properties to, or guaranteeing any indebtedness of the Holdings' subsidiaries other than subsidiaries related to Holdings' satellite radio business;

          . any change in the principal nature of the business of Holdings or its subsidiaries to a business other than the satellite radio business or a business related thereto;

          . any transactions with affiliates, other than those on an arm's length basis and as to which approval of a majority of the disinterested directors has been received for transactions in excess of $5 million, and a fairness opinion has been received for transactions in excess of $20 million (transactions with affiliates do not include transactions (including employment agreements or arrangements or employee benefit plans) in the ordinary course of business approved by a majority of the disinterested directors, transactions between or among Holdings and its wholly-owned subsidiaries, payment of reasonable directors' fees and provisions of customary indemnification for directors, officers and employees of Holdings, and pre-existing contractual arrangements and any renewals, extensions, implementations or modifications thereof that are not materially adverse to the Series C holders and that have been approved by a majority of the disinterested directors);

          . the sale or transfer of all or substantially all of the assets of Holdings and its subsidiaries;

          . entering into any transaction that would result in any subsidiary of Holdings not being wholly owned by Holdings other than pledges of common stock in connection with any financing transaction; and

          .    agreement or commitment of Holdings to do any of the foregoing.

     Redemption. The Series C preferred stock may not be required to be redeemed for four and a half years. The Series C preferred stock may be redeemed for cash, or, at the holder's option, in shares of Holdings' Class A common stock issued at the conversion price or in a combination thereof, at our option after four and a half years at redemption prices ranging from 100.000% to 105.775% of the liquidation preference plus accumulated and unpaid dividends. Unless it has already been redeemed or converted, the Series C preferred stock will be mandatorily redeemed by Holdings, in common stock, on February 1, 2012, at a redemption price equal to 100% of the liquidation preference, together with accumulated and unpaid dividends to the mandatory redemption date.

     Dividends. The holders of Series C preferred stock will be entitled to receive, when, as and if dividends are declared by the board of directors out of funds legally available therefor, cumulative dividends from the issue date of the Series C preferred stock accruing at the rate per annum of 8.25% of the liquidation preference per share, payable in arrears. The affirmative vote of the primary Series C investor and holders of at least 60% of the outstanding Series C preferred stock will be required for any declaration or payment of dividends on the Series C preferred stock, except during a liquidation event. Dividends are payable in cash. Holders of Series C preferred stock are also entitled to receive dividends, on an as converted basis, at any time that a dividend is declared with respect to Holdings' common stock and will receive such dividend before any dividend is paid on the common stock. If Holdings fails to make required payments on the Series C preferred stock, or, after a 30-day notice and cure period, fails to observe the Series C voting requirements or perform under its covenants with the Series C holders, the dividend rate increases to 10.25% during the first year of the event of noncompliance and to 12.25% thereafter. Once the noncompliance is cured, the dividend rate reverts to 8.25%.

     Conversion. The shares of Series C preferred stock are convertible at the holders' option at any time into shares of our Class A common stock at the conversion price then in effect. Currently the conversion price is $26.50. The conversion price is subject to adjustment upon stock splits and combinations, certain dividend payments and distributions in common stock, indebtedness, securities or assets. The conversion price is also subject to weighted average anti-dilution adjustments if Holdings issues common stock or common stock-linked securities at a price less than 100% of the Series C conversion price. Upon a change of control, each holder of Series C preferred stock has the option to convert all, but not less than all, of such holder's shares of Series C preferred stock at the applicable redemption price. After two years, upon the fiftieth consecutive day that the common stock trading price equals or exceeds $50 per share, Holdings has the option to convert each share of Series C preferred stock at a conversion rate equal to the liquidation preference plus accumulated and unpaid dividends for four and a half years multiplied by 105.775% divided by the conversion price.

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     Liquidation Rights.  Each share of Series C preferred stock has a
"liquidation preference" of $1,000, which is the amount a holder of one share of Series C preferred stock would be entitled to receive if we were liquidated, plus any accrued dividends. Upon the voluntary or involuntary liquidation, dissolution, winding up or sale of Holdings or reduction or decrease in Holdings' capital stock resulting in a distribution of assets to the holders of any class or series of Holdings' capital stock, holders of the Series C preferred stock will be entitled to be paid, out of Holdings' assets available for distribution, the greater of (i) the liquidation preference per share plus an amount equal to all accumulated and unpaid dividends multiplied by the applicable redemption price per share and (ii) the amount the holders of Series C preferred stock would have been entitled to receive if such holders had converted upon a liquidation event before any distribution is made on any junior securities, including common stock.

     Ranking.   The Series C preferred stock ranks senior to all classes of common stock, the Series A preferred stock and any other class or series of common or preferred stock issued hereafter, the terms of which do not expressly provide that it will rank senior to the Series C preferred stock. The Series C preferred stock ranks on a parity with the Company's Series B preferred stock and any other class or series of common or preferred stock issued hereafter, the terms of which expressly provide that it will rank on a parity with the Series C preferred stock. The Series C preferred stock ranks junior to each class or series of preferred stock issued hereafter, the terms of which expressly provide that such class or series will rank senior to the Series C preferred stock.

     Registration Rights. Holders of the Series C preferred stock have the right to demand registration of the shares of Class A common stock issuable upon conversion of their Series C preferred stock beginning one year after the Series C issuance. This right is subject to Holdings' right to defer the timing of a demand registration statement and an underwriters' right to cut back shares in an underwritten offering. In certain instances, if a demand registration is cut back by more than 75% of the number of shares originally requested to be registered, then the party requesting registration shall be entitled to one additional demand registration request. The Series C holders also have rights to demand registration upon a change of control of Holdings and to include their Class A common stock in special registered offerings initiated by Holdings, other than an offering relating to high yield debt.

     Trading. Holdings has not applied and do not intend to apply for the listing of the Series C preferred stock on any securities exchange.

     As of August 15, 2000, there were 235,000 shares of Holdings' Series C preferred stock outstanding.

Warrants

  In February 2000, Holdings issued a warrant to Sony exercisable for shares of Holdings' Class A common stock. The warrant will vest at the time that we attain our millionth customer, and the number of shares underlying the warrant will be determined by the percentage of XM Radios that have a Sony brand name as of the vesting date. If Sony achieves its maximum performance target, it will receive 2% of the total number of shares of Holdings' Class A common stock on a fully-diluted basis upon exercise of the warrant. The exercise price of the Sony warrant will equal 105% of fair market value of Holdings' Class A common stock on the vesting date, determined based upon the 20-day trailing average. The Sony warrant also grants certain registration rights to Sony for the shares of Holdings' Class A common stock issuable upon exercise of the warrant.

Certain Provisions of Holdings' Certificate of Incorporation and Bylaws

Certificate of Incorporation

     Holdings' certificate of incorporation permits its board of directors without stockholder approval to issue shares of preferred stock up to the number of shares authorized for issuance in Holdings' certificate of incorporation, except as limited by Nasdaq rules. Holdings could use these additional shares for a variety of corporate purposes. These purposes include future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Holdings' ability to issue these shares of preferred stock could make it more difficult or discourage an attempt to obtain control of Holdings by means of a proxy contest, tender offer, merger or otherwise.

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     Federal communications law prohibits the holding of a broadcast license by a corporation of which more than 20.0% of the capital stock is owned directly or beneficially by aliens. Where a corporation controls another entity that holds such an FCC license, such corporation may not have more than 25.0% of its directors as aliens and may not have more than 25.0% of its capital stock owned directly or beneficially by aliens, in each case, if the FCC finds that the public interest would be served by such prohibitions. Failure to comply with these requirements may result in the FCC issuing an order requiring divestiture of alien ownership to bring a company into compliance with federal law. In addition, fines or a denial of renewal, or revocation of the license are possible. Although we are not currently subject to these foreign ownership restrictions, in order to provide flexibility should our regulatory status change our restated certificate of incorporation permits the redemption of common stock from stockholders where necessary to protect our license.

Bylaws

     As currently in effect, Holdings' bylaws require that the number of directors be as provided in Holdings' shareholders' agreement. See "Management--Provisions Governing the Board of Directors." Holdings' bylaws provide that special meetings of the stockholders may be called by the board of directors, by stockholders holding at least 15% of the outstanding common stock or by the chief executive officer or the president. The bylaws may be amended or repealed, or new bylaws may be adopted, by the stockholders or the board of directors, subject to the Holdings shareholders' agreement. If there is a conflict between the bylaws and the shareholders' agreement, the latter will govern.

Stockholder Actions

     Except as otherwise expressly provided in Holdings' certificate of incorporation or bylaws, resolutions may be adopted at stockholders' meetings by the affirmative vote of a simple majority of the aggregate number of votes represented by all shares entitled to vote thereon and represented, in person or by proxy, at the meeting. Holdings' bylaws establish special advance notice procedures for stockholders who wish to make director nominations or bring other business before stockholder meeting. In addition, stockholders may act by written consent without a meeting if approved by the holders of a majority of the aggregate number of votes represented by all shares entitled to vote thereon, provided that notice of any such action must be subsequently furnished to all stockholders if such approval was not unanimous.

     Directors may be elected by a plurality of votes cast by stockholders at a meeting or by written consent, assuming a quorum is present, in person or by proxy, or acting by written consent. The quorum required for a meeting or action by written consent of stockholders consists of stockholders holding a majority of the issued and outstanding shares present in person or by proxy and entitled to vote. Stockholders' meetings are convened upon advance notice of at least 10 days and not more than 60 days.

Limitation of Liability and Indemnification Matters

     Holdings' and XM's certificates of incorporation provide that directors shall not be personally liable to Holdings or XM or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability

     . for any breach of the director's duty of loyalty to Holdings or XM or its stockholders;

     . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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     .    under a provision of Delaware General Corporation Law relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

     . for any transaction from which such director derived an improper personal benefit.

As a result of this provision, Holdings or XM and Holdings' stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     In addition, Holdings' and XM's certificates of incorporation and bylaws provide for the indemnification of directors and officers and any director or officer who is or was serving at Holdings' or XM's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the full extent authorized or permitted by the laws of Delaware against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding to which such person was or is made a party or is threatened to be made a party by reason of serving in any of the foregoing capacities. The indemnification includes, to the full extent authorized or permitted by the Delaware General Corporation Law, payment by Holdings or XM of the expenses in advance of any proceeding. In addition, Holdings has entered or will enter into indemnification agreements with its directors and executive officers that provide indemnification in addition to the indemnification provided in its bylaws. Under the bylaws, Holdings and XM may, but are not obligated to, maintain insurance, at their expense, for the benefit of Holdings and XM and of any person to be indemnified by them.



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                         DESCRIPTION OF EXCHANGE NOTES

     The senior secured notes were sold as part of a unit offering. Each unit consisted of $1,000 principal amount of notes of XM and one warrant to purchase
8.024815 shares of Class A common stock of Holdings. Upon the commencement of this exchange offer, the XM notes and the Holdings warrants were effectively separated so that each may be transferred separately from the other.

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions."

     The senior secured notes were, and the exchange notes will be, issued under the indenture between XM and United States Trust Company of New York, as trustee, in a private transaction that is not subject to the registration requirements of the Securities Act. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The security agreement referred to under the caption "Security" defines the terms of the security interests that will secure the notes. The pledge agreement referred to under the caption "Interest Reserve" defines the terms of the interest reserve for the notes.

     The following description is a summary of the material provisions of the indenture, the registration rights agreement, the pledge agreement and the security agreement. It does not restate those agreements in their entirety. We urge you to read the indenture, the registration rights agreement, the pledge agreement and the security agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture, the registration rights agreement, the pledge agreement and the security agreement are available as set forth below under "--Additional Information." Certain defined terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the indenture.

     As of the date of the indenture, all of our subsidiaries will be "restricted subsidiaries." However, under the circumstances described below under the subheading "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," XM will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our unrestricted subsidiaries will not be subject to many of the restrictive covenants in the indenture.

Brief Description of the Notes

The Notes

     The notes:

     .    are general obligations of XM;

     . are secured by a first priority pledge of the capital stock of XM's FCC license subsidiary, subject to permitted liens;

     . are pari passu in right of payment to all existing and future senior indebtedness of XM; and

     . are senior in right of payment to all existing and future subordinated indebtedness of XM.

Principal, Maturity and Interest

     The indenture provides for the issuance by XM of notes, of which $325.0 million principal amount were issued. XM may issue additional notes from time to time. Any offering of additional notes is subject to the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness." The notes and any additional notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. XM will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on March 15, 2010.

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

     Interest on the notes will accrue at the rate of 14% per annum and will be payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 2000. The Company will make each interest payment to the holders of record on the immediately preceding March 1 and September 1.

     Interest on the notes will accrue from March 15, 2000 or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.


Methods of Receiving Payments on the Notes

     If a holder owning $1.0 million or more in aggregate principal amount of the notes has given wire transfer instructions to XM, XM will pay all principal, interest and premium and liquidated damages, if any, on that holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless XM elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.


Paying Agent and Registrar for the Notes

     The trustee will initially act as paying agent and registrar. XM may change the paying agent or registrar without prior notice to the holders, and XM or any of its subsidiaries may act as paying agent or registrar.


Transfer and Exchange

     A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and XM may require a holder to pay any taxes and fees required by law or permitted by the indenture. XM is not required to transfer or exchange any note selected for redemption. Also, XM is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

     The registered holder of a note will be treated as the owner of it for all purposes.


Interest Reserve

     A portion of XM's obligations under the notes will be secured pending disbursement pursuant to the pledge agreement by a pledge of an escrow account maintained for such purpose. The initial amount deposited in the escrow account was precisely determined in order to provide sufficient funds to enable XM to make the first six interest payments with respect to the notes. The initial amount deposited in the escrow account was approximately $123.0 million (the "cash collateral"). Any cash collateral remaining after XM makes the first six interest payments on the notes will be released to XM. The pledge agreement provides for the grant by XM to the trustee of a security interest in the cash collateral for the benefit of the holders of the notes. Such security interest secures the payment and performance when due of the obligations of XM under the indenture with respect to the notes and under such notes, as provided in the pledge agreement. The liens created by the pledge agreement are first priority security interests in the cash collateral. The ability of holders to realize upon any such funds or securities may be subject to certain bankruptcy law limitations in the event of a bankruptcy of XM.

     The cash collateral will be disbursed from the escrow account only to pay interest on the notes and, upon certain repurchases or redemptions of the notes, to pay principal of and premium, if any, thereon. Pending such disbursements, all funds contained in the escrow account will be invested in a portfolio of U.S. government securities. Upon the acceleration of the maturity of the notes or the failure to pay principal at maturity or upon certain redemptions and repurchases of the notes, the pledge agreement provides for the foreclosure by the trustee

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upon the net proceeds of the escrow account. Under the terms of the indenture, the proceeds of the escrow account shall be applied, first, to amounts owing to the trustee in respect of fees and expenses of the trustee and second, to the obligations under the notes and the indenture.


Security

     The notes are secured by a first priority security interest in all of the capital stock of the FCC license subsidiary, subject to permitted liens.

     XM is entitled to incur additional secured financing as set forth in "Certain Covenants -- Incurrence of Indebtedness" and "--Liens". Any such secured financing with respect to the collateral must be secured on an equal basis with the holders of the notes.

     XM and the collateral agent have entered into a security agreement defining the terms of the security interests that secure the notes. These security interests secure the payment and performance when due of all of the obligations of XM under the indenture and the notes as provided in the security agreement.

     So long as no event of default shall have occurred and be continuing, and subject to certain terms and conditions, XM is entitled to exercise any voting and other consensual rights pertaining to the collateral pledged by it.

     Upon the occurrence and during the continuance of an event of default, subject to the provisions of an intercreditor agreement between the trustee and the representatives of any future secured financing:

(1) all rights of XM to exercise such voting or other consensual rights shall cease, and all such rights shall become vested in the collateral agent, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights; and

(2) the collateral agent may sell the collateral or any part thereof in accordance with the terms of the security agreement.

     Regulatory considerations may affect the collateral agent's ability to exercise rights with respect to the collateral upon the occurrence of an event of default. In particular, the trustee under the indenture is not entitled to exercise any rights with respect to the collateral upon the occurrence of an event of default if such action would constitute or result in any assignment of XM's FCC license or any change of control (whether as a matter of law or fact) of XM unless the prior approval of the FCC is first obtained. XM cannot assure you that any such required FCC approval can be obtained on a timely basis, or at all.

     The collateral agent will determine the circumstances and manner in which the collateral shall be disposed of, including, but not limited to, the determination of whether to release all or any portion of the collateral from the liens created by the security agreement and whether to foreclose on the collateral following an event of default.

     The security agreement shall be terminated and the security interests will be released upon the full and final payment and performance of all obligations of XM under the indenture and the notes.


Optional Redemption

     At any time prior to March 15, 2003, XM may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 114% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, with the net cash proceeds of one or more equity offerings by XM or any parent corporation of XM the net proceeds of which are contributed to the common equity of XM (other than an offering of disqualified stock); provided that:

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(1)  at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by XM and its subsidiaries); and

(2) the redemption must occur within 90 days of the date of the closing of such equity offering.

     Except pursuant to the preceding paragraph, the notes will not be redeemable at XM's option prior to March 15, 2005.

     On and after March 15, 2005, XM may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and liquidated damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

          Year                                Percentage
          ----                                ----------
          2005..............................     107.000%
          2006..............................     104.667%
          2007..............................     102.333%
          2008 and thereafter...............     100.000%


Mandatory Redemption

     XM is not required to make mandatory redemption or sinking fund payments with respect to the notes.


Repurchase at the Option of Holders

Change of Control

     If a change of control occurs, each holder of notes will have the right to require XM to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to a change of control offer on the terms set forth in the indenture. In the change of control offer, XM will offer a change of control payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and liquidated damages, if any, thereon, to the date of purchase. Within 30 days following any change of control, XM will mail a notice to each holder describing the transaction or transactions that constitute the change of control and offering to repurchase notes on the change of control payment date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. XM will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control. To the extent that the provisions of any securities laws or regulations conflict with the change of control provisions of the indenture, XM will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control provisions of the indenture by virtue of such conflict.

     On the change of control payment date, XM will, to the extent lawful:

(1) accept for payment all notes or portions thereof properly tendered pursuant to the change of control offer;

(2) deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions thereof being purchased by XM.

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

     The paying agent will promptly mail to each holder of notes so tendered the change of control payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

     XM will publicly announce the results of the change of control offer on or as soon as practicable after the change of control payment date.

     The provisions described above that require XM to make a change of control offer following a change of control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a change of control, the indenture does not contain provisions that permit the holders of the notes to require that XM repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     XM will not be required to make a change of control offer upon a change of control if a third party makes the change of control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a change of control offer made by XM and purchases all notes validly tendered and not withdrawn under such change of control offer.

     The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of XM and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require XM to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of XM and its subsidiaries taken as a whole to another person or group may be uncertain.

Asset Sales

     XM will not, and will not permit any of its restricted subsidiaries to, consummate an asset sale unless:

(1) XM (or the restricted subsidiary, as the case may be) receives consideration at the time of such asset sale at least equal to the fair market value of the assets or equity interests issued or sold or otherwise disposed of;

(2) such fair market value is determined by XM's board of directors (whose good faith determination shall be conclusive) and evidenced by a resolution of the board of directors set forth in an officers' certificate delivered to the trustee; and

(3) at least 75% of the consideration therefor received by XM or such restricted subsidiary is in the form of cash or cash equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

     (a) any liabilities (as shown on XM's or such restricted subsidiary's most recent balance sheet) of XM or any restricted subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases XM or such restricted subsidiary from further liability; and

     (b) any securities, notes or other obligations received by XM or any such restricted subsidiary from such transferee that are converted by XM or such restricted subsidiary into cash (to the extent of the cash received in that conversion) within 30 days of the receipt thereof.

     Within 360 days after the receipt of any net proceeds from an asset sale, XM may:

          (x)  apply such net proceeds

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(1)  to acquire all or substantially all of the assets of, or a majority of the voting stock of, another permitted business, or voting stock of a restricted subsidiary engaged in a permitted business (other than any such voting stock owned or held by a restricted subsidiary);

(2)  to make a capital expenditure; or

(3) to acquire other assets that are used or useful in a permitted business that have an expected useful life of one year or longer;

          (y) enter into a legally binding agreement to apply such net proceeds as described in the preceding clause (x) within six months after such agreement is entered into and apply such net proceeds in accordance with the terms of such agreement or the provisions of clause (x) above; provided that if such agreement terminates XM shall have until the earlier of (i) 90 days after the date of such termination and (ii) six months after the date of the Asset Sale resulting in such net proceeds to effect such an application; or

          (z) to permanently repay (and reduce the commitments with respect to) pari passu indebtedness.

     Pending the final application of any such net proceeds, XM may temporarily reduce revolving credit borrowings or otherwise invest such net proceeds in any manner that is not prohibited by the indenture.

     Any net proceeds from asset sales that are not applied or invested as provided in the preceding paragraph will constitute "excess proceeds." When the aggregate amount of excess proceeds exceeds $10.0 million, XM will make an asset sale offer to all holders of notes and all holders of other indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu indebtedness that may be purchased out of the excess proceeds. The offer price in any asset sale offer will be equal to 100% of principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase, and will be payable in cash. If any excess proceeds remain after consummation of an asset sale offer, XM may use such excess proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and such other pari passu indebtedness tendered into such asset sale offer exceeds the amount of excess proceeds, the trustee shall select the notes and such other pari passu indebtedness to be purchased on a pro rata basis based on the principal amount of notes and such other pari passu indebtedness tendered. Upon completion of each asset sale offer, the amount of excess proceeds will be reset at zero.

     XM will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an asset sale offer. To the extent that the provisions of any securities laws or regulations conflict with the asset sales provisions of the indenture, XM will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the asset sale provisions of the indenture by virtue of such conflict.

     The agreements governing XM's other indebtedness contain, or may in the future contain, prohibitions of certain events, including events that would constitute a change of control or an asset sale. In addition, the exercise by the holders of notes of their right to require XM to repurchase the notes upon a change of control or an asset sale could cause a default under these other agreements, even if the change of control or asset sale itself does not. Finally, XM's ability to pay cash to the holders of notes upon a repurchase may be limited by XM's then existing financial resources. See "Risk Factors--XM may not have the ability to fund a change of control offer if required by the indenture."


Selection and Notice

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as

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

follows:

(1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

     No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.


Certain Covenants

Restricted Payments

     XM will not, and will not permit any of its restricted subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of XM's equity interests (including, without limitation, any payment in connection with any merger or consolidation involving XM) or to the direct or indirect holders of XM's equity interests in their capacity as such (other than dividends or distributions payable in equity interests (other than disqualified stock) of XM and cash in lieu of fractional interests not to exceed 1% of the equity interests distributed or paid);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving XM) any equity interests of XM (other than any such equity interests owned by XM or any of its restricted subsidiaries) or any Affiliate of XM (other than any of its restricted subsidiaries);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any indebtedness that is subordinated to the notes except a payment of interest or principal at the stated maturity thereof; or

(4) make any restricted investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "restricted payments"),

unless, at the time of and after giving effect to such restricted payment:

(1) no default or event of default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) XM would, at the time of such restricted payment and after giving pro forma effect thereto as if such restricted payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional indebtedness pursuant to the total consolidated indebtedness to adjusted operating cash flow ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness;" and

(3) such restricted payment, together with the aggregate amount of all other restricted payments made by XM and

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     its restricted subsidiaries after the date of the indenture (excluding restricted payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), is less than the sum, without duplication, of:

     (a) the difference between (i) the cumulative available cash flow determined at the time of such restricted payment and (ii) 150% of the cumulative consolidated interest expense of XM determined for the period commencing on the beginning of the first fiscal quarter commencing after the date of the indenture and ending on the last day of the latest fiscal quarter for which consolidated financial statements of XM are available preceding the date of such restricted payment, plus

     (b) 100% of the aggregate net cash proceeds received by XM since the date of the indenture as a contribution to its common equity capital or from the issue or sale of equity interests of XM (other than disqualified stock) or from the issue or sale of convertible or exchangeable disqualified stock or convertible or exchangeable debt securities of XM that have been converted into or exchanged for such equity interests (other than equity interests (or disqualified stock or debt securities) sold to a subsidiary of XM), plus

     (c) to the extent that any unrestricted subsidiary is redesignated as a restricted subsidiary after the date of the indenture, the lesser of
          (i) the fair market value of XM's investment in such subsidiary as of the date of such redesignation and (ii) such fair market value immediately prior to the time such subsidiary was designated as an unrestricted subsidiary; plus

     (d) to the extent that any restricted investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such restricted investment (less the cost of disposition, if any) and (ii) the initial amount of such restricted investment, minus

     (e) the aggregate principal amount of indebtedness then outstanding which was incurred pursuant to clause (1)(b) of the definition of "permitted debt" set forth below under the caption "-Incurrence of Indebtedness."

     The preceding provisions will not prohibit, so long as no default has occurred and is continuing or would be caused thereby:

(1) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture, and such payment will be deemed to have been paid on the date of declaration for purposes of the calculation in the foregoing paragraph;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated indebtedness of XM or of any equity interests of XM in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a restricted subsidiary of XM) of, equity interests of XM (other than disqualified stock) and cash payments in lieu of fractional interests not to exceed 1% of the equity interests so redeemed, repurchased, retired, defeased or otherwise acquired; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3) (b) of the preceding paragraph;

(3) the purchase, redemption, defeasance or other acquisition or retirement for value of subordinated indebtedness of XM in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence (other than to a restricted subsidiary of XM) of permitted refinancing indebtedness;

(4) the payment of any dividend by a restricted subsidiary of XM to the holders of its common equity interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any equity interests of XM or any restricted subsidiary of XM held by any member of XM's (or any of its restricted subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of

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

the indenture; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired equity interests shall not exceed $250,000 in any twelve-month period;

(6) the purchase of any subordinated indebtedness at a purchase price not greater than 100% of the principal amount or accreted value thereof, as the case may be, together with accrued interest, if any, following an asset sale in accordance with provisions similar to those contained in the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales"; provided, however, that prior to making any such purchase XM have made the excess proceeds offer as provided in such covenant with respect to the notes and has purchased all notes validly tendered for payment in connection with such excess proceeds offer;

(7) making payments to dissenting shareholders pursuant to applicable law in connection with a consolidation or merger of XM made in compliance with the provisions of the indenture;

(8) restricted investments in an amount equal to 100% of total incremental equity since the date of the indenture determined as of the date any such restricted investment is made, less the aggregate principal amount of indebtedness then outstanding which was incurred pursuant to clause (1)(b) of the definition of "permitted debt" set forth below under the caption "- Incurrence of Indebtedness;"

(9) the purchase of (a) any subordinated indebtedness of XM at a purchase price not greater than 101% of the principal amount or accreted value thereof, as the case may be, together with accrued interest, if any, in the event of a change of control in accordance with provisions similar to those of the covenant described under the caption "Repurchase at the Option of Holders-- Change of Control" or (b) any Preferred Stock of XM at a purchase price not greater than 101% of the liquidation preference thereof, together with accrued dividends, if any, in the event of a change of control in accordance with provisions similar to those of the covenant described under the caption "Repurchase at the Option of Holders--Change of Control"; provided, however, that, in each case, prior to such purchase XM has made the change of control offer as provided in the indenture with respect to the notes and has purchased all notes validly tendered for payment in connection with such change of control offer;

(10) the payment of dividends to Holdings the proceeds of which are used to satisfy ordinary course administrative expenses of Holdings, but in no event to exceed $1.0 million in any given fiscal year; and

(11) the payment of any dividend required pursuant to the tax sharing agreement between XM and Holdings, as such is in effect on the date of the indenture.

     The amount of all restricted payments (other than cash) shall be the fair market value on the date of the restricted payment of the asset(s) or securities proposed to be transferred or issued to or by XM or such restricted subsidiary, as the case may be, pursuant to the restricted payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the board of directors whose good faith resolution with respect thereto shall be conclusive and shall be delivered to the trustee. The board of directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $20.0 million. Not later than the date of making any restricted payment, XM shall deliver to the trustee an officers' certificate stating that such restricted payment is permitted and setting forth the basis upon which the calculations required by this "restricted payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.


Incurrence of Indebtedness

     XM will not, and will not permit any of its restricted subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any indebtedness (including acquired debt), and XM will not issue any disqualified stock; provided, however, that XM may incur indebtedness or issue disqualified stock and a restricted subsidiary may incur acquired debt, if the ratio of total consolidated indebtedness to adjusted consolidated operating cash flow for XM's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional indebtedness is incurred or such disqualified stock is issued would have been at less than or equal to 6.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional indebtedness had been incurred or the disqualified stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of indebtedness (collectively, "permitted debt"):

(1) the incurrence by XM of pari passu indebtedness in an aggregate principal amount (including the aggregate principal amount of all permitted refinancing indebtedness incurred to refund, refinance or replace any indebtedness incurred pursuant to this clause (1)), which does not exceed:
     (a) $500 million plus the amount equal to 125% of total incremental equity as of the date of such incurrence;

(2) unsecured subordinated indebtedness or disqualified stock of XM incurred to finance the construction, expansion, development or acquisition of music libraries and other recorded music programming, furniture, fixtures and equipment (including satellites, ground stations and related equipment) if such subordinated indebtedness or disqualified stock, as applicable, has a weighted average life to maturity longer than the weighted average life to maturity of the notes and has a final stated maturity of principal later than the stated maturity of principal of the notes;

(3) unsecured subordinated indebtedness or disqualified stock of XM incurred after the commercial operations commencement date in an aggregate principal amount (or liquidation preference, as applicable) (including the aggregate principal amount (or liquidation preference, as applicable) of all permitted refinancing indebtedness incurred to refund, refinance or replace any indebtedness or disqualified stock, as applicable, incurred pursuant to this clause (3)) at any time outstanding not to exceed the product of (a) $100.0 and (b) the number of Subscribers at such time if such subordinated indebtedness or disqualified stock, a applicable, has a weighted average life to maturity longer than the weighted average life to maturity of the notes and has a final stated maturity of principal later than the stated maturity of principal of the notes;

(4) the incurrence by XM and its restricted subsidiaries of the existing indebtedness;

(5) the incurrence by XM of indebtedness represented by the senior secured notes issued on the date of the indenture and the exchange notes to be issued pursuant to the registration rights agreement;

(6) the incurrence by XM or any of its restricted subsidiaries of indebtedness represented by capital lease obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of XM or such subsidiary, in an aggregate principal amount, including all permitted refinancing indebtedness incurred to refund, refinance or replace any indebtedness incurred pursuant to this clause (6), not to exceed $30.0 million at any time outstanding;

(7) the incurrence by XM or any of its restricted subsidiaries of permitted refinancing indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace indebtedness (other than intercompany indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (1), (2), (3), (4), (5), (6),
     (7), or (12) of this paragraph;

(8) the incurrence by XM or any of its restricted subsidiaries of intercompany indebtedness between or among XM and any of its restricted subsidiaries; provided, however, that:

     (a) if XM is the obligor on such indebtedness, such indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes; and

     (b) (i) any subsequent issuance or transfer of equity interests that results in any such indebtedness being held

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               by a person other than XM or a restricted subsidiary thereof and
               (ii) any sale or other transfer of any such indebtedness to a person that is not either XM or a restricted subsidiary thereof; shall be deemed, in each case, to constitute an incurrence of such indebtedness by XM or such restricted subsidiary, as the case may be, that was not permitted by this clause (8);

(9) the incurrence by XM of hedging obligations that are incurred for the purpose of fixing or hedging (x) interest rate risk with respect to any floating rate indebtedness that is permitted by the terms of this indenture to be outstanding or (y) fluctuation in currency values;

(10) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any indebtedness in the form of additional indebtedness with the same terms, and the payment of dividends on disqualified stock in the form of additional shares of the same class of disqualified stock will not be deemed to be an incurrence of indebtedness or an issuance of disqualified stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in fixed charges of XM as accrued;

(11) the incurrence by XM of additional indebtedness (including acquired debt) or disqualified stock in an aggregate principal amount (or liquidation preference or accreted value, as applicable) at any time outstanding, including all permitted refinancing indebtedness incurred to refund, refinance or replace any indebtedness or disqualified stock incurred pursuant to this clause (11), not to exceed $30.0 million; and

(12) indebtedness the proceeds of which are utilized solely to finance working capital in an aggregate principal amount not to exceed the lesser of (a) $50.0 million and (b) 80% of qualified receivables.

     XM will not incur any indebtedness (including permitted debt) that is contractually subordinated in right of payment to any other indebtedness of XM unless such indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no indebtedness of XM shall be deemed to be contractually subordinated in right of payment to any other indebtedness of XM solely by virtue of being unsecured.

     For purposes of determining compliance with this "incurrence of indebtedness" covenant, in the event that an item of proposed indebtedness meets the criteria of more than one of the categories of permitted debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, XM will be permitted to classify such item of indebtedness on the date of its Incurrence in any manner that complies with this covenant.


Liens

     XM will not and will not permit any of its restricted subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any lien of any kind (other than permitted liens) upon any of their property or assets, now owned or hereafter acquired.


Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     XM will not, and will not permit any of its restricted subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any restricted subsidiary to:

(1) pay dividends or make any other distributions on its capital stock to XM or any of its restricted subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to XM or any of its restricted subsidiaries;

(2)  make loans or advances to XM or any of its restricted subsidiaries;

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(3)  transfer any of its properties or assets to XM or any of its restricted subsidiaries; or

(4)  guarantee any indebtedness of XM or any of its restricted subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) existing indebtedness as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such existing indebtedness, as in effect on the date of the indenture;

(2)  the indenture and the notes;

(3)  applicable law;

(4) any instrument governing indebtedness or capital stock of a person acquired by XM or any of its restricted subsidiaries as in effect at the time of such acquisition (except to the extent such indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, provided that, in the case of indebtedness, such indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in leases or contracts or real property mortgages or related documents entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations, capital lease obligations or mortgage financings that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a restricted subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(8) permitted refinancing indebtedness, provided that the restrictions contained in the agreements governing such permitted refinancing indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the indebtedness being refinanced;

(9) liens securing indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.


Merger, Consolidation or Sale of Assets

     XM may not, directly or indirectly: (1) consolidate or merge with or into another person (whether or not XM is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of XM and its restricted subsidiaries taken as a whole, in one or more related transactions, to another person; unless:

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(1) either: (a) XM is the surviving corporation; or (b) the person formed by or surviving any such consolidation or merger (if other than XM) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the person formed by or surviving any such consolidation or merger (if other than XM) or the person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of XM under the notes, the indenture, the registration rights agreement, the pledge agreement and the security agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction no default or event of default exists;
    and

(4) XM or the person formed by or surviving any such consolidation or merger (if other than XM), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made:

    (a) will have consolidated net worth immediately after the transaction equal to or greater than the consolidated net worth of XM immediately preceding the transaction; and

    (b) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional indebtedness pursuant to the total consolidated indebtedness to adjusted consolidated operating cash flow ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness".

    In addition, XM may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other person. This ''Merger, Consolidation or Sale of Assets'' covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among XM and any of its wholly owned restricted subsidiaries.

Transactions with Affiliates

    XM will not, and will not permit any of its restricted subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any affiliate (each, an "affiliate transaction"), unless the following are complied with:

(1) such affiliate transaction is on terms that are no less favorable to XM or the relevant restricted subsidiary than those that would have been obtained in a comparable transaction by XM or such restricted subsidiary with an unrelated person; and

(2) XM delivers to the trustee:

    (a) with respect to any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of $5.0 million, a resolution of the board of directors set forth in an officers' certificate certifying that such affiliate transaction complies with this covenant and that such affiliate transaction has been approved by a majority of the members of the board of directors who are disinterested with respect to such affiliate transaction; and

    (b) with respect to any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to XM or such restricted subsidiary of such affiliate transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

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    The following items shall not be deemed to be affiliate transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any transaction by XM or any restricted subsidiary with an affiliate directly related to the purchase, sale or distribution of products in the ordinary course of business consistent with industry practice which has been approved by a majority of the members of the board of directors who are disinterested with respect to such transaction;

(2) any employment agreement or arrangement or employee benefit plan entered into by XM or any of its restricted subsidiaries in the ordinary course of business of XM or such restricted subsidiary;

(3) transactions between or among XM and/or its restricted subsidiaries;

(4) payment of reasonable directors fees and provisions of customary indemnification to directors, officers and employees of XM and its restricted subsidiaries;

(5) sales of equity interests (other than disqualified stock) to affiliates of XM;

(6) restricted payments that are permitted by the provisions of the indenture described above under the caption "--Restricted Payments" and "Permitted Investments" described under clauses (8) and (9) of the definition of such term;

(7) transactions pursuant to the tax sharing agreement; and

(8) contractual arrangements existing on the date of the indenture, and any renewals, extensions, implementations or modifications thereof that are not materially adverse to the holders.

Sale and Leaseback Transactions

    XM will not, and will not permit any of its restricted subsidiaries to, enter into any sale and leaseback transaction; provided that XM may enter into a sale and leaseback transaction if:

(1) the lease is for a period, including renewal rights, of not in excess of five years;

(2) the transaction is solely between XM and any restricted subsidiary or solely between restricted subsidiaries; or

(3) XM or such restricted subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with of the "asset sale" provisions of the indenture.

Insurance

    (a) XM will obtain prior to the launch of each satellite and will maintain launch insurance with respect to each satellite launch covering the period from the launch to 180 days following the launch of each satellite in an amount equal to or greater than the sum of (1) the cost to replace such satellite with a satellite of comparable or superior technological capability (as determined by the board of directors, whose determination shall be conclusive and evidenced by a board resolution) and having at least as much transmission capacity as the satellite to be replaced, (2) the cost to launch a replacement satellite pursuant to the contract whereby a replacement satellite will be launched and (3) the cost of launch insurance for such replacement or, in the event that XM has reason to believe that the cost of obtaining comparable insurance for a replacement would be materially higher, XM's best estimate of the cost of such comparable insurance. Notwithstanding the foregoing, XM will not be obligated to maintain insurance pursuant to this

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        paragraph (a) with respect to (1) the launch of its first satellite and
        (2) any subsequent launch not preceded by a launch failure or failure of any satellite within 180 days from the date of its launch; provided, however, that XM's spare satellite shall be under construction in accordance with the terms of the Hughes satellite contract or XM shall have otherwise obtained a spare satellite.

    (b) XM will maintain full in-orbit insurance with respect to each satellite it owns and launches in an amount at least equal to (1) the cost to replace such satellite with a satellite of comparable or superior technological capability (as determined by the board of directors, whose determination shall be conclusive and evidenced by a board resolution) and having at least as much transmission capacity as the satellite to be replaced, (2) the cost to launch a replacement satellite pursuant to the contract pursuant to which a replacement satellite will be launched and
        (3) the cost of launch insurance for such replacement or, in the event that XM has reason to believe that the cost of obtaining comparable insurance for a replacement would be materially higher, XM's best estimate of the cost of such comparable insurance. The in-orbit insurance required by this paragraph will provide that if 50% or more of a satellite's capacity is lost, the full amount of insurance will become due and payable, and that if a satellite is able to maintain more than 50% but less than 100% of its capacity, a portion of such insurance will become due and payable.

    (c) In the event that XM receives proceeds from insurance relating to any satellite, XM is entitled to use all or a portion of such proceeds to repay any vendor or third-party purchase money financing pertaining to such satellite that is required to be repaid by reason of the loss giving rise to such insurance proceeds. XM will use the remainder of such proceeds to develop and construct a replacement satellite; provided, however, that (1) such replacement satellite is of comparable or superior technological capability as compared with the satellite being replaced and has at least as much transmission capacity as the satellite being replaced (as determined by the board of directors, whose determination shall be conclusive and evidenced by a board resolution);
        (2) XM will have sufficient funds (together with the proceeds of any business interruption insurance) to service XM's projected debt service requirements until the scheduled launch of XM's spare satellite and for one year thereafter and to develop and construct such replacement satellite; and (3) XM's spare satellite is scheduled to be launched within 12 months of the receipt of such proceeds. Any such proceeds not used as permitted by this paragraph shall constitute excess proceeds for purposes of the asset sale provisions of the indenture.

Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries

    XM will not, and will not permit any of its restricted subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any equity interests in any restricted subsidiary of XM that owns, operates or otherwise has the right to use core XM Radio assets to any person, and XM will not permit any restricted subsidiary of XM to issue any of its equity interests other than:

(1) to XM or a restricted subsidiary of XM;

(2) issuances of director's qualifying shares to the extent necessary to comply with applicable law;

(3) to the extent required by applicable law, issuances or transfers to nationals of the jurisdiction in which a restricted subsidiary is organized in an amount not to exceed 1% of the total equity interests of such restricted subsidiary;

(4) distributions of capital stock other than disqualified stock to all common shareholders of a restricted subsidiary on a pro rata basis; or

(5) the sale of all the equity interests in such restricted subsidiary; provided that the cash net proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

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Payments for Consent

    XM will not, and will not permit any of its subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

    Whether or not required by the SEC, so long as any notes are outstanding, XM will furnish to the holders of notes, within 15 days following the time periods specified in the SEC's rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if XM were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by XM's certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if XM were required to file such reports.

    In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the SEC, XM will file a copy of all of the information and reports referred to in clauses
(1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, XM has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

    If any of XM's unrestricted subsidiaries constitute significant subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of XM and its restricted subsidiaries separate from the financial condition and results of operations of the unrestricted subsidiaries of XM.

Events of Default and Remedies

    Each of the following is an event of default:

(1) default for 30 days in the payment when due of interest on, or liquidated damages with respect to, the notes

(2) default in payment when due of the principal of, or premium, if any, on the notes,

(3) default in the performance, or breach, of the provisions of the covenant described in "Merger, Consolidation or Sale of Assets," the failure to make or consummate a change of control offer in accordance with the provisions of the covenant described in "Repurchase at the Option of Holders--change of control" or the failure to make or consummate an asset sale offer in accordance with the provisions of the "Covenant described under "--Repurchase at the Option of Holders--Asset Sales";

(4) failure by XM or any of its restricted subsidiaries for 60 days after notice from the trustee or holders of at least

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    25% of the outstanding notes to comply with any of the other agreements in the indenture, the pledge agreement or the security agreement;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by XM or any of its restricted subsidiaries (or the payment of which is guaranteed by XM or any of its restricted subsidiaries) whether such indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

    (a) is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a "payment default"); or

    (b) results in the acceleration of such indebtedness prior to its express maturity,

    and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by XM or any of its restricted subsidiaries to pay final nonappealable judgments aggregating in excess of $10.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days; and

(7) breach of any material representation or warranty or agreement in the pledge agreement or the security agreement, the repudiation by XM of any of its obligations under the pledge agreement or the security agreement or the unenforceability of the pledge agreement or the security agreement against XM for any reason; and

(8) certain events of bankruptcy or insolvency with respect to XM or any of its significant subsidiaries.

    In the case of an event of default arising from certain events of bankruptcy or insolvency, with respect to XM or any significant subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

    Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing default or event of default (except a default or event of default relating to the payment of principal or interest or liquidated damages) if it determines that withholding notice is in their interest.

    The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing default or event of default and its consequences under the indenture except a continuing default or event of default in the payment of interest or liquidated damages on, or the principal of, the notes.

    In the case of any event of default occurring by reason of any willful action or inaction taken or not taken by or on behalf of XM with the intention of avoiding payment of the premium that XM would have had to pay if XM then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an event of default occurs prior to March 15, 2005, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of XM with the intention of avoiding the prohibition on redemption of the notes prior to March 15, 2005, then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

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    XM is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any default or event of default, XM is required to deliver to the trustee a statement specifying such default or event of default.

No Personal Liability of Directors, Officers, Employees and Stockholders

    No director, officer, employee, agent, incorporator, member, manager, partner or stockholder of XM as such, shall have any liability for any obligations of XM under the notes, the indenture, the pledge agreement, the security agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

    XM may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("legal defeasance") except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and liquidated damages, if any, on such notes when such payments are due from the trust referred to below;

(2) XM's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and XM's obligations in connection therewith; and

(4) the legal defeasance provisions of the indenture.

    In addition, XM may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the indenture ("covenant defeasance") and thereafter any omission to comply with those covenants shall not constitute a default or event of default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "events of default" will no longer constitute an event of default with respect to the notes.

    In order to exercise either legal defeasance or covenant defeasance:

(1) XM must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and liquidated damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and XM must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of legal defeasance, XM shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) XM has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a

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    result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3) in the case of covenant defeasance, XM shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4) no default or event of default shall have occurred and be continuing either:
    (a) on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit); or (b) or insofar as events of default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which XM or any of its Subsidiaries is a party or by which XM or any of its Subsidiaries is bound;

(6) XM must have delivered to the trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of XM between the date of deposit and the 91st day following the deposit and assuming that no holder is an "insider" of XM under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

(7) XM must deliver to the trustee an officers' certificate stating that the deposit was not made by XM with the intent of preferring the holders of notes over the other creditors of XM with the intent of defeating, hindering, delaying or defrauding creditors of XM or others; and

(8) XM must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

Amendment, Supplement and Waiver

    Except as provided in the next two succeeding paragraphs, the indenture, the notes, the pledge agreement or the security agreement may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

    Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a default or event of default in the payment of principal of, or interest or premium, or liquidated

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    damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or liquidated damages, if any, on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders");

(8) release any portion of the collateral or the cash collateral from the lien of the security agreement or the pledge agreement, except in accordance with the terms thereof; or

(9) make any change in the preceding amendment and waiver provisions.

    Notwithstanding the preceding, without the consent of any holder of notes, XM and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of XM's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of XM's assets;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder; or

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Satisfaction and Discharge

    The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

    (a) all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to XM) have been delivered to the trustee for cancellation; or

    (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and XM has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and liquidated damages, if any, and accrued interest to the date of maturity or redemption;

(2) no default or event of default shall have occurred and be continuing on the date of such deposit or shall occur as

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    a result of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit) and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which XM is a party or by which XM is bound;

(3) XM has paid or caused to be paid all sums payable by it under the indenture; and

(4) XM has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

    In addition, XM must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

    If the trustee becomes a creditor of XM, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

    The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an event of default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

    Anyone who receives this prospectus may obtain a copy of the indenture, the registration rights agreement, the pledge agreement and the security agreement, without charge by writing to XM Satellite Radio Inc., 1500 Eckington Place, N.E., Washington, D.C. 20002, Attention: General Counsel.

Registration Rights; Liquidated Damages

    The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of these notes. See "--Additional Information."

    XM and the initial purchasers entered into the registration rights agreement, pursuant to which, XM agreed to file with the SEC the exchange offer registration statement on the appropriate form under the Securities Act with respect to the exchange notes. Upon the effectiveness of the exchange offer registration statement, XM will offer to the holders of transfer restricted securities pursuant to the exchange offer who are able to make certain representations the opportunity to exchange their transfer restricted securities for exchange notes.

    If:

(1) XM is not

    (a) required to file the exchange offer registration statement; or

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    (b) permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2) any holder of transfer restricted securities notifies XM prior to the 20th day following consummation of the exchange offer that:

    (a) it is prohibited by law or SEC policy from participating in the exchange offer; or

    (b) that it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

    (c) that it is a broker-dealer and owns notes acquired directly from XM or an affiliate of XM,

XM will file with the SEC a shelf registration statement to cover resales of the notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

    The Company will use its reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.

    For purposes of the preceding, "transfer restricted securities" means each note until:

(1) the date on which such note has been exchanged by a person other than a broker-dealer for an exchange note in the exchange offer;

(2) following the exchange by a broker-dealer in the exchange offer of a senior secured note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

(3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

(4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

    The registration rights agreement provides:

(1) XM will file an exchange offer registration statement with the SEC on or prior to 90 days after the closing of the offering of the March 2000 senior secured notes;

(2) XM will use its best efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 180 days after the closing of the March 2000 senior secured notes offering;

(3) unless the exchange offer would not be permitted by applicable law or SEC policy, XM will

    (a) commence the exchange offer; and

    (b) use its best efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the exchange offer registration statement was declared effective by the SEC, exchange notes in exchange for all notes tendered prior thereto in the exchange offer; and

(4) if obligated to file the shelf registration statement, XM will use its best efforts to file the shelf registration statement with the SEC on or prior to 30 days after such filing obligation arises and to cause the shelf registration to be declared effective by the SEC on or prior to 120 days after such obligation arises.

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    If:

(1) XM fails to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

(2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the "effectiveness target date"); or

(3) XM fails to consummate the exchange offer within 30 business days of the effectiveness target date with respect to the exchange offer registration statement; or

(4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a "registration default"), then XM will pay liquidated damages to each holder of notes, with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such holder.

    The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages for all registration defaults of $.30 per week per $1,000 principal amount of notes.

    All accrued liquidated damages will be paid by XM on each damages payment date to the global note holder by wire transfer of immediately available funds or by federal funds check and to holders of certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

    Following the cure of all registration defaults, the accrual of liquidated damages will cease.

    Holders of notes will be required to make certain representations to XM (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth above. By acquiring transfer restricted securities, a holder will be deemed to have agreed to indemnify XM against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from XM.

Certain Definitions

    Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Acquired Debt" means, with respect to any specified person (x) indebtedness of any other person existing at the time such other person is merged with or into or became a subsidiary of such specified person or (y) indebtedness secured by a lien encumbering any asset acquired by such specified person, provided that, in each case, such indebtedness or lien, as applicable, is not incurred in connection with, or in contemplation of, such other person merging with or into, or becoming a subsidiary of, such specified person.

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    "Adjusted Consolidated Operating Cash Flow" means consolidated operating cash flow for the latest four fiscal quarters for which consolidated financial statements of XM are available, taken as a whole. For purposes of calculating consolidated operating cash flow for any four fiscal quarter period for purposes of this definition, (1) all restricted subsidiaries of XM on the date of the transaction giving rise to the need to calculate adjusted consolidated operating cash flow (the "transaction date") shall be deemed to have been restricted subsidiaries at all times during such four fiscal quarter period and (2) any unrestricted subsidiary on the transaction date shall be deemed to have been an unrestricted subsidiary at all times during such four fiscal quarter period.

    In addition, for purposes of calculating adjusted consolidated operating cash flow:

(1) acquisitions that have been made by the specified person or any of its restricted subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the calculation date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and adjusted consolidated operating cash flow for such reference period shall be calculated on a pro forma basis but without giving effect to clause (3) of the proviso set forth in the definition of consolidated net income; and

(2) the consolidated operating cash flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the calculation date, shall be excluded.

    "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control," as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting stock of a person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

    "Asset Sale" means:

(1) the sale, lease, conveyance or other disposition of any assets; provided that the sale, conveyance or other disposition of all or substantially all of the assets of XM and its restricted subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants-- Merger, Consolidation or Sale of Assets" and not by the provisions of the asset sale covenant; and

(2) the issuance of equity interests in any of the XM's restricted subsidiaries or the sale of equity interests in any of its subsidiaries.

    Notwithstanding the preceding, the following items shall not be deemed to be asset sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value or that involve net proceeds of less than $1.0 million;

(2) a transfer of assets between or among XM and its wholly owned restricted subsidiaries,

(3) an issuance of equity interests by a wholly owned restricted subsidiary to XM or to another wholly owned restricted subsidiary;

(4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the sale or other disposition of cash or cash equivalents;

(6) a restricted payment or permitted investment that is permitted by the covenant described above under the

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    caption "--Certain Covenants--Restricted Payments;" and

(7) any issuance or sale of equity interests of an unrestricted subsidiary.

    "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

    "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "beneficially owns" and "beneficially owned" shall have a corresponding meaning.

    "Board of Directors" means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other person, the board or committee of such person serving a similar function.

    "Bond Property" means (1) the collateral or (2) any license owned by a wholly owned restricted subsidiary of XM that is required in order to operate an XM Radio Business.

    "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

    "Capital Stock" means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

    "Cash Equivalent" means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of

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

    acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute cash equivalents of the kinds described in clauses (1) through (5) of this definition.

    "Change of Control" means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of XM and its restricted subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a principal or a related party of a principal;

(2) the adoption of a plan relating to the liquidation or dissolution of XM;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the principals and their related parties, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of Holdings or XM, measured by voting power rather than number of shares;

(4) the first day on which a majority of the members of the board of directors of XM or Holdings are not continuing directors; or

(5) Holdings or XM consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Holdings or XM, in any such event pursuant to a transaction in which any of the outstanding voting stock of Holdings or XM, as the case may be, or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of Holdings or XM, as the case may be, outstanding immediately prior to such transaction is converted into or exchanged for voting stock (other than disqualified stock) of the surviving or transferee person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee person (immediately after giving effect to such issuance); or

(6) the first day on which XM ceases to be a wholly owned subsidiary of Holdings.

    "Collateral" has the meaning assigned to it in the security agreement.

    "Collateral Agent" means U.S. Bank National Association.

    "Commercial Operations Commencement Date" means the first date on which XM begins providing the XM radio service to third party subscribers that have paid for such service.

    "Consolidated Net Income" means, with respect to any specified person for any period, the aggregate of the net income of such person and its restricted subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the net income (but not loss) of any person that is not a restricted subsidiary or that is accounted for by the

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    equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified person or a wholly owned restricted subsidiary thereof;

(2) the net income of any restricted subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that restricted subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that restricted subsidiary or its stockholders;

(3) the net income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

(4) the cumulative effect of a change in accounting principles shall be excluded.

    "Consolidated Net Worth" means, with respect to any specified person as of any date, the sum of:

(1) the consolidated equity of the common stockholders of such person and its consolidated restricted subsidiaries as of such date; plus

(2) the respective amounts reported on such person's balance sheet as of such date with respect to any series of preferred stock (other than disqualified stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such person upon issuance of such preferred stock.

    "Consolidated Operating Cash Flow" means, with respect to any specified person for any period, the consolidated net income of such person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized by such person or any of its restricted subsidiaries in connection with an asset sale, to the extent such losses were deducted in computing such consolidated net income; plus

(2) provision for taxes based on income or profits of such person and its restricted subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such consolidated net income; plus

(3) consolidated interest expense of such person and its restricted subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations and attributable debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to hedging obligations), to the extent that any such expense was deducted in computing such consolidated net income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such person and its restricted subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such consolidated net income; minus

(5) non-cash items increasing such consolidated net income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

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    Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a restricted subsidiary of XM shall be added to consolidated net income to compute consolidated operating cash flow of XM only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to XM by such restricted subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that restricted subsidiary or its stockholders.

    "Continuing Directors" means, as of any date of determination, any member of the board of directors of XM who:

(1) was a member of such board of directors on the date of the indenture; or

(2) was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.

    "Cumulative Available Cash Flow" means, as at any date of determination, the positive cumulative consolidated operating cash flow realized during the period commencing on the beginning of the first fiscal quarter following the date of the indenture and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of XM is available or, if such cumulative consolidated operating cash flow for such period is negative, the negative amount by which cumulative consolidated operating cash flow is less than zero.

    "Core XM Radio Assets" means XM Radio assets reasonably necessary to operate the XM Radio business.

    "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an event of default.

    "Disqualified Stock" means any capital stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any capital stock that would constitute disqualified stock solely because the holders thereof have the right to require XM to repurchase such capital stock upon the occurrence of a change of control or an asset sale shall not constitute disqualified stock if the terms of such capital stock provide that XM may not repurchase or redeem any such capital stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

    "Domestic Subsidiary" means any restricted subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia.

    "Equity Interests" means capital stock and all warrants, options or other rights to acquire capital stock (but excluding any debt security that is convertible into, or exchangeable for, capital stock).

    "Existing Indebtedness" means indebtedness of XM and its restricted subsidiaries in existence on the date of the indenture, until such amounts are repaid.

    "FCC License Subsidiary" means XM Radio Inc., a wholly owned subsidiary of XM that owns all of XM's FCC licenses to provide satellite digital radio service in the United States.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as

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have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any indebtedness.

     "Hedging Obligations" means, with respect to any specified person, the obligations of such person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency values.

     "Holdings" means XM Satellite Radio Holdings Inc.

     "Hughes Repeater Contract" means the contract for the design, development and purchase of terrestrial repeater equipment by and between XM and Hughes Electronics Corporation, dated February 14, 2000 as amended from time to time provided that such amendments, taken as a whole, shall not be materially adverse to XM.

     "Hughes Repeater Escrow Agreement" means the agreement between XM and Hughes Electronics Corporation, dated as of March 2, 2000, providing for the escrow of funds payable under the Hughes repeater contract.

     "Hughes Satellite Agreement" means the satellite purchase agreement between XM and Hughes Space and Communications Inc., dated July 21, 1999, as in effect on the date of the indenture and as it may be amended from time to time in any respect other than with respect to the terms or scope of the security interest granted by XM thereunder.

     "Indebtedness" means, with respect to any specified person, any indebtedness of such person, whether or not contingent, in respect of:

(1)  borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)  banker's acceptances;

(4)  representing capital lease obligations;

(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)  representing any hedging obligations,

if and to the extent any of the preceding items (other than letters of credit and hedging obligations) would appear as a liability upon a balance sheet of the specified person prepared in accordance with GAAP. In addition, the term "indebtedness" shall include (a) all indebtedness of others secured by a lien on any asset of the specified person (whether or not such indebtedness is assumed by the specified person), (b) to the extent not otherwise included, the Guarantee by the specified person of any indebtedness of any other person and
(c) all attributable debt of such person.

     The amount of any indebtedness outstanding as of any date shall be:

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(1)  the accreted value thereof, in the case of any indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other indebtedness.

     "Investments" means, with respect to any person, all direct or indirect investments by such person in other persons (including affiliates) in the form of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers, directors and employees made in the ordinary course of business), purchases or other acquisitions for consideration of indebtedness, equity interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If XM or any restricted subsidiary of XM sells or otherwise disposes of any equity interests of any direct or indirect restricted subsidiary of XM such that, after giving effect to any such sale or disposition, such person is no longer a restricted subsidiary of XM, XM shall be deemed to have made an investment on the date of any such sale or disposition equal to the fair market value of the equity interests of such restricted subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments." The acquisition by XM or any restricted subsidiary of XM of a person that holds an Investment in a third Person shall be deemed to be an Investment by XM or such restricted subsidiary in such third person in an amount equal to the fair market value of the investment held by the acquired person in such third person determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Net Income" means, with respect to any specified person, the net income
(loss) of such person and its restricted subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any asset sale; or (b) the disposition of any securities by such person or any of its restricted subsidiaries or the extinguishment of any indebtedness of such person or any of its restricted subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

     "Net Proceeds" means the aggregate cash proceeds received by XM or any of its restricted subsidiaries in respect of any asset sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any asset sale), net of the direct costs relating to such asset sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of indebtedness secured by a lien on the asset or assets that were the subject of such asset sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means indebtedness:

(1) as to which neither XM nor any of its restricted subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement

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     action against an unrestricted subsidiary) would permit upon notice, lapse of time or both any holder of any other indebtedness of XM or any of its restricted subsidiaries to declare a default on such other indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the definitive documentation therefor specifies that the lenders thereunder will not have any recourse to the stock or assets of XM or any of its restricted subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any indebtedness.

     "Pari Passu Indebtedness" means indebtedness of XM that is pari passu in right of payment to the notes.

     "Permitted Business" means any of the lines of business conducted by XM and its restricted subsidiaries on the date hereof and any business similar, ancillary or related thereto or that constitutes a reasonable extension or expansion thereof, including in connection with XM's existing and future technology, trademarks and patents.

     "Permitted Investments" means:

(1)  any investment in XM or in a wholly owned restricted subsidiary of XM;

(2)  any investment in cash equivalents;

(3) any investment by XM or any restricted subsidiary of XM in a person, if as a result of such investment:

     (a)  such person becomes a wholly owned restricted subsidiary of XM; or

     (b) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, XM or a wholly owned restricted subsidiary of XM;

(4) any investment made as a result of the receipt of non-cash consideration from an asset sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;"

(5) any acquisition of assets solely in exchange for the issuance of equity interests (other than disqualified stock) of XM;

(6)  hedging obligations;

(7) investments in existence on the date of the indenture and modifications thereof;

(8) investments in securities of trade creditors or customers received in compromise of obligations of such person incurred in the ordinary course of business, including under any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such person;

(9) loans and advances to officers, directors and employees of XM or any of its restricted subsidiaries in the ordinary course of business not to exceed $2 million at any time outstanding;

(10) investments indirectly acquired by XM or any of its restricted subsidiaries through a direct investment in another person made in compliance with the indenture, provided that such investments existed prior to and were not made in contemplation of such acquisition;

(11) investments in a joint venture with Sirius Satellite Radio, Inc., or an affiliate thereof, the proceeds of which investments are used solely to develop interoperable radio technology capable of receiving and processing radio system signals broadcast by both XM and Sirius Satellite Radio Inc., for the licensing of other satellite

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     radio technology from XM and Sirius Satellite Radio, Inc. in connection therewith and for activities reasonably ancillary thereto in accordance with the joint development agreement between XM and Sirius Satellite Radio, Inc., as in effect on the date hereof or as it may be amended in a manner not materially adverse to XM; and

(12) other investments in any person having an aggregate fair market value (measured on the date each such investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the date of the indenture/that are at the time outstanding not to exceed $10.0 million.

     "Permitted Liens" means:

(1) liens on the bond property or any other assets of XM or its restricted subsidiaries securing pari passu indebtedness incurred pursuant to clause
     (1) of the covenant described under "Incurrence of Indebtedness" or permitted refinancing indebtedness in respect thereof; provided, that the notes shall be equally and ratably secured by such bond property or other assets;

(2)  liens in favor of XM;

(3) liens on property, or on shares of stock or indebtedness, of a person existing at the time such person is merged with or into or consolidated with XM or any restricted subsidiary of XM; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the person merged into or consolidated with XM or the restricted subsidiary;

(4) liens on property (other than bond property) existing at the time of acquisition thereof by XM or any restricted subsidiary of XM, provided that such Liens were not incurred in contemplation of such acquisition;

(5) liens to secure the performance of bids, tenders, leases, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) liens to secure indebtedness (including capital lease obligations) permitted by clause (6) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness" covering only the assets acquired with such indebtedness (other than bond property);

(7) liens existing on the date of the indenture including liens arising thereunder in favor of the trustee and including liens under the Hughes repeater escrow agreement;

(8) liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9)  liens securing the notes;

(10) liens which do not attach to the bond property incidental to the conduct of XM's or a restricted subsidiary's business or the ownership of its property and assets not securing indebtedness, and which do not in the aggregate materially detract from the value of the assets or property of XM and its restricted subsidiaries taken as a whole, or materially impair the use hereof in the operation of its business;

(11) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

(12) judgment liens which do not attach to the bond property not giving rise to an event of default;

(13) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real

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     property not interfering in any material respect with the ordinary conduct of the business of XM or any of its restricted subsidiaries;

(14) any interest or title of a lessor under any capitalized lease obligation;

(15) leases or subleases granted to others that do not materially interfere with the ordinary course of business of XM and its restricted subsidiaries;

(16) liens arising from filing Uniform Commercial Code financing statements regarding leases;

(17) liens in favor of customs and revenue authorities arising as a mater of law to secure payment of customer duties in connection with the importation of goods;

(18) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business that are not delinquent or remain payable without penalty;

(19) liens which do not attach to the Bond Property securing hedging obligations which hedging obligations relate to indebtedness that is otherwise permitted under the indenture;

(20) liens encumbering property or other assets under construction in the ordinary course of business arising from progress or partial payments by a customer of XM or its restricted subsidiaries relating to such property or other assets;

(21) liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by XM or any of its restricted subsidiaries in the ordinary course of business;

(22) liens on XM's interests in satellites and its terrestrial repeater network subject to purchase under the Hughes satellite agreement and the Hughes repeater contract, respectively;

(23) liens incurred in the ordinary course of business of XM or any restricted subsidiary with respect to obligations that do not exceed $10.0 million at any one time outstanding; and

(24) liens on qualified receivables securing indebtedness permitted by clause
     (12) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness."

     "Permitted Refinancing Indebtedness" means any indebtedness of XM or any of its restricted subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other indebtedness of XM or any of its restricted subsidiaries (other than intercompany indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such permitted refinancing indebtedness does not exceed the principal amount (or accreted value, if applicable) of the indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses, consent fees and premiums incurred in connection therewith);

(2) (A) if such permitted refinancing indebtedness has a weighted average life to maturity shorter than that of the notes or a final maturity date earlier than the final maturity date of the notes, such permitted refinancing indebtedness shall have a weighted average life to maturity no shorter than the remaining weighted average life to maturity of the debt so extended, refinanced, renewed, replaced, defeased or refunded and a final stated maturity no earlier than the final maturity date of the debt so extended, refinanced, renewed, replaced, defeased or refunded or (B) in all other cases, such permitted refinancing indebtedness shall have a final maturity date later than the final maturity date of, and shall have a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the notes;

(3) if the indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right

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     of payment to the notes, such permitted refinancing indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such indebtedness is incurred either by XM or by the restricted subsidiary who is the obligor on the indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     "Pledge Agreement" means the agreement, dated March 15, 2000, between XM and the trustee, governing the pledge of the escrow account.

     "Principals" means Motient Corporation, General Motors Corporation, DIRECTV Enterprises, Inc. and Clear Channel Investments, Inc.

     "Qualified Receivables" means the aggregate amount of accounts receivables of XM determined in accordance with GAAP that are not more than 90 days past due.

     "Related Party" means:

(1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any principal; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of any one or more principals and/or such other persons referred to in the immediately preceding clause
     (1).

     "Restricted Investment" means an Investment other than a permitted investment.

     "Restricted Subsidiary" of a person means any subsidiary of the referent person that is not an unrestricted subsidiary.

     "Security Agreement" means the agreement, dated March 15, 2000, between XM and the collateral agent, defining the terms of the security interests that secure the notes.

     "Significant Subsidiary" means any subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subscriber" means a subscriber in good standing to the XM Radio Service that has paid subscription fees for at least one month of such service and whose subscription payments are not delinquent.

     "Subsidiary" means, with respect to any specified person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of that person (or a combination thereof); and

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(2)  any partnership (a) the sole general partner or the managing general partner of which is such person or a subsidiary of such person or (b) the only general partners of which are such person or one or more subsidiaries of such person (or any combination thereof).

     "Tax Sharing Agreement" means the tax sharing agreement dated March 15, 2000 among holdings, XM and XM Radio Inc., as in effect on the date of the indenture.

     "Total Consolidated Indebtedness" means, at any date of determination, an amount equal to the aggregate amount of all indebtedness of XM and the restricted subsidiaries, determined on a consolidated basis in accordance with GAAP, outstanding as of the date of determination.

     "Total Incremental Equity" means, at any date of determination, the sum of, without duplication: (1) the aggregate cash proceeds received by XM after the issue date from the issuance or sale of capital stock of XM (other than disqualified stock but including capital stock issued upon the conversion of convertible indebtedness or from the exercise of options, warrants or rights to purchase capital stock of XM other than disqualified stock) to any person other than a restricted subsidiary; plus (2) an amount equal to the sum of (a) the net reduction in Investments in any person (other than permitted investments) resulting from the payment in cash of dividends, repayments of loans or advances or other transfers of assets, in each case to XM or any restricted subsidiary after the issue date from such person and (b) the portion (proportionate to XM's equity interest in such restricted subsidiary) of the fair market value of the net assets of any unrestricted subsidiary at the time such unrestricted subsidiary is designated a restricted subsidiary; provided, however, that in the case of (a) or (b) above, the foregoing sum shall not exceed the amount of investments previously made (and treated as a restricted payment) by XM or any restricted subsidiary in such person or unrestricted subsidiary and that constitutes a restricted payment that has been deducted from Total Incremental Equity pursuant to clause (3) below; minus (3) the aggregate amount of all restricted payments declared or made on or after the Issue Date (including the aggregate amount paid pursuant to clauses (1), (2), (3), (4), (5), (6) and (8) of the second paragraph of the covenant described above under the caption "-- Certain Covenants--Restricted Payments."

     "Unrestricted Subsidiary" means any subsidiary of XM (other than the FCC license subsidiary) that is designated by the board of directors as an unrestricted subsidiary pursuant to a board resolution, but only to the extent that such subsidiary:

(1)  has no indebtedness other than non-recourse debt;

(2) is not party to any agreement, contract, arrangement or understanding with XM or any restricted subsidiary of XM unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to XM or such restricted subsidiary than those that might be obtained at the time from persons who are not affiliates of XM;

(3) is a person with respect to which neither XM nor any of its restricted subsidiaries has any direct or indirect obligation (a) to subscribe for additional equity interests or (b) to maintain or preserve such person's financial condition or to cause such person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any indebtedness of XM or any of its restricted subsidiaries.

     Any designation of a subsidiary of XM as an unrestricted subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any unrestricted subsidiary would fail to meet the preceding requirements as an unrestricted subsidiary, it shall thereafter cease to be an unrestricted subsidiary for purposes of the indenture and any indebtedness of such subsidiary shall be deemed to be incurred by a restricted subsidiary of XM as of such date and, if such indebtedness is not permitted to be incurred

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as of such date under the covenant described under the caption "--Certain
Covenants--Incurrence of Indebtedness," XM shall be in default of such covenant. The Board of Directors of XM may at any time designate any unrestricted subsidiary to be a restricted subsidiary; provided that such designation shall be deemed to be an incurrence of indebtedness by a restricted subsidiary of XM of any outstanding indebtedness of such unrestricted subsidiary and such designation shall only be permitted if (1) such indebtedness is permitted under the covenant described under the caption "--Certain Covenants-- Incurrence of indebtedness," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no default or event of default would be in existence following such designation.

     "Voting Stock" of any person as of any date means the capital stock of such person that is at the time entitled to vote in the election of the Board of Directors of such person.

     "Weighted Average Life to Maturity" means, when applied to any indebtedness or disqualified stock at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal (or liquidation preference, as applicable), including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount (or liquidation preference) of such indebtedness (or disqualified stock, as applicable).

     "Wholly Owned Restricted Subsidiary" of any specified person means a restricted subsidiary of such person all of the outstanding capital stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such person or by one or more wholly owned restricted subsidiaries of such person and one or more wholly owned restricted subsidiaries of such person.

     "XM Radio Assets" means all assets, rights, services and properties, whether tangible or intangible, used or intended for use in connection with an XM Radio Business, including satellites, terrestrial repeating stations, FCC licenses, uplink facilities, musical libraries and other recorded programming, furniture, fixtures and equipment and telemetry, tracking, monitoring and control equipment.

     "XM Radio Business" means the business of transmitting digital radio programming throughout the United States by satellite and terrestrial repeating stations to be received by subscribers, including any business in which XM was engaged on the date of the indenture, and any business reasonably related thereto.

     "XM Radio Service" means digital radio programming transmitted by satellites and terrestrial repeating stations to vehicle, home and portable radios in the United States.

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                         BOOK ENTRY, DELIVERY AND FORM

     Except as described in the next paragraph, the outstanding notes were, and the exchange notes will be, initially issued in the form of one or more notes in registered, global form ("Global Notes"). The Global Notes were deposited on the date of the closing of the note offering with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Note Holder").

     Global Notes that are issued as described below under "--Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Notes"). Upon the transfer of Certificated Notes, Certificated Notes may, unless all Global Notes have previously been exchanged for Certificated Notes, be exchanged for an interest in the Global Note representing the principal amount of notes being transferred, subject to the transfer restrictions set forth in the indenture.

     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers of the notes), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised us that, pursuant to procedures established by it:

     (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers of the notes with portions of the principal amount of the applicable Global Notes; and

     (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

     Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to such extent.

     So long as the Global Note Holder is the registered owner of any Global Notes, the Global Note Holder will be considered the sole Holder under the indenture of any notes evidenced by the Global Notes. Beneficial owners of notes evidenced by the Global Notes will not be considered the owners or Holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither we nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the Global Notes.

     Payments in respect of the principal of, and premium, if any, liquidated damages, if any, and interest on any notes registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we nor the Trustee has or will have any responsibility or liability for:

     (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments

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         made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or INdirect Participant's records relating to the beneficial ownership interest in the Global Notes; or

     (2) any other matter relating to the actions and practices of DTC or any of its Participant's or Indirect Participants.

     DTC's current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest) is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date.

     Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, us or the Trustee. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Certified Notes

     A Global Note is exchangeable for definitive notes in registered certificated form ("Certified Notes") if:

     (1) DTC:

         (a) notifies us that it is unwilling or unable to continue as depository for the Global Notes and we thereupon fail to appoint a successor depository; or

         (b) has ceased to be a clearing agency registered under the Exchange
             Act;

     (2) we, at our option, notify the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

     (3) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

     In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures) and will bear the applicable restrictive legend, unless we determine otherwise in compliance with applicable law.

Same Day Settlement and Payment

     The indenture requires that payments in respect of the notes represented by the applicable Global Notes (including principal, premium, if any, interest and liquidated damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, we will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes also will be settled in immediately available funds.

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

Exchange Offer

     Upon the occurrence of the exchange offer for the notes, we will issue and the trustee will authenticate (i) one or more non-transfer restricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the transfer restricted Global Notes tendered for exchange by persons that certify in their letters of transmittal that (x) they are not broker-dealers, (y) they are not participating in a distribution of the exchange notes and (z) they are not affiliates (as defined in Rule 144 of the Securities Act) of XM, and accepted for exchange and (ii) Certificated Notes in an aggregate principal amount of the applicable transfer restricted Certificated Notes accepted for exchange. Concurrently with the issuance of such notes, the trustee will cause the aggregate principal amount of the applicable transfer restricted Global Notes to be reduced accordingly, and we will execute and the trustee will execute and deliver to the persons designated by the holders of Certificated Notes so accepted for exchange non-transfer restricted Certificated Notes in the appropriate principal amount.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


     The following is a general discussion of some important U.S. federal income tax considerations relating to participation in the exchange offer and of the ownership and disposition of the exchange notes. This discussion is based on currently existing provisions of the Internal Revenue Code (the "Code"), existing, temporary and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion generally does not address the tax consequences to subsequent purchasers of exchange notes and is limited to purchasers who purchased the units comprised of outstanding notes and warrants at their "issue price," as defined below under "Allocation of Purchase Price Between notes and warrants", and hold such notes as capital assets, within the meaning of section 1221 of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular initial purchasers in light of their personal circumstances or to certain types of initial purchasers who are subject to special rules, such as certain financial institutions, insurance companies, tax-exempt entities, traders or dealers in securities or currencies, certain U.S. expatriates, persons holding the notes as part of a hedging or conversion transaction, "straddle" or other integrated transaction and U.S. holders whose "functional currency" is not the U.S. dollar. This discussion does not address the tax consequences of the law of any state, locality or foreign jurisdiction.

     ALL PERSONS CONSIDERING THE TENDER OF AN ORIGINAL NOTE FOR AN EXCHANGE NOTE ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER AND OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.


Exchange of Outstanding Notes for Exchange Notes

     The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not constitute a taxable event to holders. Rather, the exchange notes will be treated as a continuation of the outstanding notes for federal income tax purposes, and are referred to together as "notes" in this summary of federal income tax considerations. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note, and the initial basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.


     U.S. HOLDERS

     As used herein, a "U.S. holder" is a beneficial owner of a March 2000 senior secured note that is, for U.S. federal income tax purposes:

     .    an individual citizen or resident of the United States;

     . a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof (unless in the case of a partnership, applicable Treasury Regulations provide otherwise);

     . an estate the income of which is subject to U.S. federal income taxation regardless of source;

     . a trust if both (A) a United States court is able to exercise primary supervision over the administration of the trust, and (B) one or more United States persons have the authority to control all substantial decisions of the trust (including specified trusts in existence on August 20, 1996 and treated as United States persons prior to that date and that timely elected to continue to be treated as United States persons).


Allocation of purchase price between notes and warrants

     For U.S. federal income tax purposes, the purchase of an outstanding note and a warrant was treated as the purchase of an "investment unit." The issue price of a unit for U.S. federal income tax purposes is the first price at which a substantial amount of units is sold, excluding sales to bond holders, brokers or similar persons acting as underwriters, placement agents or wholesalers. The issue price of a unit was allocated between the outstanding note and the warrant based on the relative fair market values of each such component of the unit on the issue date. Pursuant to Treasury Regulations issued under provisions of the Code relating to original issue discount (the "OID Regulations"), each U.S. holder for U.S. federal income tax purposes is bound by XM's and Holdings' allocation unless such holder discloses on a statement attached to its tax return for the taxable year that includes the acquisition date of such unit that its allocation differs from that of XM and Holdings. We believed that the aggregate issue price of each unit should be allocated $797.70 to the outstanding note and $202.30 to the warrant. We cannot assure you that the IRS will accept XM's allocation. If XM's allocation were successfully challenged by the IRS, the issue price, original issue discount on the March 2000 senior secured note and gain or loss on the sale or disposition of a March 2000 senior secured note would be different from that resulting under the allocation determined by XM and Holdings.

Taxation of stated interest

     Stated interest paid or accrued on the notes will be taxable to a U.S. holder as ordinary interest income in accordance with such U.S. holder's method of accounting for U.S. federal income tax purposes.

Original issue discount

     The notes will have original issue discount, or "OID" for U.S. federal tax purposes, and accordingly, U.S. holders of the notes will be subject to special tax accounting rules, as described in greater detail below. U.S. holders of notes should be aware that they generally must include OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method regardless of their method of accounting. As a result, U.S. holders will include OID in income in advance of the receipt of cash attributable to such income. However, U.S. holders of the notes generally will not be required to include separately in income cash payments received on such notes to the extent such payments constitute payments of previously accrued OID.

     The notes will be treated as issued with OID equal to the excess of the "stated redemption price at maturity" of a note over its "issue price." The issue price of a note is described above under "--Allocation of purchase price between notes and warrants." The stated redemption price at maturity of a note is the total of all payments on the note that are not payments of "qualified stated interest." Qualified stated interest is interest that is unconditionally payable, in cash or property (other than debt instruments of the issuer), at least annually at a single fixed rate during the entire term of the note that appropriately takes into account the length of intervals between payments. Stated interest on the notes will be treated as qualified stated interest.

     The amount of OID includible in income by a U.S. holder of a note, or "accrued OID," is the sum of the "daily portions" of OID with respect to the note for each day during the taxable year or portion thereof in which such U.S. holder holds such note. The daily portion is determined by allocating to each day in any "accrual period" a pro-rata portion of the OID that accrued in such period. For this purpose, the term "accrual period" means an interval of time selected by the holder of one year or less; provided that each scheduled payment of principal or interest either occurs on the final day of an accrual period or the first day of an accrual period. The amount of OID that accrues with respect to any accrual period is the excess of (a) the product of the note's adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such periods over (b) the amount of stated interest allocable to such accrual period. Special rules may apply for calculating OID for an initial short accrual period. The "adjusted issue price" of a note at the start of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments made on such note (other than payments of stated interest) on or before the first day of the accrual period. The "yield to maturity" is the discount rate that, when used to compute the present value of all payments to be made under a note, produces an amount equal to the issue price of the note.

Mandatory And Optional Redemptions

     Certain events such as certain changes of control or certain equity offerings will result in certain redemption rights and obligations of XM with respect to the notes as specified elsewhere herein. Under the OID Regulations, computation of OID on the notes is not affected by such redemption rights and obligations if, based on all the facts and circumstances as of the issue date, the stated payment schedule of the notes (that does not reflect such events) is significantly more likely than not to occur. In addition, we may redeem the notes, at any time on or after March 15, 2005, at redemption prices specified elsewhere herein plus accrued and unpaid interest to the date of redemption. Under the OID Regulations, solely for purposes of computing OID, it is assumed that the issuer will exercise any unconditional option to redeem a debt instrument if such exercise will lower the yield-to-maturity of the debt instrument. We do not intend to treat the redemption provisions described in this paragraph as affecting the computation of OID on the notes. U.S. holders may wish to consult their tax advisors regarding the treatment of such contingencies under the OID Regulations.

Impact of Applicable High Yield Discount Obligation Rules

     If the "yield to maturity" on the notes equals or exceeds the sum of 5% and the "applicable federal rate" (a rate based on the yield to Treasury Securities with similar maturity) in effect for the month in which the notes are issued and the notes have "significant OID," the notes will be considered "applicable high yield discount obligations." A debt instrument has "significant OID" if the aggregate amount which would be includible in gross income of a holder with respect to such instrument for periods before the close of any accrual period ending after the date five years after the date of issue exceeds the sum of (i) the aggregate amount of interest required to be paid under the instrument before the close of such accrual period and (ii) the product of the issue price of such instrument and its yield to maturity.

     If the notes are "applicable high yield discount obligations," XM will not be permitted to deduct for United States federal income tax purposes OID accrued on the notes until such time as XM actually pays such OID in cash or in property other than stock or debt of XM (or persons related to XM). Moreover, to the extent that the total return on the notes exceeds the sum of 6% and the applicable federal rate, such excess (the "Dividend-Equivalent Interest") will not be deductible at any time by XM for United States federal income tax purposes (regardless of whether XM actually pays such Dividend Equivalent Interest in cash or in other property). Such Dividend-Equivalent Interest would be treated as a dividend to the extent it is deemed to have been paid out of XM's current or accumulated earnings and profits. Accordingly, a United States holder that is a domestic corporation may be entitled to take a dividends-received deduction with respect to any Dividend-Equivalent Interest received by such corporate United States holder on the note. In such event, corporate United States holders should consult with their tax advisors concerning the availability of a dividends-received deduction. We believe that the notes are applicable high yield discount obligations.

Redemption, sale, exchange or retirement of the notes.

     In general, a U.S. holder will recognize gain or loss on the redemption, sale, exchange or retirement of a note equal to the difference between the amount realized on the redemption, sale, exchange or retirement, except to the extent such amount is attributable to accrued but unpaid interest, which will be taxable as ordinary income, and such U.S. holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in the note will be its issue price (described above under "--Allocation of purchase price between notes and warrants") increased by the amount of any OID previously included in the U.S. holder's income with respect to such note and reduced by the amount of any cash payments on the note other than payments of stated interest. As a general rule, with the exception of, among other things, amounts attributable to accrued but unpaid interest, such gain or loss recognized on the redemption, sale, exchange or retirement of a note will be capital gain or loss. With respect to non-corporate U.S. holders, capital gain is subject to reduced rates of tax if the note was held for more than twelve months, and the deductibility of capital losses is subject to limitations.


     NON-U.S. HOLDERS

     The following discussion summarizes certain United States federal income tax consequences relevant to a Non-U.S. holder of a note. As used herein, a "Non-U.S. holder" is a beneficial owner of a note that is not a U.S. holder.

     This discussion does not deal with all aspects of United States federal income taxation that may be relevant to any particular Non-U.S. holder in light of that holder's personal circumstances with respect to such holder's purchase, ownership or disposition of the notes, including such holder holding the notes through a partnership. For example, persons who are partners in foreign partnerships and beneficiaries of foreign trusts or estates who are subject to United States federal income tax because of their own status, such as United States residents or foreign persons engaged in a trade or business in the United States, may be subject to United States federal income tax even though the entity is not subject to such tax.


     Stated Interest and OID on the Notes

     Under current United States federal income tax law, payments of stated interest or OID on a note by XM or any paying agent to a holder that is a Non-U.S. holder will not be subject to withholding of United States federal income tax if (i) such payment is effectively connected with a trade or business within the United States by such Non-U.S. holder (and, if a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. holder), or (ii), under the "portfolio interest exemption," both (a) the holder does not actually or constructively own 10 percent or more of the combined voting power of all classes of stock of XM and is not a controlled foreign corporation related to XM through stock ownership and (b) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies (on an IRS Form W-8BEN or a substantially similar substitute form) that it is a Non-U.S. person in compliance with applicable requirements.

     Interest on a note that is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. holder (and, if a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. holder), although exempt from the withholding tax (assuming appropriate certification is provided), may be subject to graduated United States federal income tax on a net income basis and also, in the case of a corporate holder, an additional branch profits tax at 30% (or a lower rate provided in an appropriate treaty) as if such amounts were earned by a U. S. holder.


     Sale or Redemption of Notes

     Except as described below and subject to the discussion concerning backup withholding, a Non-U.S. holder generally will not be subject to withholding of United States federal income tax with respect to any gain realized upon the sale or redemption of notes. Further, a Non-U.S. holder generally will not be subject to United States federal income tax with respect to any such gain unless (i) the gain is effectively connected with a United States trade or business of such Non-U.S. person (and, if a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. holder), (ii) subject to certain exceptions, the Non-U.S. holder is an individual who holds the note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, or (iii) the Non-U.S. holder is subject to tax pursuant to the provisions of United States tax law applicable to certain United States expatriates.


Information reporting and backup withholding

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a note, and payments of the proceeds of the sale of a note to certain non-corporate U.S. holders, and a 31% backup withholding tax may apply to such payments if the U.S. holder (i) fails to furnish or certify his correct taxpayer identification number to the payer in the manner required, (ii) is notified by the IRS that he has failed to report payments of interest properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest payments.

  Information reporting requirements will apply to payments of interest to Non-U.S. holders where such interest is subject to withholding or is exempt from U.S. withholding tax pursuant to a tax treaty, or where such interest is exempt from U.S. tax under the portfolio interest exemption. Backup withholding may apply to payments of interest on a note to Non-U.S. holders unless they certify their foreign status or qualify for a treaty benefit or the portfolio interest exemption. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides.

  Treasury Regulations provide that backup withholding and information reporting will not apply to payments of principal on the notes to a Non-U.S. holder if the Non-U.S. holder certifies as to its status as a Non-U.S. holder under penalties of perjury or otherwise establishes an exemption (provided that neither XM or its paying agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied).

  The payment of proceeds from the disposition of notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless such broker is (i) a "controlled foreign corporation" for U.S. federal income tax purposes, or (ii) a foreign person 50% or more of whose gross income from all sources for the 3-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business (a "U.S. related person").

  In the case of the payment of proceeds from the disposition of notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, Treasury regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. holder and the broker has no knowledge to the contrary.

  Holders of notes should be aware that the Treasury Department promulgated revised final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements but unify certain certification procedures and forms and clarify reliance standards. The final regulations would generally be effective for payments made after December 31, 2000, subject to certain transition rules should consult their tax advisors regarding the application of such Treasury regulations.

  Any amounts withheld under the backup withholding rules from a payment to a holder would be allowed as a refund or a credit against such holder's federal income tax liability, provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

  Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business on the first anniversary of the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the outstanding notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

  The legality of the exchange notes offered by this prospectus are being passed upon for XM by Hogan & Hartson L.L.P., Washington, D.C. Certain legal matters with respect to communications regulatory issues were passed upon for XM by Fisher Wayland Cooper Leader & Zaragoza L.L.P., Washington, D.C. Certain legal matters in connection with the offering of the outstanding notes were passed upon for the initial purchasers by Latham & Watkins, New York, New York.


                                    EXPERTS

  Our consolidated financial statements as of December 31, 1997, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999 and for the period from December 15, 1992 (date of inception) through December 31, 1999, have been included herein and in the registration statement, in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP contains an explanatory paragraph that states that we have not commenced operations and are dependent upon additional debt or equity financings, which raises substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                             AVAILABLE INFORMATION

  Holdings is subject to the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file reports, proxy statements and other information with the SEC. Holdings' SEC filings are available to be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Holdings' filings also are available over the Internet at the SEC's website at http://www.sec.gov. The Class A common stock of Holdings is listed on the Nasdaq National Market under the symbol "XMSR."

  XM currently is not subject to the informational reporting requirements of the Exchange Act. Upon effectiveness of this registration statement, however, XM will become subject to the informational requirements of the Exchange Act.

  Holdings and XM have agreed that, whether or not Holdings and XM are required to do so by the rules and regulations of the SEC, for so long as any of the senior secured notes, exchange notes or warrants remain outstanding, Holdings and XM will furnish to the holders of any such securities and file with the SEC (unless the SEC will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in such a filing with the SEC on Forms 10-Q and 10-K if Holdings or XM were required to file such forms, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report thereon by our certified independent public accountants and (ii) all reports that would be required to be filed with the SEC on Form 8-K if Holdings or XM were required to file such reports. In addition, for so long as any of the senior secured notes or exchange notes remain outstanding, Holdings and XM have agreed, if they are not subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act, to make available to any prospective purchaser of any such securities or beneficial owner of any such securities in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

                    XM SATELLITE RADIO INC. AND SUBSIDIARY
                         (A Development Stage Company)

                         INDEX TO FINANCIAL STATEMENTS



Independent Auditors' Report....................................................................................    F-2

Consolidated Balance Sheets.....................................................................................    F-3

Consolidated Statements of Operations...........................................................................    F-4

Consolidated Statements of Stockholder's Equity.................................................................    F-5

Consolidated Statements of Cash Flows...........................................................................    F-6

Notes to Consolidated Financial Statements......................................................................    F-7

Condensed Consolidated Balance Sheets as of December 31, 1999 and June 30, 2000 (unaudited).....................   F-21

Unaudited Condensed Consolidated Statements of Operations for the six months ended June 30, 1999
and 2000 and for the period December 15, 1992 (date of inception) to June 30, 2000..............................   F-22

Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 1999
and 2000 and for the period December 15, 1992 (date of inception) to June 30, 2000..............................   F-23

Notes to Unaudited Condensed Consolidated Financial Statements..................................................   F-25

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
XM Satellite Radio Inc. and Subsidiary:


     We have audited the accompanying consolidated balance sheets of XM Satellite Radio Inc. and subsidiary (a development stage company) as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and for the period from December 15, 1992 (date of inception) to December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of XM Satellite Radio Inc. and subsidiary (a development stage company) as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 and for the period from December 15, 1992 (date of inception) to December 31, 1999, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 9 to the consolidated financial statements, the Company has not commenced operations and is dependent upon additional debt or equity financing, which raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in note 9. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                        /s/ KPMG LLP

McLean, VA
February 16, 2000
except for Note 12,
which is as of
March 15, 2000

                     XM SATELLITE RADIO INC. AND SUBSIDIARY
                         (A Development Stage Company)

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1998 and 1999

                                                                                             1998          1999
                                                                                         ------------  ------------
                                                                                           (in thousands, except
                                                                                                share data)
                                           ASSETS
Current assets:
     Cash and cash equivalents........................................................      $    310      $ 49,630
     Short-term investments...........................................................            --        69,472
     Prepaid and other current assets.................................................           172         1,077
                                                                                            --------      --------
         Total current assets.........................................................           482       120,179

Other assets:
     System under construction........................................................       155,334       333,500
     Property and equipment, net of accumulated depreciation and amortization of
       $57 and $347...................................................................           449         2,551
     Goodwill and intangibles, net of accumulated amortization of $0 and $1,220.......            --        25,380
     Other assets.....................................................................           132         3,524
                                                                                            --------      --------
         Total assets.................................................................      $156,397      $485,134
                                                                                            ========      ========

                             LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
     Accounts payable.................................................................      $ 23,125      $ 23,258
     Accrued expenses.................................................................           472         1,514
     Due to related party.............................................................         5,257            --
     Royalty payable..................................................................            --         1,646
     Term loan........................................................................            34            --
                                                                                            --------      --------
         Total current liabilities....................................................        28,888        26,418

Term loan, net of current portion.....................................................            53            --
Royalty payable, net of current portion...............................................            --         3,400
Capital lease, net of current portion.................................................            --           212
                                                                                            --------      --------
         Total liabilities............................................................        28,941        30,030
                                                                                            --------      --------
Stockholder's equity:
     Common stock, par value $0.10; 3,000 shares authorized, 125 shares issued and
       outstanding....................................................................            --            --
     Additional paid-in capital.......................................................       144,818       502,646
     Deficit accumulated during development stage.....................................       (17,362)      (47,542)
                                                                                            --------      --------
         Total stockholder's equity...................................................       127,456       455,104
                                                                                            --------      --------
Commitments and contingencies (notes 9 and 10)
         Total liabilities and stockholder's equity...................................      $156,397      $485,134
                                                                                            ========      ========

          See accompanying notes to consolidated financial statements.

                     XM SATELLITE RADIO INC. AND SUBSIDIARY
                         (A Development Stage Company)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
     Years ended December 31, 1997, 1998 and 1998, and for the period from December 15, 1992 (date of inception) to December 31, 1999


                                                                                    December 15, 1992
                                                                                   (date of inception)
                                           1997          1998          1999        to December 31, 1999
                                        -----------  ------------  ------------    --------------------
                                                                 (in thousands)
Revenue                                 $       --   $        --   $        --           $     --
                                        ----------   -----------   -----------           --------
Operating expenses:
  Research and development............          --         6,941         4,274             11,215
  Professional fees...................       1,090         5,242         9,948             16,280
  General and administrative..........          20         4,010        16,448             20,478
                                           -------      --------      --------           --------
     Total operating expenses.........       1,110        16,193        30,670             47,973
                                           -------      --------      --------           --------
     Operating loss...................      (1,110)      (16,193)      (30,670)           (47,973)
Other income (expense):
  Interest income.....................          --            26           533                559
  Interest expense....................         (85)           --           (43)              (128)
                                           -------      --------      --------           --------
     Net loss.........................     $(1,195)     $(16,167)     $(30,180)          $(47,542)
                                           =======      ========      ========           ========

         See accompanying notes to consolidated financial statements.

                    XM SATELLITE RADIO INC. AND SUBSIDIARY
                         (A Development Stage Company)

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
     Years ended December 31, 1997, 1998 and 1999, and for the period from December 15, 1992 (date of inception) to December 31, 1999

                                                                                                    Deficit
                                                                                                  Accumulated          Total
                                                                                Additional           During        Stockholders'
                                                                                  Paid-in         Development         Equity
                                                           Common Stock           Capital            Stage           (Deficit)
                                                      ----------------------  ---------------  ------------------     -------
                                                       Shares      Amount
                                                      --------  ------------
                                                                                      (in thousands, except share data)
Issuance of common stock
 (December 15, 1992)................................       100  $         --         $     --        $        --        $     --
                                                      --------  ------------         --------        -----------        --------
Balance at December 31, 1992........................       100            --               --                 --              --
Net loss............................................        --            --               --                 --              --
                                                      --------  ------------         --------        -----------        --------

Balance at December 31, 1993........................       100            --               --                 --              --
Net loss............................................        --            --               --                 --              --
                                                      --------  ------------         --------        -----------        --------

Balance at December 31, 1994........................       100            --               --                 --              --
Net loss............................................        --            --               --                 --              --
                                                      --------  ------------         --------        -----------        --------

Balance at December 31, 1995........................       100            --               --                 --              --
Net loss............................................        --            --               --                 --              --
                                                      --------  ------------         --------        -----------        --------

Balance at December 31, 1996........................       100            --               --                 --              --
Contributions to paid-in capital....................        --            --           73,107                 --          73,107
Issuance of common stock and capital
 contributions......................................        25            --            9,143                 --           9,143
Loan assumed by Parent..............................        --            --            8,477                 --           8,477
Issuance of options.................................        --            --              500                 --             500
Net loss............................................        --            --               --             (1,195)         (1,195)
                                                      --------  ------------         --------        -----------        --------

Balance at December 31, 1997........................       125            --           91,227             (1,195)         90,032
Contributions to paid-in capital....................        --            --           53,591                 --          53,591
Net loss............................................        --            --               --            (16,167)        (16,167)
                                                      --------  ------------         --------        -----------        --------

Balance at December 31, 1998........................       125            --          144,818            (17,362)        127,456
Contributions to paid-in capital....................        --            --          301,994                 --         301,994
Increase in FCC license, goodwill and intangibles
 from WorldSpace Transaction.........................       --            --           51,624                 --          51,624
Non-cash stock compensation.........................        --            --            4,210                 --           4,210
Net loss............................................        --            --               --            (30,180)        (30,180)
                                                      --------  ------------         --------        -----------        --------

Balance at December 31, 1999........................       125  $         --         $502,646        $   (47,542)       $455,104
                                                      ========  ============         ========        ===========        ========

          See accompanying notes to consolidated financial statements.

                     XM SATELLITE RADIO INC. AND SUBSIDIARY
                         (A Development Stage Company)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
     Years ended December 31, 1997, 1998 and 1999, and for the period from December 15, 1992 (date of inception) to December 31, 1999

                                                                                                             December 15, 1992
                                                                                                                  (date of
                                                                                                               inception) to
                                                                   1997            1998           1999       December 31, 1999
                                                               -------------  --------------  -------------  ------------------
                                                                                        (in thousands)
Cash flows from operating activities:
 Net loss........................................................  $ (1,195)       $(16,167)     $ (30,180)          $ (47,542)
 Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization..................................        --              57          1,510               1,567
  Non-cash stock compensation....................................        --              --          4,210               4,210
  Changes in operating assets and liabilities:
    Increase in prepaid and other current assets.................        --            (212)          (905)             (1,117)
    Decrease in other assets.....................................        --              --             30                  30
    Increase in accounts payable and accrued expenses............       531           9,764          7,482              17,777
    Increase in amounts due to related party.....................        --           5,257             --               5,257
                                                                   --------        --------      ---------           ---------
     Net cash used in operating activities.......................      (664)         (1,301)       (17,853)            (19,818)
                                                                   --------        --------      ---------           ---------
Cash flows from investing activities:
 Purchase of property and equipment..............................        --            (506)        (2,008)             (2,514)
 Additions to system under construction..........................   (90,031)        (43,406)      (159,510)           (292,947)
 Purchase of short-term investments..............................        --              --        (69,472)            (69,472)
 Other investing activities......................................        --              --         (3,422)             (3,422)
                                                                   --------        --------      ---------           ---------
     Net cash used in investing activities.......................   (90,031)        (43,912)      (234,412)           (368,355)
                                                                   --------        --------      ---------           ---------
Cash flows from financing activities:
 Proceeds from sale of common stock and capital
  contribution...................................................     9,143              --             --               9,143
 Capital contribution from parent through transfer of
  liabilities....................................................    72,576          45,527        301,669             419,772
 Proceeds from issuance of loan payable to related party.........     8,477              --             --               8,477
 Proceeds from issuance of options...............................       500              --             --                 500
 Other investing activities......................................        --              (5)           (84)                (89)
                                                                   --------        --------      ---------           ---------
     Net cash provided by financing activities...................    90,696          45,522        301,585             437,803
                                                                   --------        --------      ---------           ---------
Net increase in cash and cash equivalents........................         1             309         49,320              49,630
Cash and cash equivalents at beginning of period.................        --               1            310                  --
                                                                   --------        --------      ---------           ---------
Cash and cash equivalents at end of period.......................  $      1        $    310      $  49,630           $  49,630
                                                                   ========        ========      =========           =========
Supplemental cash flow disclosure:
 Increase in FCC license, goodwill and intangibles from
  WorldSpace Transaction.........................................  $     --        $     --      $  51,624           $  51,624
 Property acquired through capital leases........................        --              --            470                 470
 Non-cash interest capitalized...................................        --              29             --                  29
 Accrued system milestone payments...............................        --          21,867         15,500              15,500
 Loan converted into additional paid-in capital..................     8,477              --             --               8,477
 Options converted into additional paid-in capital...............       500              --             --                 500

See accompanying notes to consolidated financial statements.

                    XM SATELLITE RADIO INC. AND SUBSIDIARY
                         (A Development Stage Company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF CASH FLOWS
For the period from December 15, 1992 (date of inception) to December 31, 1999



 (1)   Summary of Significant Accounting Policies and Practices

(a)  Nature of Business

     XM Satellite Radio Inc. ("XMSR" or the "Company"), formerly American Mobile Radio Corporation, was incorporated on December 15, 1992 in the State of Delaware as a wholly owned subsidiary of American Mobile Satellite Corporation ("AMSC") for the purpose of procuring a digital audio radio service ("DARS") license. Business activity for the period from December 15, 1992 through December 31, 1996 was insignificant. Pursuant to various financing agreements entered into in 1997 between AMSC, XMSR and WorldSpace, Inc. ("WSI"), WSI acquired a 20 percent interest in XMSR.

     On May 16, 1997, AMSC and WSI formed XM Satellite Radio Holdings Inc. (the "Parent"), formerly AMRC Holdings Inc., as a holding company for XMSR in connection with the construction, launch and operation of a domestic communications satellite system for the provision of DARS. AMSC and WSI exchanged their respective interests in XMSR for equivalent interests in the Company, which had no assets, liabilities or operations prior to the transaction.

(b)  Principles of Consolidation and Basis of Presentation

     The consolidated financial statements include the accounts of XM Satellite Radio Inc. and its subsidiary, XM Radio Inc. All significant intercompany transactions and accounts have been eliminated. The Company's management has devoted substantially all of its time to the planning and organization of the Company, obtaining its DARS license, and to the process of addressing regulatory matters, initiating research and development programs, conducting market research, initiating construction of the satellite system, securing content providers, and securing adequate debt and equity capital for anticipated operations and growth. The Company has not generated any revenues and planned principal operations have not commenced. Accordingly, the Company's financial statements are presented as those of a development stage enterprise, as prescribed by Statement of Financial Accounting Standards ("SFAS") No. 7, Accounting and Reporting by Development Stage Enterprises.

(c)  Cash and Cash Equivalents

     The Company considers short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company had the following cash and cash equivalents balances (in thousands):

                                                        December 31,
                                                     ------------------
                                                       1998      1999
                                                     --------  --------
     Cash on deposit...........................      $     28  $     63
     Money market funds........................           282     9,555
     Commercial paper..........................            --    40,012
                                                     --------  --------
                                                     $    310  $ 49,630
                                                     ========  ========

(d)  Short-term Investments

     The Company holds commercial paper with maturity dates of less than one year that is stated at amortized cost, which approximates fair value.

(e)  Property and Equipment

     Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and

For the period from December 15, 1992 (date of inception) to December 31, 1999 amortization is calculated using the straight-line method over the following estimated useful lives:

                    XM SATELLITE RADIO INC. AND SUBSIDIARY
                         (A Development Stage Company)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



   Furniture, fixtures and computer equipment               3 years
   Machinery and equipment                                  7 years
   Leasehold improvements                                   Remaining lease

(f)  System Under Construction

     The Company is currently developing its satellite system. Costs related to the project are being capitalized to the extent that they have future benefits. As of December 31, 1999, all amounts recorded as system under construction relate to costs incurred in obtaining a Federal Communications Commission ("FCC") license and approval as well as the system development. The FCC license will be amortized using the straight line method over an estimated useful life of fifteen years. Amortization of the license will begin on commercial launch. Depreciation of the Company's satellites will commence upon in-orbit delivery. Depreciation of the Company's ground stations will commence upon commercial launch. The satellites and the ground stations will be depreciated over their estimated useful lives.

     On October 16, 1997, the FCC granted XMSR a license to launch and operate two geostationary satellites for the purpose of providing DARS in the United States in the 2332.5-2345 Mhz (space-to-earth) frequency band, subject to achieving certain technical milestones and international regulatory requirements. The license is valid for eight years upon successful launch and orbital insertion of the satellites. The Company's license requires that it comply with a construction and launch schedule specified by the FCC for each of the two authorized satellites. The FCC has the authority to revoke the authorizations and in connection with such revocation could exercise its authority to rescind the Company's license. The Company believes that the exercise of such authority to rescind the license is unlikely.

     System under construction consists of the following (in thousands):

                                                       December 31,
                                                  -----------------------
                                                    1998           1999
                                                  --------       --------
     License...................................   $ 90,031       $115,055
     Satellite system..........................     63,273        204,083
     Terrestrial system........................         --          6,578
     Spacecraft control facilities.............      2,000          2,000
     Broadcast facilities and other............         --          5,574
     Capitalized interest......................         30            210
                                                  --------       --------
                                                  $155,334       $333,500
                                                  ========       ========

     The Company's policy is to review its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be

(g)  Goodwill and Intangible Assets

     Goodwill and intangible assets, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally 15 years. The Company assesses the recoverability of its intangible assets by determining whether the amortization of the goodwill

                    XM SATELLITE RADIO INC. AND SUBSIDIARY
                         (A Development Stage Company)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the period from December 15, 1992 (date of inception) to December 31, 1999 and intangible assets balance over its remaining life can be recovered through undiscounted future operating cash flows. The amount of goodwill and intangible assets impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

(h)  Stock-Based Compensation

     The Company accounts for stock-based compensation arrangements in accordance with the provisions of Accounting Principle Board ("APB") Opinion
No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB 25, compensation expense is based upon the difference, if any, on the date of grant, between the fair value of the Company's stock and the exercise price. All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

(i)  Research and Development

     Research and development costs are expensed as incurred.

(j)  Income Taxes

     The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and the financial reporting amounts at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the sum of tax payable for the period and the change during the period in deferred tax assets and liabilities.

(k)  Comprehensive Income

     In December 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income (SFAS 130). This statement establishes standards for reporting and displaying comprehensive income and its components in the financial statements. This statement is effective for all interim and annual periods with the year ended December 31, 1998. The Company has evaluated the provisions of SFAS 130 and has determined that there were no transactions that have taken place during the years ended December 31, 1997, 1998 and 1999 that would be classified as other comprehensive income.

(l)  Accounting Estimates

     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. The estimates involve judgments with respect to, among other things, various future factors which are difficult to predict and are beyond the control of the Company. Significant estimates include valuation of the Company's investment in the DARS license, goodwill and intangible assets, and the valuation allowances against deferred tax assets. Accordingly, actual amounts could differ from these estimates.

(m)  Reclassifications

     Certain fiscal year 1997 and 1998 amounts have been reclassified to conform to the fiscal 1999 consolidated financial statement presentation.

                    XM SATELLITE RADIO INC. AND SUBSIDIARY
                         (A Development Stage Company)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the period from December 15, 1992 (date of inception) to December 31, 1999


(n)  Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. This statement, as amended, is effective for all fiscal quarters beginning after June 15, 2000. The Company does not expect SFAS No. 133 to have a material affect on its financial position or results of operations.

(2)  Related Party Transactions

     The Company had related party transactions with the following shareholders:

(a)  AMSC

     In 1997, AMSC contributed $143,000 for the Company to establish the original application for the FCC license. On March 28, 1997, the Company received $1,500,000 as a capital contribution from AMSC. Effective January 15, 1999, the Parent issued a convertible note maturing on September 30, 2006 to AMSC for $21,419,000. (See note 3(d)). The proceeds from the convertible note were contributed to the Company as additional paid-in capital.

(b)  WSI

     On March 28, 1997, the Company received $1,500,000 as a capital contribution from WSI. The Company issued WSI 25 shares of common stock for this consideration.

     On April 16, 1997, the Company received $15,000,000 from WSI, which represented $6,000,000 as an additional capital contribution and $9,000,000 as a six-month bridge loan (see note 3). The liability for the draw against the bridge loan was assumed by the Parent on May 16, 1997.

    In addition to financing, the Company has relied upon certain related parties for legal and technical services. Total expenses incurred in transactions with related parties are as follows (in thousands):

                                            Year Ended December 31, 1997
                                            -----------------------------
                                               WSI       AMSC     Total
                                            ----------  -------  --------
          Professional fees..............      $   960      130     1,090
          General and administrative.....           --       20        20
                                               -------      ---    ------

             Total.......................      $   960      150     1,110
                                               =======      ===    ======


                                            Year Ended December 31, 1998
                                            ----------------------------
                                               WSI       AMSC     Total
                                            ----------  -------  --------
          Research and development.......      $ 6,624       --     6,624
          Professional fees..............        2,529      353     2,882
          General and administrative.....          903       60       963
                                               -------      ---    ------

             Total.......................      $10,056      413    10,469
                                               =======      ===    ======


                                            Year Ended December 31, 1999
                                            ----------------------------
                                               WSI       AMSC     Total
                                            ----------  -------  --------
          Research and development.......      $    50       --        50
          Professional fees..............           --      219       219
          General and administrative.....           --        5         5
                                               -------      ---    ------
             Total.......................      $    50      224       274
                                               =======      ===    ======

                    XM SATELLITE RADIO INC. AND SUBSIDIARY
                         (A Development Stage Company)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the period from December 15, 1992 (date of inception) to December 31, 1999


     Additionally, during 1998 and 1999 the Company incurred $925,000 and $0, respectively, of WSI project management costs that were capitalized to the satellite system. With the WorldSpace Transaction, which is discussed in note 3, on July 7, 1999, WSI ceased to be a related party; therefore, the expenses reflected for WSI are representative of the period from January 1, 1999 through July 7, 1999.

(c)  Parent

     On May 16, 1997, the Parent obtained a $1,000,000 working capital loan facility from WSI. During 1997, the Company drew down $663,000 against the facility with the remaining $337,000 drawn in 1998 (see note 3). The proceeds from these draws were contributed to the Company as additional paid-in capital.

     On October 16, 1997, the Parent received $71,911,000 from WSI, which represented an additional $13,522,000 under the bridge loan and $58,389,000 under the additional amounts loan (see note 3). The proceeds from these draws were contributed to the Company as additional paid-in capital.

     On April 1, 1998, the Parent entered into an agreement with WSI to issue $54,536,000 in subordinated convertible notes. During 1998 and 1999, the Parent drew down $45,583,000 and $8,953,000, respectively, under the agreement (see note 3). The proceeds from these draws were contributed to the Company as additional paid-in capital.

     In July 1998, the Parent contributed furniture and equipment with a book value of $104,000 to the Company.

     On October 8, 1999, the Parent completed an initial public offering of 10,000,000 shares of Class A common stock at $12.00 per share. The offering yielded net proceeds of $111,437,000, which was contributed to the Company as additional paid-in capital.

     On October 17, 1999, the underwriters of the Parent's initial public offering exercised the over-allotment option for an additional 241,000 shares of Class A common stock at $12.00 per share. This exercise yielded net proceeds of $2,697,000, which was contributed to the Company as additional paid-in capital.

(3)  Debt

(a)  Loans Payable Due to Related Party

     In March 1997, XMSR entered into a series of agreements (the
"Participation Agreement") with AMSC and WSI in which both companies provided various equity and debt funding commitments to XMSR for the purpose of financing the activities of XMSR in connection with the establishment of a DARS satellite system in the United States. On May 16, 1997, certain portions of the Participation Agreement were subsequently ratified with substantially the same terms and conditions under the Bridge Loan, Additional Amounts Loan and Working Capital Credit Facility (the "Loan Agreement"). Additionally, all draws under the Loan Agreement were assumed by the Parent and contributed to the Company as additional paid-in capital.

     Bridge Loan

     XMSR executed the first tranche of the bridge loan with WSI. On April 16, 1997, XMSR received proceeds of $8,497,000 for a loan with a face amount of $9,000,000. XMSR issued an option for the first tranche of the bridge loan. Under the option, WSI could have purchased 38.8889 shares of common stock at $241,714 per share. The option could have been exercised in whole or in incremental amounts between April 16, 1998 and October 16, 2000.

XMSR allocated $500,000 to the option. The liability for the draw against the bridge loan and the option were assumed by the Parent on May 16, 1997. Consequently, $8,979,000 was contributed to XMSR as additional paid-in capital. On October 16, 1997, the Parent executed the second tranche of the bridge loan and received proceeds of $12,771,000 for a loan with a face amount of $13,522,000, which was contributed to XMSR as additional paid-in capital.

                    XM SATELLITE RADIO INC. AND SUBSIDIARY
                         (A Development Stage Company)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the period from December 15, 1992 (date of inception) to December 31, 1999


  Additional Amounts Loan

     On October 16, 1997, the Parent executed the additional amounts loan with WSI and received proceeds of $58,219,000 for a loan with a face amount of $58,389,000. The proceeds from the additional amounts loan were contributed to XMSR as additional paid-in capital.

  Working Capital Loan

     On May 16, 1997, the Parent executed the working capital loan with WSI whereby the Parent would receive proceeds of $920,000 for a loan with a face amount of $1,000,000. The Parent drew down $663,000 and $337,000 against the line of credit through December 31, 1997 and 1998, respectively. The proceeds from the working capital loan were contributed to XMSR as additional paid-in capital.

(b)  Subordinated Convertible Notes Payable Due to Related Party

     Effective April 1, 1998, the Parent entered into a convertible note agreement with WSI that provided for a maximum of $54,536,000 through the issuance of subordinated convertible notes. As of December 31, 1998 and July 7, 1999, $45,583,000 and $54,536,000, respectively, had been drawn through the issuance of subordinated convertible notes. The proceeds from the draws against the convertible notes were contributed to the Company as additional paid-in capital. As discussed in note 3(c), all amounts due to WSI under the debt agreements were acquired by AMSC or repaid on July 7, 1999.

(c)  Exchange of WSI's Interest in the Parent (WorldSpace Transaction)

     On July 7, 1999, AMSC acquired WSI's remaining debt and equity interests in the Parent in exchange for approximately 8.6 million shares of AMSC's common stock. Additionally, the Parent issued an aggregate $250.0 million of Series A subordinated convertible notes (see note 3(e)) to several new investors and used $75.0 million of the proceeds it received from the issuance of these notes to redeem certain outstanding loan obligations owed to WSI. The remaining proceeds were contributed to the Company as additional paid-in capital. As a result of these transactions, as of July 7, 1999, AMSC owned all of the issued and outstanding stock of the Company. Concurrent with AMSC's acquisition of the remaining interest in the Parent, the Company recognized goodwill and intangibles of $51,624,000, which has been allocated as follows (in thousands):


          FCC license....................        $ 25,024
          Goodwill.......................          13,738
          Programming agreements.........           8,000
          Receiver agreements............           4,600
          Other intangibles..............             262
                                                 --------

                                                 $ 51,624
                                                 ========

(d)  Notes to Related Party

     On January 15, 1999, the Parent issued a convertible note to AMSC for $21,419,000. The proceeds from the note were contributed to the Company as additional paid-in capital.

(e) Issuance of Series A Subordinated Convertible Notes of the Parent to New Investors

     At the closing of the WorldSpace Transaction, the Parent issued an aggregate $250.0 million of Series A subordinated convertible notes to six new investors--General Motors Corporation, $50.0 million; Clear Channel

                    XM SATELLITE RADIO INC. AND SUBSIDIARY
                         (A Development Stage Company)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the period from December 15, 1992 (date of inception) to December 31, 1999


Investments, Inc., $75.0 million; DIRECTV Enterprises, Inc., $50.0 million; and Columbia Capital, Telcom Ventures, L.L.C. and Madison Dearborn Partners, $75.0 million. As discussed in note 3(c), the net proceeds from these notes were contributed to the Company. XMSR agreed to guaranty the obligations of the Parent under the Series A Subordinated Convertible Note. These notes, along with $6,849,000 of accrued interest, were converted into the Parent's preferred and common stock upon the initial public offering of the Parent; thereby, canceling the guarantee.

(4)  Fair Value of Financial Instruments

     The carrying amounts of cash and cash equivalents, short-term investments, receivables, accounts payable, accrued expenses, royalty payable and the term loan approximate their fair market value because of the relatively short duration of these instruments as of December 31, 1998 and 1999, in accordance with SFAS No. 107, Disclosures about Fair Value of Financial Instruments.

     The fair value of the loans and subordinated convertible notes due to related party at December 31, 1998 could not be estimated as such amounts are due to the Company's stockholders.

(5)  Stock-Based Compensation

     The Company operates two separate stock option plans, the details of which are described below.

1998 Shares Award Plan

     On June 1, 1998, the Parent adopted the 1998 Shares Award Plan (the "Plan") under which XMSR employees, officers consultants, and non-employee directors may be granted options to purchase shares of Class A common stock of the Parent. The Parent initially authorized 1,337,850 shares of common stock under the Plan, which was increased to 2,675,700 in July 1999. The options are exercisable in installments determined by the compensation committee of the Parent's board of directors. The options expire as determined by the committee, but no later than ten years from the date of grant. On July 8, 1999, the Parent's board of directors voted to reduce the exercise price of the options outstanding in the shares award plan from $16.35 to $9.52 per share, which represented the fair value of the stock on the date of repricing. Transactions and other information relating to the Plan for the year ended December 31, 1998 and 1999 are summarized below:

                                                     Outstanding Options
                                                  -------------------------
                                                                Weighted-
                                                                 Average
                                                   Number of     Exercise
                                                    Shares       Price
                                                  -----------  ------------
          Balance, January 1, 1998..........               --            --
                                                      787,297        $16.35
             Options granted................               --            --
             Options canceled or expired....               --            --
             Options exercised..............        ---------        ------
                                                      787,297        $16.35
          Balance, December 31, 1998........        2,188,988         10.50
             Options granted................          818,339         16.35
             Option repricing...............           57,786         13.91
             Options canceled or expired....            1,071          9.52
             Options exercised..............        ---------        ------
                                                    2,099,089        $10.32
          Balance, December 31, 1999........        =========        ======

     The following table summarizes information about stock options outstanding at December 31, 1998 and 1999:

                    XM SATELLITE RADIO INC. AND SUBSIDIARY
                         (A Development Stage Company)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the period from December 15, 1992 (date of inception) to December 31, 1999



                                                                                                      Options
                                                          Options Outstanding                       Exercisable
                                              ----------------------------------------------        ------------
                                                        Weighted-
                                                         Average                Weighted-                     Weighted-
                                                        Remaining                Average                      Average
                                        Number         Contractual               Exercise      Number         Exercise
                    Exercise Price    Outstanding          Life                   Price       Exercisable      Price
                    --------------   ------------          ----                   -----       ------------     -----
1998                 $        16.35        787,297         9.5 years           $ 16.35              --        $ 16.35
1999                 $  9.52-$12.00      2,099,089         9.24 years          $ 10.32         416,294        $  9.52

There were no and 416,294 stock options exercisable at December 31, 1998 and 1999, respectively. There were 575,540 shares available under the plan for future grants at December 31, 1999. At December 31, 1999, all options have been issued to employees, officers and directors.

     The per share weighted-average fair value of employee options granted during the year ended December 31, 1998 and 1999 was $10.54 and $6.21, respectively, on the date of grant using the Black-Scholes Option Pricing Model with the following weighted-average assumptions:

                                                                        December 31,
                                                           --------------------------------------
                                                                  1998                1999
                                                           ------------------  ------------------
Expected dividend yield..................................                  0%                  0%
Volatility...............................................              56.23%              63.92%
Risk-free interest rate range............................      4.53% to 5.57%      5.47% to 5.97%
Expected life............................................          7.5 years             5 years
                                                               =============       =============

                          Employee Stock Purchase Plan

     In 1999, the Parent established an employee stock purchase plan that provides for the issuance of 300,000 shares of the Parent's Class A common stock. All XMSR employees whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the stock purchase plan, provided that any employee who would own five percent or more of the Company's total combined voting power immediately after an offering date under the plan is not eligible to participate. Eligible employees must authorize the Company to deduct an amount from their pay during offering periods established by the compensation committee. The purchase price for shares under the plan will be determined by the compensation committee but may not be less than 85 percent of the lesser of the market price of the common stock on the first or last business day of each offering period. As of December 31, 1999, 28,791 shares had been issued to XMSR employees under this plan

     The per share weighted-average fair value of purchase rights granted during the year was $10.00 for the year ended December 31, 1999. The estimates were calculated at the grant date using the Black-Scholes Option Pricing Model with the following assumptions at December 31, 1999:


               Expected dividend yield...............            0%
               Volatility............................        63.92%
               Risk-free interest rate range.........         4.53%
               Expected life.........................         0.23 years

     The Company applies APB 25 in accounting for stock-based compensation for both plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements other than for performance based stock options and for options granted with exercise prices below fair value on the date of grant. The Company incurred $4,070,000 in compensation cost for these options. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below (in thousands):

                    XM SATELLITE RADIO INC. AND SUBSIDIARY
                         (A Development Stage Company)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the period from December 15, 1992 (date of inception) to December 31, 1999


                              Year Ended December 31,
                                 1998        1999
                              ---------   ---------
          Net loss:
          As reported....     $  16,167    $30,180
          Pro forma......        17,508     30,990


(6)  Assumptions of Liabilities

     On May 16, 1997, the Parent assumed the bridge loan and the option liability held by XMSR. After

     May 16, 1997, the Parent initiated all future debt with lenders and contributed the proceeds to XMSR as a contribution of capital and maintained the debt. The Parent also assumed other liabilities relating to the technical support agreement.


(7)  Profit Sharing and Employee Savings Plan

     On July 1, 1998, the Company adopted a profit sharing and employee savings plan under Section 401(k) of the Internal Revenue Code. This plan allows eligible employees to defer up to 15 percent of their compensation on a pre-tax basis through contributions to the savings plan. The Company contributed $0.50 in 1998 and 1999 for every dollar the employees contributed up to 6 percent of compensation, which amounted to $14,000 and $164,000, respectively.

(8)  Income Taxes

     For the period from December 15, 1992 (date of inception) to October 8, 1999, the Parent and the Company filed consolidated federal and state tax returns where permitted with its majority stockholder AMSC. The Company generated net operating losses and other deferred tax benefits that were not utilized by AMSC. As no formal tax sharing agreement has been finalized, the Company was not compensated for the net operating losses. Had the Company filed on a stand-alone basis for the three-year period ending December 31, 1999, the Company's tax provision would be as follows:

     Taxes on income included in the statements of operations consists of the following (in thousands):


                                          December 31,
                                     ----------------------
                                      1997    1998    1999
                                     ------  ------  ------
Current taxes:
Federal............................   $  --   $  --   $  --
State..............................      --      --      --

                                      -----   -----   -----
  Total current taxes..............      --      --      --
                                      -----   -----   -----
Deferred taxes:
Federal............................      --      --      --
State..............................      --      --      --

                                      -----   -----   -----
  Total current taxes..............      --      --      --

                                      -----   -----   -----
  Total tax expense (benefit)         $  --   $  --   $  --
                                      =====   =====   =====


     A reconciliation of the statutory tax expense, assuming all income is taxed at the statutory rate applicable to the income and the actual tax expense is as follows (in thousands):

                    XM SATELLITE RADIO INC. AND SUBSIDIARY
                         (A Development Stage Company)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  For the period from December 15, 1992 (date of inception) to December 31, 1999


                                                       December 31,
                                                    -----------------

                                                               1997           1998            1999
                                                           ------------  --------------  --------------
Income before taxes on income, as reported in the
 statements of income.....................................     $(1,195)     $(16,167)         $(30,181)
                                                               =======      ========          ========
Theoretical tax on the above amount at 35%................        (418)       (5,658)          (10,563)
State tax, net of federal benefit.........................        (120)       (1,604)            1,370
Increase in taxes resulting from permanent differences,
 net......................................................          --            31             2,120
Adjustments arising from differences in the basis of
 measurement for tax purposes and financial reporting
 purposes and other.......................................          --            --            13,252
Change in valuation allowance.............................         538         7,231            (6,179)
                                                               -------      --------          --------
Taxes on income for the reported year.....................     $    --      $     --          $     --
                                                               =======      ========          ========

     At December 31, 1997, 1998 and 1999, deferred income tax consists of future tax assets/(liabilities) attributable to the following (in thousands):

                                                                  December 31,
                                                       ----------------------------------
                                                         1997       1998         1999
                                                       --------  ----------  ------------
Deferred tax assets:
 Net operating loss/other tax attribute carryovers....   $  39     $   518      $  2,054
 Start-up costs.......................................     499       7,251        14,972
                                                         -----     -------      --------
     Gross total deferred tax assets..................     538       7,769        17,026
Valuation allowance for deferred tax assets...........    (538)     (7,769)       (1,590)
                                                         -----     -------      --------
     Net deferred assets..............................      --          --        15,436
                                                         -----     -------      --------
Deferred tax liabilities:
 Fixed assets.........................................      --          --           (51)
 FCC license..........................................      --          --       (10,160)
 Other intangible assets..............................      --          --        (5,225)
                                                         -----     -------      --------
     Net deferred tax liabilities.....................      --          --       (15,436)
                                                         -----     -------      --------

     Total tax expense (benefit)......................   $  --     $    --      $     --
                                                         =====     =======      ========

(9)  Accumulated Deficit

     The Company is devoting its efforts to develop, construct and expand a digital audio radio network. This effort involves substantial risk and future operating results will be subject to significant business, economic, regulatory, technical, and competitive uncertainties and contingencies. These factors individually or in the aggregate could have an adverse effect on the Company's financial condition and future operating results and create an uncertainty as to the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

     In order to commence satellite-based radio broadcasting services, the Company will require substantial funds to develop and construct the DARS system, develop and launch radio communications satellites, retire debt incurred in connection with the acquisition of the DARS license and to sustain operations until it generates positive cash flow.

     At the Company's current stage of development, economic uncertainties exist regarding successful acquisition of additional debt and equity financing and ultimate profitability of the Company's proposed service. The Company is currently constructing its satellites and will require substantial additional financing before construction is completed. Failure to obtain the required long-term financing will prevent the Company from realizing its objective of providing satellite-delivered radio programming. Management's plan to fund operations and capital expansion includes the additional sale of debt and equity securities through public and private sources. There are no assurances, however, that such financing will be obtained.

                    XM SATELLITE RADIO INC. AND SUBSIDIARY
                         (A Development Stage Company)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  For the period from December 15, 1992 (date of inception) to December 31, 1999


(10) Commitments and Contingencies

(a)  FCC License

     The FCC has established certain system development milestones that must be met for the Company to maintain its license to operate the system. The Company believes that it is proceeding into the system development as planned and in accordance with the FCC milestones.

(b)  Application for Review of FCC License

     One of the losing bidders for the DARS licenses filed an Application for Review by the full FCC of the Licensing Order which granted the Company its FCC license. The Application for Review alleges that WSI had effectively taken control of the Company without FCC approval. The FCC or the U.S. Court of Appeals has the authority to overturn the award of the FCC license should they rule in favor of the losing bidder. Although the Company believes that its right to the FCC license will withstand the challenge as WSI is no longer a stockholder in the Company, no prediction of the outcome of this challenge can be made with any certainty.

(c)  Technical Services

     Effective January 1, 1998, the Parent entered into agreements with AMSC and WorldSpace Management Corporation ("WorldSpace MC"), an affiliate of WSI, in which AMSC and WorldSpace MC would provide technical support in areas related to the development of a DARS system. Payments for services provided under these agreements are made based on negotiated hourly rates. These agreements may be terminated by the parties on or after the date of the commencement of commercial operation following the launch of the Company's first satellite. There are no minimum services purchase requirements. The Company incurred costs of $413,000 and $224,000 under its agreement with AMSC during 1998 and 1999, respectively. The Company incurred costs of $4,357,000 and $0 under its agreement with WorldSpace MC during 1998 and 1999, respectively. The Parent assumed all liabilities under the agreements.

(d)  Technology Licenses

Effective January 1, 1998, XMSR entered into a technology licensing agreement with AMSC and WorldSpace MC by which as compensation for certain licensed technology currently under development to be used in the XM Radio system, XMSR will pay up to $14,300,000 to WorldSpace MC over a ten-year period. XMSR incurred costs to WorldSpace MC of $6,624,000 and $50,000, payable to WorldSpace MC, under the agreement during 1998 and 1999, respectively. Any additional amounts to be incurred under this agreement are dependent upon further development of the technology, which is at XMSR's option. No liability exists to AMSC or WorldSpace MC should such developments prove unsuccessful. The Company maintains an accrual of $5,046,000, payable to WorldSpace MC for quarterly royalty payments to be made. In addition, XMSR agreed to pay 1.2 percent of quarterly net revenues to WorldSpace MC and a royalty of $0.30 per chipset, payable to WorldSpace MC for equipment manufactured using certain source encoding and decoding signals technology.

(e)  Satellite Contract

     During the first half of 1999, the Company and Hughes Space and Communications, Inc. ("Hughes") amended the satellite contract to construct and launch the Company's satellites to implement a revised work timetable, payment schedule to reflect the timing of the receipt of additional funding, and technical modifications. The Company expects to incur total payment obligations under this contract of approximately $541,300,000, which includes amounts the Company expects to pay pursuant to the exercise of the option to build the ground spare satellite and certain financing costs and in-orbit incentive payments. As of December 31, 1998 and 1999, the Company had paid $40,481,250 and $183,918,000, respectively, under this contract.

                    XM SATELLITE RADIO INC. AND SUBSIDIARY
                         (A Development Stage Company)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  For the period from December 15, 1992 (date of inception) to December 31, 1999


(f)  LCC International Services Contract

     In August 1999, the Company signed a contract with LCC International, Inc., a related party, for the engineering for its terrestrial repeater network. Payments by the Company under this contract are expected to aggregate approximately $115,000,000 through April 15, 2001. As of December 31, 1999, the Company has paid $6,578,000 under this contract.

(g)  General Motors Distribution Agreement

The Company has signed a long-term distribution agreement with the OnStar division of General Motors providing for the installation of XM radios in General Motors vehicles. During the term of the agreement, which expires 12 years from the commencement date of the Company's commercial operations, General Motors has agreed to distribute the service to the exclusion of other S-band satellite digital radio services. The Company will also have a non-exclusive right to arrange for the installation of XM radios included in OnStar systems in non-General Motors vehicles that are sold for use in the United States. The Company has significant annual, fixed payment obligations to General Motors for four years following commencement of commercial service. These payments approximate $35,000,000 in the aggregate during this period. Additional annual fixed payment obligations beyond the initial four years of the contract term range from less than $35,000,000 to approximately $130,000,000 through 2009, aggregating approximately $400,000,000. In order to encourage the broad installation of XM radios in General Motors vehicles, the Company has agreed to subsidize a portion of the cost of XM radios, and to make incentive payments to General Motors when the owners of General Motors vehicles with installed XM radios become subscribers for the Company's service. The Company must also share with General Motors a percentage of the subscription revenue attributable to General Motors vehicles with installed XM radios, which percentage increases until there are more than 8 million General Motors vehicles with installed XM radios. The Company will also make available to General Motors bandwidth on the Company's systems. The agreement is subject to renegotiations at any time based upon the installation of radios that are compatible with a unified standard or capable of receiving Sirius Satellite Radio's (formerly known as CD Radio) service. The agreement is subject to renegotiations if, four years after the commencement of XM Radio's commercial operations and at two-year intervals thereafter GM does not achieve and maintain specified installation levels of General Motors vehicles capable of receiving the Company's service, starting with 1,240,000 units after four years, and thereafter increasing by the lesser of 600,000 units per year and amounts proportionate to target market shares in the satellite digital radio service market. There can be no assurances as to the outcome of any such renegotiations. General Motors' exclusivity obligations will discontinue if, four years after the Company commences commercial operations and at two-year intervals thereafter, the Company fails to achieve and maintain specified minimum market share levels in the satellite digital radio service market.

(h)  Terrestrial Repeater Contract

     In February 2000, the Company entered into a contract with Hughes Electronics Corporation, a related party, for the design, development and purchase of terrestrial repeater equipment. The total contract value is $128,000,000 and the Company incurred and paid $3,500,000 under a letter agreement in anticipation of this contract through December 31, 1999.

(i)  Joint Development Agreement

     On February 16, 2000, the Company signed an agreement with Sirius Satellite Radio ("Sirius Radio"), a competitor of the Company, to develop a unified standard for satellite radios to facilitate the ability of consumers to purchase one radio capable of receiving both the Company's and Sirius Radio's services. The technology relating to the unified standard will be jointly developed, funded and owned by the two companies. As part of the agreement, each company has licensed to the other its intellectual property relating to its system; the value of this license will be considered part of its contribution toward the joint development. In addition, each company has agreed to license its non-core technology, including non-essential features of its system, to the other at commercially reasonable rates.

                    XM SATELLITE RADIO INC. AND SUBSIDIARY
                         (A Development Stage Company)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  For the period from December 15, 1992 (date of inception) to December 31, 1999


(j)  Sony Warrants

     In February 2000, the Parent issued a warrant to Sony exercisable for shares of the Parent's Class A common stock. The warrant will vest at the time that the Company attains its millionth customer, and the number of shares underlying the warrant will be determined by the percentage of XM Radios that have a Sony brand name as of the vesting date. If Sony achieves its maximum performance target, it will receive 2% of the total number of shares of the Parent's Class A common stock on a fully-diluted basis upon exercise of the warrant. The exercise price of the Sony warrant will equal 105% of fair market value of the Class A common stock on the vesting date, determined based upon the 20-day trailing average.

(k)  Leases

     The Company has three noncancelable operating leases for office space and two noncancelable capital leases for equipment that expire over the next ten years. The future minimum lease payments under noncancelable leases as of December 31, 1999 are (in thousands):

                                                                      Operating   Capital
                                                                      ---------   -------
                                                                       leases     leases
                                                                       ------     ------
       Year ending December 31:
       2000                                                            $   755    $  172
       2001                                                              2,113       172
       2002                                                              2,180        86
       2003                                                              2,248        --
       2004                                                              2,281        --
       Thereafter                                                       14,354        --
                                                                       -------    ------
          Total                                                        $23,931       430
                                                                       =======
       Less amount representing interest                                             (52)
                                                                                  ------
          Present value of net minimum lease payments                                378
       Less current maturities                                                      (139)
                                                                                  ------

          Long-term obligations                                                   $  239
                                                                                  ======

     Rent expense for 1997, 1998 and 1999 was $0, $231,000 and $649,000,
respectively.

     In January 2000, the Company established a $3,400,000 letter of credit as a security deposit for one of its leases for office space.

(l)  Prior Litigation

     On January 12, 1999, Sirius Radio, the other holder of an FCC satellite radio license, commenced an action against the Company in the United States District Court for the Southern District of New York, alleging that the Company was infringing or would infringe three patents assigned to Sirius Radio. In its complaint, Sirius Radio sought money damages to the extent the Company manufactured, used or sold any product or method claimed in their patents and injunctive relief. On February 16, 2000, this suit was resolved in accordance with the terms of a joint development agreement between the Company and Sirius Radio and both companies agreed to cross-license their respective property (see note 10(i)). However, if this agreement is terminated before the value of the license has been determined due to the Company's failure to perform a material covenant or obligation, then this suit could be refiled.

                    XM SATELLITE RADIO INC. AND SUBSIDIARY
                         (A Development Stage Company)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  For the period from December 15, 1992 (date of inception) to December 31, 1999


(11) Secondary Offering and Sale of Series B Convertible Redeemable Preferred Stock

     On January 31, 2000, the Parent closed on a secondary offering of its Class A common stock and preferred stock. The Company sold 4,000,000 shares of its Class A common stock for $32.00 per share, which yielded net proceeds of approximately $121,000,000. The Parent concurrently sold 2,000,000 shares of its Series B convertible redeemable preferred stock for $50.00 per share, which yielded net proceeds of approximately $96,300,000. The Series B convertible redeemable preferred stock provides for 8.25% cumulative dividends that may be paid in Class A common stock or cash. The Series B convertible redeemable preferred stock is convertible into Class A common stock at a conversion price of $40.00 per share and is redeemable in Class A common stock on February 3, 2003. The Parent contributed the net proceeds of the offerings to the Company.

     On February 9, 2000, the underwriters exercised a portion of the over-allotment option for 370,000 shares of Class A common stock, which yielded net proceeds of approximately $11,233,000. The Parent contributed the net proceeds of the offering to the Company.

(12) Private Units Offering

     On March 15, 2000 the Parent and the Company closed a private placement of 325,000 units, each unit consisting of $1,000 principal amount of the Company's 14% senior secured notes due 2010 and one warrant to purchase 8.024815 shares of the Parent's Class A common stock at a price of $49.50 per share. The Company realized net proceeds of $191.0 million, excluding $123.0 million used to acquire securities which will be used to pay interest payments due under the notes for the first three years.

                    XM SATELLITE RADIO INC. AND SUBSIDIARY
                         (A Development Stage Company)
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                      December 31, 1999 and June 30, 2000

                                                                                              December 31,            June 30,
                                                                                                  1999                  2000
                                                                                                  ----                  ----
                                                                                                           (unaudited)
                                                                                              (in thousands, except share data)
ASSETS
Current assets:
 Cash and cash equivalents.................................................................       $ 49,630           $  266,331
 Short-term investments....................................................................         69,472                   --
 Restricted investments....................................................................             --               93,415
 Prepaid and other current assets..........................................................          1,077                1,391
                                                                                                  --------           ----------

   Total current assets....................................................................        120,179              361,137
Other assets:
 Restricted investments, net of current portion............................................             --               81,208
 System under construction.................................................................        333,500              551,123
 Property and equipment, net...............................................................          2,551               24,783
 Goodwill and intangibles, net.............................................................         25,380               24,694
 Other assets, net.........................................................................          3,524               13,761
                                                                                                  --------           ----------

   Total assets............................................................................       $485,134           $1,056,706
                                                                                                  ========           ==========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
 Accounts payable..........................................................................       $ 23,258           $   39,333
 Accrued expenses..........................................................................          1,514                1,378
  Accrued interest on senior secured notes.................................................             --               13,271
 Royalty payable...........................................................................          1,646                2,296
 Deferred lease benefit...................................................................              --                  760
                                                                                                  --------           ----------
   Total current liabilities...............................................................         26,418               57,038

Senior secured notes.......................................................................             --              261,172
Royalty payable, net of current portion....................................................          3,400                2,800
Deferred lease benefit, net of current portion.............................................             --                3,041
Capital lease, net of current portion......................................................            212                  168
                                                                                                  --------           ----------

   Total liabilities.......................................................................         30,030              324,219
                                                                                                  --------           ----------

Stockholder's equity:
 Common stock, par value $0.10; 3,000 shares authorized, 125 shares issued and outstanding
   at December 31, 1999 and June 30, 2000 (unaudited)......................................             --                   --
 Additional paid-in capital................................................................        502,646              797,734
 Deficit accumulated during development stage..............................................        (47,542)             (65,247)
                                                                                                  --------           ----------

   Total stockholder's equity..............................................................        455,104              732,487
                                                                                                  --------           ----------

Commitments and contingencies
   Total liabilities and stockholder's equity..............................................       $485,134           $1,056,706
                                                                                                  ========           ==========

See accompanying notes to unaudited condensed consolidated financial statements.

                     XM SATELLITE RADIO INC. AND SUBSIDIARY
                         (A Development Stage Company)

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                Six-Month Period ended June 30, 1999 and 2000,
                              and for the period
       from December 15, 1992 (date of inception) to June 30, 2000


                                                                                            Six Months ended
                                                                                                June 30           December 1, 1992
                                                                                           -------------------  (date of inception)
                                                                                             1999       2000     to June 30, 2000
                                                                                           --------  --------- ---------------------
                                                                                               (in thousands, except share data)
Revenue..................................................................................  $    --   $     --             $     --
                                                                                           -------   --------             --------

Operating expenses:
 Research and development................................................................    1,378      4,738               15,953
 Professional fees.......................................................................    2,560     10,713               26,994
 General and administrative..............................................................    4,503     15,237               35,715
                                                                                           -------   --------             --------

 Total operating expenses................................................................    8,441     30,688               78,662
                                                                                           -------   --------             --------

 Operating loss..........................................................................   (8,441)   (30,688)             (78,662)
Other income  -- interest income (expense), net .........................................       76     12,983               13,415
                                                                                           -------   --------             --------
 Net loss................................................................................  $(8,365)  $(17,705)            $(65,247)
                                                                                           =======   ========             ========

See accompanying notes to unaudited condensed consolidated financial statements.

                    XM SATELLITE RADIO INC. AND SUBSIDIARY
                         (A Development Stage Company)
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

    Six-Month Period ended June 30, 1999 and 2000, and for the period from December 15, 1992 (date of inception) to June 30, 2000


                                                                                      Six Months ended         December 15, 1992
                                                                                           June 30,          (date of inception) to
                                                                                     1999            2000         June 30, 2000
                                                                                   --------       ---------       ----------------
                                                                                               (in thousands)
Cash flows from operating activities:
  Net loss.......................................................................  $ (8,365)      $ (17,705)             $ (65,247)
  Adjustments to reconcile net loss to net
    Cash used in operating activities:
    Depreciation and amortization................................................       127           1,013                  2,581
 Non-cash stock compensation.....................................................        --           2,258                  6,468
 Changes in operating assets and liabilities:
   (Increase) decrease in prepaid and other current assets.......................        80            (314)                (1,391)
   (Increase) decrease in other assets...........................................        21             (67)                  (130)
   Increase in accounts payable and accrued expenses.............................     4,127           8,545                 22,662
 Decrease in accrued interest....................................................        --             (67)                    --
                                                                                   --------       ---------              ---------
   Net cash used in operating activities.........................................    (4,010)         (6,337)               (35,057)
                                                                                   --------       ---------              ---------
Cash flows from investing activities:
 Purchase of property and equipment..............................................      (280)        (18,742)               (21,326)
 Additions to system under construction..........................................   (18,256)       (191,319)              (487,688)
 Net Purchase/Maturity of short-term investments.................................        --          69,472                     --
 Purchase of restricted investments..............................................        --        (125,863)              (125,863)
 Other investing activities......................................................        --         (54,250)               (54,250)
                                                                                   --------       ---------              ---------

   Net cash used in investing activities.........................................   (18,536)       (320,702)              (689,127)
                                                                                   --------       ---------              ---------
Cash flows from financing activities:
 Proceeds from sale of common stock and capital contribution from parent.........    22,411         292,868                730,666
 Proceeds from issuance of options...............................................        --              --                    500
 Proceeds from issuance of 14% Senior Secured Notes .............................        --         259,254                259,254
 Proceeds from loans payable to related party....................................        --              --                  8,477
 Payments for deferred financing costs...........................................        --          (8,382)                (8,382)
 Other net financing activities..................................................       (12)             --                     --
                                                                                   --------       ---------              ---------
   Net cash provided by financing activities.....................................    22,399         543,740                990,515
                                                                                   --------       ---------              ---------
   Net increase (decrease) in cash and cash equivalents..........................      (147)        216,701                266,331
                                                                                   --------       ---------              ---------

Cash and cash equivalents at beginning of period.................................       310          49,630                     --
Cash and cash equivalents at end of period.......................................  $    163       $ 266,331              $ 266,331
                                                                                   ========       =========              =========

                     XM SATELLITE RADIO INC. AND SUBSIDIARY
                         (A Development Stage Company)

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
       Six Months ended June 30, 1999 and 2000, and for the period from
             December 15, 1992 (date of inception) to June 30, 2000


                                                                    Six Months            December 15, 1992
                                                                  ended June 30,       (date of inception) to
                                                                1999        2000            June 30, 2000
                                                                ----        ----            -------------
                                                                   (in thousands)
Supplemental cash flow disclosure:
 Increase in FCC license, goodwill and intangibles.....        $    --      $    --              $51,624
 Liabilities exchanged for convertible note to Parent..             --           --               81,676
 Loan converted into additional paid-in capital........             --           --                8,477
 Non-cash interest capitalized.........................             82       15,499               15,528
 Accrued system milestone payments.....................         81,093       26,699               26,699
 Property acquired through capital lease...............            431           --                  470
 Use of deposit for terrestrial repeater contract......             --        3,422                   --

See accompanying notes to unaudited condensed consolidated financial statements.

                     XM SATELLITE RADIO INC. AND SUSIDIARY
                         (A Development Stage Company)
        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


(1)  Organization and Business

XM Satellite Radio Inc. ("XMSR" or the "Company") was incorporated on December 15, 1992 in the State of Delaware as a wholly owned subsidiary of Motient Corporation ("Motient"), formerly American Mobile Satellite Corporation, for the purpose of procuring a digital audio radio service ("DARS") license. Business activity for the period from December 15, 1992 through December 31, 1996 was insignificant. Pursuant to various financing agreements entered into in 1997 between Motient, XMSR and WorldSpace, Inc. ("WSI"), WSI acquired a 20 percent interest in XMSR.

On May 16, 1997, Motient and WSI formed XM Satellite Radio Holdings Inc. (the "Parent") as a holding company for XMSR in connection with the construction, launch and operation of a domestic communications satellite system for the provision of DARS. Motient and WSI exchanged their respective interests in XMSR for equivalent interests in the Parent, which had no assets, liabilities or operations prior to the transaction.

(2)  Principles of Consolidation and Basis of Presentation

The condensed consolidated financial statements include the accounts of XM Satellite Radio Inc. and its subsidiary, XM Radio Inc. All significant intercompany transactions and accounts have been eliminated. The Company's management has devoted substantially all of its time to the planning and organization of the Company, obtaining its DARS license, and to the process of addressing regulatory matters, initiating research and development programs, conducting market research, initiating construction of the satellite system, securing content providers, and securing adequate debt and equity capital for anticipated operations and growth. The Company has not generated any revenues and planned principal operations have not commenced. Accordingly, the Company's financial statements are presented as those of a development stage enterprise, as prescribed by Statement of Financial Accounting Standards ("SFAS") No. 7, Accounting and Reporting by Development Stage Enterprises.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the consolidated financial position of XM Satellite Radio Inc. and subsidiary, a development stage entity, as of June 30, 2000, and the results of operations for the six months ended June 30, 1999 and 2000 and the period from December 15, 1992 (date of inception) through June 30, 2000, and the cash flows for the six months ended June 30, 1999 and 2000 and the period from December 15, 1992 (date of inception) through June 30, 2000. The results of operations for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the full year. These condensed consolidated financial statements are unaudited, and do not include all related footnote disclosures.

(3) Restricted Investments

Restricted investments consist of fixed income securities and are stated at amortized costs plus accrued interest income. The securities included in restricted investments are $125.9 million of US Treasury strips restricted to provide for the first six scheduled interest payments on the Company's 14% Senior Secured Notes due 2010, which are classified as held-to-maturity securities under the provision of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and $48.8 million in money market funds for scheduled milestone payments under the Hughes Electronics Corporation contract.

(4) Reclassifications



Certain amounts in the prior period's financial statements have been reclassified to conform to the current period presentation.

                     XM SATELLITE RADIO INC. AND SUSIDIARY
                         (A Development Stage Company)
        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS




(5) Commitments and Contingencies

 (a)   FCC License

 The FCC has established certain system development milestones that must be met for the Company to maintain its license to operate the system. The Company believes that it is proceeding into the system development as planned and in accordance with the FCC milestones.

 (b)   Application for Review of FCC License

 One of the losing bidders for the DARS licenses filed an Application for Review by the full FCC of the Licensing Order which granted the Company its FCC license. The Application for Review alleges that WSI had effectively taken control of the Company without FCC approval. The FCC or the U.S. Court of Appeals has the authority to overturn the award of the FCC license should they rule in favor of the losing bidder. Although the Company believes that its right to the FCC license will withstand the challenge as WSI is no longer a stockholder in the Company, no prediction of the outcome of this challenge can be made with any certainty.

 (c)   Technical Services

 Effective January 1, 1998, the Parent entered into agreements with Motient and WorldSpace Management Corporation ("WorldSpace MC"), an affiliate of WSI, in which Motient and WorldSpace MC would provide technical support in areas related to the development of a DARS system. Payments for services provided under these agreements are made based on negotiated hourly rates. These agreements may be terminated by the parties on or after the date of the commencement of commercial operation following the launch of the Company's first satellite. There are no minimum services purchase requirements. The Company incurred costs of $84,000 and $65,000 under its agreement with Motient and no costs were incurred under its agreement with WorldSpace MC during the quarter ended June 30, 2000 and 1999, respectively. The Parent assumed all liabilities under the agreements.

 (d)   Technology Licenses

 Effective January 1, 1998, XMSR entered into a technology licensing agreement with Motient and WorldSpace MC by which as compensation for certain licensed technology currently under development to be used in the XM Radio system, XMSR will pay up to $14,300,000 to WorldSpace MC over a ten-year period. As of June 30, 2000, XMSR incurred costs of $6,696,000 payable to WorldSpace MC. Any additional amounts to be incurred under this agreement are dependent upon further development of the technology, which is at XMSR's option. No liability exists to Motient or WorldSpace MC should such developments prove unsuccessful. The Company maintains an accrual of $5,096,000 payable to WorldSpace MC, for quarterly royalty payments to be made. In addition, XMSR agreed to pay 1.2 percent of quarterly net revenues to WorldSpace MC and a royalty of $0.30 per chipset, payable to WorldSpace MC, for equipment manufactured using certain source encoding and decoding signals technology.

 (e)   Satellite Contract

 During the first half of 1999, the Company and Hughes Space and Communications, Inc. ("Hughes") amended the satellite contract to construct and launch the Company's satellites to implement a revised work timetable, payment schedule to reflect the timing of the receipt of additional funding, and technical modifications. The Company expects to incur total payment obligations under this contract of approximately $541,300,000, which includes amounts the Company expects to pay pursuant to the exercise of the option to build the ground spare satellite and certain financing costs and in-orbit incentive payments. On June 27, 2000, the Company exercised this option. As of June 30, 2000, the Company had paid $350,820,000 under the Satellite contract with Hughes and had accrued $2,000,000.

                     XM SATELLITE RADIO INC. AND SUSIDIARY
                         (A Development Stage Company)
        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


 (f)   Terrestrial Repeater System Contracts

 In August 1999, the Company signed a contract with LCC International, Inc., a related party, calling for payments of approximately $115,000,000 for engineering and site preparation. As of June 30, 2000, the Company has paid $13,956,000 under this contract, and accrued an additional $13,743,000. The Company also entered into a contract effective October 22, 1999, with Hughes Electronics Corporation for the design, development and manufacture of the terrestrial repeaters. Payments under this contract are expected to be approximately $128,000,000. As of June 30, 2000, the Company had paid $12,500,000 under this contract, and accrued an additional $68,000.




(g)   General Motors Distribution Agreement

 The Company has signed a long-term distribution agreement with the OnStar division of General Motors providing for the installation of XM radios in General Motors vehicles. During the term of the agreement, which expires 12 years from the commencement date of the Company's commercial operations, General Motors has agreed to distribute the service to the exclusion of other S-band satellite digital radio services. The Company will also have a non-exclusive right to arrange for the installation of XM radios included in OnStar systems in non-General Motors vehicles that are sold for use in the United States. The Company has significant annual, fixed payment obligations to General Motors for four years following commencement of commercial service. These payments approximate $35,000,000 in the aggregate during this period. Additional annual fixed payment obligations beyond the initial four years of the contract term range from less than $35,000,000 to approximately $130,000,000 through 2009, aggregating approximately $400,000,000. In order to encourage the broad installation of XM radios in General Motors vehicles, the Company has agreed to subsidize a portion of the cost of XM radios, and to make incentive payments to General Motors when the owners of General Motors vehicles with installed XM radios become subscribers for the Company's service. The Company must also share with General Motors a percentage of the subscription revenue attributable to General Motors vehicles with installed XM radios, which percentage increases until there are more than 8 million General Motors vehicles with installed XM radios. The Company will also make available to General Motors bandwidth on the Company's systems. The agreement is subject to renegotiations at any time based upon the installation of radios that are compatible with a unified standard or capable of receiving Sirius Satellite Radio's service. The agreement is subject to renegotiations if, four years after the commencement of XM Radio's commercial operations and at two-year intervals thereafter GM does not achieve and maintain specified installation levels of General Motors vehicles capable of receiving the Company's service, starting with 1,240,000 units after four years, and thereafter increasing by the lesser of 600,000 units per year and amounts proportionate to target market shares in the satellite digital radio service market. There can be no assurances as to the outcome of any such renegotiations. General Motors' exclusivity obligations will discontinue if, four years after the Company commences commercial operations and at two-year intervals thereafter, the Company fails to achieve and maintain specified minimum market share levels in the satellite digital radio service market.

 (h)   Sony Warrant

 In February 2000, the Company issued a warrant to Sony exercisable for shares of the Parent's Class A common stock. The warrant will vest at the time that the Company attains its millionth customer, and the number of shares underlying the warrant will be determined by the percentage of XM Radios that have a Sony brand name as of the vesting date. If Sony achieves its maximum performance target, it will receive 2% of the total number of shares of the Parent's Class A common stock on a fully-diluted basis upon exercise of the warrant. The exercise price of the Sony warrant will equal 105% of fair market value of the Parent's Class A common stock on the vesting date, determined based upon the 20-day trailing average.

 On January 12, 1999, Sirius Radio, the other holder of an FCC satellite radio license, commenced an action against the Company in the United States District Court for the Southern District of New York, alleging that the

                     XM SATELLITE RADIO INC. AND SUSIDIARY
                         (A Development Stage Company)
        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS




 (i)   Prior Litigation

 Company was infringing or would infringe three patents assigned to Sirius Radio. In its complaint, Sirius Radio sought money damages to the extent the Company manufactured, used or sold any product or method claimed in their patents and injunctive relief. On February 16, 2000, this suit was resolved in accordance with the terms of a joint development agreement between the Company and Sirius Radio and both companies agreed to cross-license their respective property. However, if this agreement is terminated before the value of the license has been determined due to the Company's failure to perform a material covenant or obligation, then this suit could be refiled.

(6) Subsequent Events

  (a) The Parent's Issuance of  Series C Convertible Redeemable Preferred
      Stock

      On July 7, 2000, the Parent reached an agreement for a private offering of 235,000 shares of its Series C convertible redeemable preferred stock for $1,000.00 per share, which closed on August 8, 2000 and yielded net proceeds of approximately $227,000,000, which were contributed to the Company as additional paid-in capital. The Series C convertible redeemable preferred stock provides for 8.25% cumulative dividends payable in cash. The Series C convertible redeemable preferred stock is convertible, at the holders' option, into Class A common stock of the Parent at the conversion price then in effect. Currently, the conversion price is $26.50. The Series C convertible redeemable preferred stock may be redeemed beginning on February 8, 2005 in cash or, at the holder's option, in Class A common stock. The Parent must redeem the Series C convertible redeemable preferred stock in Class A common stock on February 1, 2012.

  (b) Application for Change of Control

      On July 14, 2000, the Parent filed an application with the FCC to allow the Parent to transfer its control from Motient to a diffuse group of owners, none of whom will have controlling interest. This application is pending with the FCC. If the application is granted, Motient would still retain its Board of Directors membership but would no longer have the right to elect a majority of the Parent's Board of Directors .

                                    Part II
                    Information Not Required in Prospectus

Item 20.  Indemnification of Directors and Officers.

   Under Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

   The Certificate of Incorporation of XM (the "Certificate") contains provisions that provide that no director of XM shall be liable for breach of fiduciary duty as a director except for (1) any breach of the director's duty of loyalty to XM or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) liability under Section 174 of the DGCL; or (4) any transaction from which the director derived an improper personal benefit. The Certificate contains provisions that further provide for the indemnification of directors and officers to the fullest extent permitted by the DGCL. The Company has obtained directors and officers liability insurance against certain liabilities, including liabilities under the Securities Act.

Item 21.  Exhibits and Financial Statement Schedules.

(a) Exhibits.


Exhibit
-------
 No.                                Description
----       -------------------------------------------------------------

3.1+       Restated Certificate of Incorporation of XM Satellite Radio Inc.

3.2+       Amended and Restated Bylaws of XM Satellite Radio Inc.

4.1+ Indenture, dated as of March 15, 2000, between XM Satellite Radio Inc. and United States Trust Company of New York.

4.2+ Registration Rights Agreement, dated March 15, 2000, between XM Satellite Radio Inc. and Bear, Stearns & Co. Inc., Donaldson, Lufkin and Jenrette Securities Corporation, Salomon Smith Barney Inc. and Lehman Brothers Inc.

4.3+       Form of 14% Senior Secured Note due 2010.

4.4+ Security Agreement, dated March 15, 2000, between XM Satellite Radio Inc. and United States Trust
           Company of New York.

4.5+ Pledge Agreement, dated March 15, 2000, between XM Satellite Radio Inc. and United States Trust Company of New York.

5.1+ Opinion of Hogan & Hartson L.L.P. concerning the legality of the exchange notes.

8.1+ Opinion of Hogan & Hartson L.L.P. concerning certain tax matters.

10.1 Amended and Restated Shareholders' Agreement, dated as of August 8, 2000, by and among XM Satellite Radio Holdings Inc., Motient Corporation, Baron Asset Fund, Baron iOpportunity Fund, Baron Capital Asset Fund, Clear Channel Investments, Inc., Columbia XM Radio Partners, LLC, Columbia Capital Equity Partners III (QP), L.P., Columbia XM Satellite Partners III, LLC, DIRECTV Enterprises, Inc., General Motors Corporation, Madison Dearborn Capital Partners III, L.P., Special Advisors Fund I, LLC, Madison Dearborn Special Equity III, L.P., American Honda Motor Co., Inc. and Telcom-XM Investors, L.L.C. (incorporated by reference to Holdings' Registration Statement on Form S-1, File No. 333-39176.)

10.2/\* Technology Licensing Agreement by and among XM Satellite Radio Inc., XM Satellite Radio Holdings Inc., WorldSpace Management Corporation and American Mobile Satellite Corporation, dated as of January 1, 1998, amended by Amendment No. 1 to Technology Licensing Agreement, dated June 7, 1999.

10.3/\* Technical Services Agreement between XM Satellite Radio Holdings Inc. and American Mobile Satellite Corporation, dated as of January 1, 1998, as amended by Amendment No. 1 to Technical Services Agreement, dated June 7, 1998.

10.4/\* Satellite Purchase Contract for In-Orbit Delivery, by and between XM Satellite Radio Inc. and Hughes Space and Communications International Inc., dated July 21, 1999.

10.5/\* Amended and Restated Agreement by and between XM Satellite Radio, Inc and STMicroelectronics Srl, dated September 27, 1999.

10.6/\* Distribution Agreement, dated June 7, 1999, between OnStar, a division of General Motors Corporation, and XM Satellite Radio Inc.

10.7/\* Operational Assistance Agreement, dated as of June 7, 1999, between XM Satellite Radio Inc. and DIRECTV, INC.

10.8/\* Operational Assistance Agreement, dated as of June 7, 1999, between XM Satellite Radio Inc. and Clear Channel Communication, Inc.

10.9/\* Operational Assistance Agreement, dated as of June 7, 1999, between XM Satellite Radio Inc. and TCM, LLC.

10.10/\ Agreement, dated as of July 16, 1999 between XM Satellite Radio Holdings Inc. and Gary Parsons.

10.11/\ Employment Agreement, dated as of June 1, 1998, between XM Satellite Radio Holdings Inc. and Hugh Panero.

10.12/\    Letter Agreement with Lee Abrams dated May 22, 1998.

10.13/\    Letter Agreement with Stelios Patsiokas dated September 14, 1998.

10.14/\    Letter Agreement with Heinz Stubblefield dated May 22, 1998.

10.15/\ Form of Indemnification Agreement between XM Satellite Radio Holdings Inc. and each of its directors and executive officers.

10.16/\ Firm Fixed Price Contract #001 between XM Satellite Radio Inc. and the Fraunhofer Gesellschaft zur Foderung Der angewandten Forschung e.V., dated July 16, 1999.

10.17/\* Contract for Engineering and Construction of Terrestrial Repeater Network System by and between XM Satellite Radio Inc. and LCC International, Inc., dated August 18, 1999.

10.18/\ Lease between Consortium One Eckington, L.L.C. and XM Satellite Radio Inc., dated September 29, 1999.

10.19/\/\  Letter Agreement with Stephen Cook dated January 12, 1999.

10.20* Contract for the Design, Development and Purchase of Terrestrial Repeater Equipment by and between XM Satellite Radio Inc. and Hughes Electronics Corporation, dated February 14, 2000 (incorporated by reference to XM Satellite Radio Holdings Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the SEC on March 16, 2000).

10.21* Joint Development Agreement, dated February 16, 2000, between XM Satellite Radio Inc. and Sirius Satellite Radio Inc. (incorporated by reference to XM Satellite Radio Holdings Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed with the SEC on May 12, 2000.)

12.1       Statement of Computation of Financial Ratios.

21.1+      Subsidiaries of XM Satellite Radio Inc.


23.1+      Consent of KPMG LLP.

23.2       Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

25.1+      Statement of Eligibility of Trustee.


27.1+      Financial Data Schedule.


99.1+      Letter of Transmittal.


99.2+      Notice of Guaranteed Delivery.

+     Previously filed.
/\ Incorporated by reference to Holdings' Registration Statement on Form S-1, File No. 333-83619.
/\/\ Incorporated by reference to Holdings' Registration Statement on Form S-1, File No. 333-93529.
* Pursuant to the Commission's Order Granting Confidential Treatment under Rule 406 of the Securities Act of 1933, certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text.


 (b) Financial Statement Schedules included separately in the Registration Statement.


Item 22.  Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

   The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement when it becomes effective; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement. The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on the 7th day of September, 2000.

                              XM SATELLITE RADIO INC.


                              By:  *
                                   -
                                  -------------------------------------
                                  Hugh Panero
                                  President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                                       Title                              Date
---------                                       -----                              ----
         *                        President, Chief Executive                 September 7, 2000
--------------------------        Officer and Director (Principal Executive
     Hugh Panero                  Officer)



         *                       Senior Vice President, Chief Financial
--------------------------       Officer (Principal Financial and            September 7, 2000
  Heinz Stubblefield             Accounting Officer)


         *                       Chairman of the Board of Directors          September 7, 2000
--------------------------
   Gary M. Parsons

         *                       Director                                    September 7, 2000
--------------------------
  Nathaniel A. Davis


         *                       Director                                    September 7, 2000
--------------------------
   Thomas J. Donohue

          *                      Director                                    September 7, 2000
--------------------------
   Randall T. Mays


            *                                 Director                         September 7, 2000
--------------------------
  Randy S. Segal


                                              Director                         _________ __, 2000
--------------------------
   Jack Shaw


     *                                        Director                         September 7, 2000
--------------------------
 Dr. Rajendra Singh


                                              Director                         _________ __, 2000
--------------------------
Ronald L. Zarrella


                                              Director                         _________ __, 2000
--------------------------
Pierce Jackson Roberts, Jr.



                                              Director                         _________ __, 2000
--------------------------
Walter V. Purnell, Jr.

*By:  /s/ Joseph M. Titlebaum
      Joseph M. Titlebaum
      Attorney-in-Fact